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                                                                    EXHIBIT 10.1

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                                CREDIT AGREEMENT

                            DATED AS OF JUNE 27, 2001

                                      AMONG

                             RAYTHEON AEROSPACE LLC,
                                  AS BORROWER,

                           THE LENDERS LISTED HEREIN,
                                   AS LENDERS,

                            TRUSTMARK NATIONAL BANK,
                              AS SWING LINE LENDER,

                       CANADIAN IMPERIAL BANK OF COMMERCE,
                            AS ADMINISTRATIVE AGENT,

                             HELLER FINANCIAL INC.,
                            AS CO-SYNDICATION AGENT,

                      GENERAL ELECTRIC CAPITAL CORPORATION,
                             AS DOCUMENTATION AGENT,

                     BANK OF TOKYO-MITSUBISHI TRUST COMPANY,
                             as Documentation Agent

                                 CREDIT LYONNAIS
                            AS CO-SYNDICATION AGENT,

                                       AND

                            CIBC WORLD MARKETS CORP.,
                                AS LEAD ARRANGER

================================================================================

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                             RAYTHEON AEROSPACE LLC

                                CREDIT AGREEMENT

           This CREDIT AGREEMENT is dated as of June 27, 2001 and entered into by and among RAYTHEON AEROSPACE LLC, a Delaware limited liability company ("BORROWER"), THE FINANCIAL INSTITUTIONS LISTED ON THE SIGNATURE PAGES HEREOF OR PARTY FROM TIME TO TIME HERETO (each individually referred to herein as a "LENDER" and collectively as "LENDERS"), TRUSTMARK NATIONAL BANK, as swing line lender (in such capacity, the "SWING LINE LENDER"), CANADIAN IMPERIAL BANK OF COMMERCE, acting through one or more of its agencies, branches or affiliates ("CIBC"), as administrative agent for Lenders (in such capacity, "ADMINISTRATIVE AGENT"), HELLER FINANCIAL, INC., as Co-Syndication Agent, GENERAL ELECTRIC CAPITAL CORPORATION, as Documentation Agent, BANK OF TOKYO-MITSUBISHI TRUST COMPANY, a Documentation Agent, CREDIT LYONNAIS, as Co-Syndication Agent, and CIBC WORLD MARKETS CORP., as lead arranger and bookrunner (in such capacity, "LEAD ARRANGER").

                                 R E C I T A L S

           WHEREAS, The Veritas Capital Fund, L.P. ("VERITAS") has formed RA Aerospace Holding LLC, a Delaware limited liability company ("VERITAS SUB") and RAAH I, LLC, a Delaware limited liability company ("HOLDINGS");

           WHEREAS, Veritas Sub, Raytheon Aircraft Holdings, Inc., a Delaware corporation ("PARENT"), Raytheon Aerospace Company, a Kansas corporation and a wholly owned subsidiary of Parent ("RAC"), Wing Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("RA TEMP"), and Holdings have entered into a Combination Agreement dated as of April 5, 2001, as amended by that certain First Amendment to Combination Agreement dated as of June 27, 2001 (as amended, the "COMBINATION AGREEMENT") pursuant to which:

           (i) RAC will be merged into RA Temp (with RA Temp as the surviving entity) and RA Temp will be converted into Borrower and Borrower will thereby become the owner of substantially all of the assets of RAC through a series of conversions, mergers and other corporate transactions (collectively, the "MERGERS") and will be wholly owned by Holdings;

           (ii) Borrower will distribute $47,000,000 of Excluded A/R (hereafter defined) to Parent;

           (iii) In consideration of the Mergers, Holdings will issue to Parent a preferred interest in Holdings representing a $51,000,000 aggregate capital interest in Holdings (the "PIK PREFERRED INTEREST") and a junior common interest in Holdings representing a $15,143,000 aggregate capital interest in Holdings, which represents a 26.5% ownership interest in the common membership interests of Holdings (collectively, the "ROLLOVER EQUITY");

                                        1
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           (iv)   In consideration of the payment by Veritas Sub of $42,000,000 in cash to Holdings, which cash shall be used to fund the operating cash needs of Borrower, Holdings will issue to Veritas Sub a senior common interest in Holdings representing a $42,000,000 aggregate capital interest in Holdings, which represents a 73.5% ownership interest in the common membership interests of Holdings (the "EQUITY SALE"); and

           (v) Borrower will incur indebtedness of up to $177,500,000, of which $156,714,000 will be distributed to Parent and up to $16,500,000 will be applied against the Transaction Costs (hereafter defined) (collectively with the Mergers and the other transactions described above, the "TRANSACTIONS");

           WHEREAS, Lenders, at the request of Borrower, have agreed to extend certain credit facilities to Borrower, in the aggregate original principal amount of $125,000,000 the proceeds of which will be used, (i) together with the proceeds of the Subordinated Notes, to fund the Transactions, and (ii) thereafter, to provide financing for general corporate purposes of Borrower and its Subsidiaries, including working capital, acquisitions, and capital expenditures;

           WHEREAS, Borrower desires to secure all of the Obligations hereunder and under the other Loan Documents by granting to Administrative Agent, on behalf of Lenders, a First Priority Lien (except for existing Liens) on substantially all of its real, personal and mixed property, including a pledge of all of the Capital Stock of each of its domestic Subsidiaries (if any) and all of the non-voting and 65% of the voting Capital Stock of its foreign Subsidiaries (if any); and

           WHEREAS, Holdings and all of the domestic Subsidiaries of Borrower have agreed to guarantee the Obligations hereunder and under the other Loan Documents and to secure their guaranties by granting to Administrative Agent, on behalf of Lenders, a First Priority Lien (except for existing Liens) on substantially all of their real, personal and mixed property, including a pledge of all of the Capital Stock of each of their domestic Subsidiaries (if any) and 65% of the voting and 100% of the non-voting Capital Stock of their respective foreign Subsidiaries (if any):

           NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, Borrower, Lenders, Co-Syndication Agents, Documentation Agents and Administrative Agent agree as follows:

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SECTION 1.    DEFINITIONS

      1.1     CERTAIN DEFINED TERMS.

              The following terms used in this Agreement shall have the following meanings:

              "ACCOUNTS" means all present and future rights of Borrower and its Subsidiaries to payment for goods sold or leased or for services rendered (including any such rights evidenced by instruments or chattel paper), whether due or to become due, whether now existing or hereinafter arising and wherever arising, and whether or not they have been earned by performance.

              "ADDITIONAL MORTGAGED PROPERTY" has the meaning assigned to that term in subsection 6.9A.

              "ADDITIONAL MORTGAGES" has the meaning assigned to that term in subsection 6.9A.

              "ADJUSTED LIBOR" means, for any Interest Rate Determination Date with respect to an Interest Period for a LIBOR Loan, the rate per annum obtained by DIVIDING (x) the rate of interest equal to (a) the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period and appearing on Telerate Screen 3750 at or about 11:00 A.M., London time, two Business Days prior to the commencement of such Interest Period, or (b) if such a rate does not appear on Telerate Screen 3750, the average of the rates per annum at which Dollar deposits in immediately available funds are offered to CIBC in the interbank LIBOR market as at or about 11:00 A.M. (New York City time) two Business Days prior to the beginning of such Interest Period for delivery on the first day of such Interest Period, and for a period approximately equal to such Interest Period, BY (y) a percentage equal to 100% MINUS the stated maximum rate (expressed as a percentage) of all reserve requirements (including any marginal, emergency, supplemental, special or other reserves) applicable on such Interest Rate Determination Date to any member bank of the Federal Reserve System in respect of "Eurocurrency liabilities" as defined in Regulation D (or any successor category of liabilities under Regulation D).

              "ADMINISTRATIVE AGENT" has the meaning assigned to that term in the introduction to this Agreement and also means and includes any successor Administrative Agent appointed pursuant to subsection 9.5A.

              "ADMINISTRATIVE AGENT'S OFFICE" means (i) the office of Administrative Agent located at CIBC, 425 Lexington Avenue, New York, NY 10017, or (ii) such other office of Administrative Agent as may from time to time hereafter be designated as such in a written notice delivered by Administrative Agent to Borrower and each Lender.

              "AFFECTED LENDER" has the meaning assigned to that term in subsection 2.6C.

           "AFFECTED LOANS" has the meaning assigned to that term in subsection 2.6C.

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              "AFFILIATE", as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise. For purposes of this definition, a Person shall be deemed to be "controlled by" a Person if such Person possesses, directly or indirectly, power to vote 10% or more of the securities having ordinary voting power for the election of directors of such Person. Notwithstanding the foregoing, neither Administrative Agent nor any Lender shall be deemed to be an Affiliate of any of the Loan Parties.

              "AGENTS" means collectively, Administrative Agent and any documentation agent or syndication agent appointed under this Agreement.

              "AGREEMENT" means this Credit Agreement dated as of June ___, 2001.

              "APPLICABLE BASE RATE MARGIN" means, as at any date of determination, with respect to any Type of Loan that is a Base Rate Loan, a percentage per annum equal to the Applicable LIBOR Margin for such Type of Loan LESS 1.00%.

              "APPLICABLE LIBOR MARGIN" means (a) with respect to Tranche B Term Loans that are LIBOR Loans, 4.00% per annum, and (b) with respect to Revolving Loans and Tranche A Term Loans that are LIBOR Loans, a percentage per annum as set forth below opposite the applicable Consolidated Total Leverage Ratio:

           CONSOLIDATED TOTAL LEVERAGE RATIO          APPLICABLE LIBOR MARGIN
       ------------------------------------------------------------------------
        greater than or equal to 3.75:1.00                      3.50%

                 less than 3.75:1.00                            3.25%
        but greater than or equal to 3.25:1.00

                 less than 3.25:1.00                            3.00%
        but greater than or equal to 2.75:1.00

                 less than 2.75:1.00                            2.75%
        but greater than or equal to 2.25:1.00;

                 less than 2.25:1.00                            2.50%

; PROVIDED that until the date that is five Business Days after the date on which Borrower delivers the first Margin Determination Certificate required to be delivered to Administrative Agent

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pursuant to subsection 6.1(xvi), the Applicable LIBOR Margin for Revolving Loans
that are LIBOR Loans and Tranche A Term Loans shall be 3.50%.

              "APPROVED FUND" means any fund that invests (in whole or in part) in commercial loans, any other fund that invests (in whole or in part) in commercial loans and is managed by a Lender, the same investment advisor as such Lender or by an Affiliate of such Lender or investment advisor.

              "ASSET SALE" means the sale (in any single transaction or related series of transactions) by Borrower or any of its Subsidiaries to any Person other than Borrower or any of its wholly-owned domestic Subsidiaries of (i) any of the Capital Stock of any of Borrower's Subsidiaries, (ii) substantially all of the assets of any division or line of business of Borrower or any of its Subsidiaries, or (iii) any other assets (whether tangible or intangible) of Borrower or any of its Subsidiaries (other than (a) Inventory sold in the ordinary course of business, (b) Capital Stock of Borrower, and (c) sales of assets from Borrower or any of its Subsidiaries to Borrower or any Subsidiary Guarantor).

              "ASSIGNMENT AGREEMENT" means an Assignment Agreement in substantially the form of EXHIBIT XII annexed hereto.

              "BANKRUPTCY CODE" means Title 11 of the United States Code entitled "Bankruptcy", as now and hereafter in effect, or any successor statute.

              "BASE RATE" means, at any time, the higher of (i) the Reference Rate or (ii) the rate which is one-half of 1% in excess of the Federal Funds Effective Rate.

              "BASE RATE LOANS" means Loans bearing interest at rates determined by reference to the Base Rate as provided in subsection 2.2A.

              "BORROWER" has the meaning assigned to that term in the introductory paragraph to this Agreement.

              "BORROWER MEMBERSHIP INTERESTS" means the membership interests in Borrower.

              "BORROWING BASE" means (i) the sum of (a) 85% of the face amount of Eligible Accounts Receivable, (b) 60% of the lower of the cost or fair market value of Eligible Inventory, and (c) 50% of the face amount of Eligible Unbilled Accounts Receivable LESS (ii) the amount of the obligations secured by Permitted Encumbrances on such Eligible Accounts Receivable, Eligible Unbilled Accounts Receivable or Eligible Inventory.

              "BORROWING BASE CERTIFICATE" means a certificate substantially in the form of EXHIBIT IV annexed hereto delivered to Administrative Agent and Lenders by Borrower pursuant to subsection 4.1U or subsection 6.1(i).

              "BUSINESS DAY" means (i) any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking

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institutions located in such state are authorized or required by law or other governmental action to close, and (ii) with respect to all notices, determinations, fundings and payments in connection with Adjusted LIBOR or any LIBOR Loan, any day that (a) is a Business Day described in clause (i) above, and (b) is a day for trading by and between banks in Dollar deposits in the London Interbank Market.

              "CAPITAL LEASE", as applied to any Person, means any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person.

              "CAPITAL STOCK" means the capital stock or other equity, membership or ownership interests of a Person.

              "CASH" means money, currency or a credit balance in a Deposit Account.

              "CASH EQUIVALENTS" means (i) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition ("GOVERNMENT OBLIGATIONS"), (ii) U.S. dollar denominated (or foreign currency fully hedged) time deposits, certificates of deposit, Eurodollar time deposits and Eurodollar certificates of deposit of (y) any domestic commercial bank of recognized standing having capital and surplus in excess of $250,000,000 or (z) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody's is at least P-1 or the equivalent thereof (any such bank being an "APPROVED BANK") in each case with maturities of not more than 364 days from the date of acquisition, (iii) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody's and maturing within six months of the date of acquisition,
(iv) repurchase agreements with a bank or trust company (including a Lender) or a recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States of America, (v) obligations of any state of the United States or any political subdivision thereof for the payment of the principal and redemption price of and interest on which there shall have been irrevocably deposited Government Obligations maturing as to principal and interest at times and in amounts sufficient to provide such payment, and (vi) auction preferred stock rated in the highest short-term credit rating category by S&P or Moody's.

              "CERTIFICATE RE: NON-BANK STATUS" means a certificate substantially in the form of Exhibit XXI annexed hereto delivered by a Lender to Administrative Agent pursuant to subsection 2.7B(iii).

              "CHANGE IN CONTROL" means the occurrence of any of the following events: (a) the failure of Veritas or one or more of its Affiliates (other than Affiliates that are operating companies) that are majority controlled by Veritas to maintain beneficial ownership, directly or indirectly, of membership interests of Holdings representing at least 51% of all voting

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membership interests of Holdings, (b) the failure of Holdings to own, directly or indirectly, at least 85% of the Borrower Membership Interests, (c) the failure of Veritas or one or more of its Affiliates that are majority controlled by Veritas to maintain beneficial ownership, directly or indirectly, of at least 24% of the senior common, junior common and preferred membership interests of Holdings (and for purposes of such computation, the senior common, junior common and preferred membership interests will be considered equivalent) and of the Borrower Membership Interests, (d) individuals who were directors immediately prior to the event or other directors designated by Veritas shall cease for any reason to constitute a majority of the members of the board of directors of Holdings or Borrower then in office, or (e) the occurrence of a "Change of Control" as defined in the Subordinated Note Agreement. As used herein, "beneficial ownership" shall have the meaning provided in Rule 13d-3 of the Securities and Exchange Commission promulgated under the Securities Exchange Act of 1934. For purposes of this definition, the exercise of veto rights by the "Raytheon Representatives" (as such term is defined in the Amended and Restated Limited Liability Company Agreement of Holdings) with respect to the actions described in Section 7.10 of the Amended and Restated Limited Liability Company Agreement of Holdings shall not be deemed a "Change of Control".

              "CLOSING DATE" means the date on which the initial Loans are made.

              "COLLATERAL" means, collectively, all of the real, personal and mixed property (including Capital Stock) in which Liens are purported to be granted pursuant to the Collateral Documents as security for the Obligations.

              "COLLATERAL ACCESS AGREEMENT" means any landlord waiver, mortgagee waiver, bailee letter or any similar acknowledgement or agreement of any landlord or mortgagee in respect of any Real Property Asset where any Collateral is located or any warehouseman or processor in possession of any Inventory of any Loan Party, substantially in the form of EXHIBIT XVI annexed hereto with such changes thereto as may be agreed to by Administrative Agent in the reasonable exercise of its discretion.

              "COLLATERAL ACCOUNT" has the meaning assigned to that term in the Security Agreement.

              "COLLATERAL ACCOUNT CONTROL AGREEMENT" means the Collateral Account Control Agreement executed and delivered by Borrower on the Closing Date, substantially in the form of EXHIBIT XX annexed hereto.

              "COLLATERAL DOCUMENTS" means the Security Agreement, the Mortgages (if any), the Collateral Account Control Agreement and all other instruments or documents delivered by any Loan Party pursuant to this Agreement or any of the other Loan Documents in order to grant to Administrative Agent, on behalf of Lenders, a Lien on any real, personal or mixed property of that Loan Party as security for the Obligations.

              "COMMITMENTS" means the commitments of Lenders to make Loans as set forth in subsection 2.1A.

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              "COMPLIANCE CERTIFICATE" means a certificate substantially in the form of EXHIBIT IX annexed hereto delivered to Administrative Agent and Lenders by Borrower pursuant to subsection 6.1(iv).

              "CONFORMING LEASEHOLD INTEREST" means any Recorded Leasehold Interest as to which the lessor has agreed in writing for the benefit of Administrative Agent (which writing has been delivered to Administrative Agent), whether under the terms of the applicable lease, under the terms of a Landlord Consent and Estoppel, or otherwise, to the matters described in the definition of "Landlord Consent and Estoppel," which interest, if a subleasehold or sub-subleasehold interest, is not subject to any contrary restrictions contained in a superior lease or sublease.

              "CONSOLIDATED CAPITAL EXPENDITURES" means, for any period, the sum of the aggregate of all expenditures (whether paid in Cash or other consideration or accrued as a liability and including that portion of Capital Leases which is capitalized on the consolidated balance sheet of Borrower and its Subsidiaries) by Borrower and its Subsidiaries during that period that, in conformity with GAAP, are included in "additions to property, plant or equipment" or comparable items reflected in the consolidated statement of cash flows of Borrower and its Subsidiaries. For purposes of this definition, (a) the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment or with insurance proceeds shall be included in Consolidated Capital Expenditures only to the extent of the gross amount of such purchase price less the credit granted by the seller of such equipment for the equipment being traded in at such time or the amount of such proceeds, as the case may be, and (b) the aggregate of all expenditures by Borrower and its Subsidiaries during that period to acquire (by purchase or otherwise) the business, property or fixed assets of any Person, or the Capital Stock or other evidence of beneficial ownership of any Person that, as a result of such acquisition, becomes a Subsidiary of Borrower shall be included in Consolidated Capital Expenditures.

              "CONSOLIDATED CURRENT ASSETS" means, as of any date of determination, the total assets of Borrower and its Subsidiaries on a consolidated basis that may properly be classified as current assets in conformity with GAAP, EXCLUDING Cash and Cash Equivalents.

              "CONSOLIDATED CURRENT LIABILITIES" means, as of any date of determination, the total liabilities of Borrower and its Subsidiaries on a consolidated basis that may properly be classified as current liabilities in conformity with GAAP, EXCLUDING the current portions of Funded Debt and Capital Leases.

              "CONSOLIDATED EBITDA" means, for any period, the sum, without duplication, of the amounts for such period of (i) Consolidated Net Income, PLUS
(ii) an amount that, in the determination of Consolidated Net Income for such period, has been deducted for (A) Consolidated Interest Expense, (B) total federal, state, local and foreign income, value added and similar taxes, (C) losses (or minus gains) on the sale or disposition of assets outside the ordinary course of business, (D) depreciation, amortization expense and other non-cash, non-recurring extraordinary charges and (E) non-cash preferred dividends and non-cash payment in kind interest paid to the extent deducted in determining Consolidated Net Income PLUS (iii) monitoring

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fees to the extent paid as permitted by subsection 7.10(a)(iii), PLUS (iv) on a one-time basis, costs and expenses incurred by the Loan Parties in connection with the Transactions, PLUS (v) the adjustments set forth on SCHEDULE 1.1 annexed hereto as if they occurred in the fourth Fiscal Quarter of 2000, PLUS
(vi) adjustments consistent with the adjustments set forth on SCHEDULE 1.1 for the period January 1, 2001 through December 31, 2001, in an aggregate amount not to exceed $5,000,000, all of the foregoing as determined on a consolidated basis for Borrower and its Subsidiaries in conformity with GAAP; PROVIDED that in calculating any such items for purposes of Consolidated Total Leverage Ratio or Consolidated Senior Leverage Ratio for such period, any Asset Sales or other acquisitions or dispositions of assets during such period shall have been deemed to have occurred on the first day of such period. For purposes of this definition, the amount described in clause (B) shall include payments made by Borrower to Holdings in order to make tax advance payments as provided in
Section 5.3 of the Amended and Restated Limited Liability Company Agreement of Holdings, as in effect on the date hereof, so long as such amounts do not exceed the amounts that would have been required to be paid as income tax payments if Borrower were a subchapter C corporation.

              "CONSOLIDATED EXCESS CASH FLOW" means, for any period, an amount (if positive) equal to (i) the sum, without duplication, of the amounts for such period of (a) Consolidated EBITDA (determined by adding back thereto any amount deducted in the calculation of Consolidated Net Income that was paid, incurred or accrued in violation of any of the provisions of this Agreement) and (b) the Consolidated Working Capital Adjustment and (c) amounts received during such period constituting purchase price adjustments under the Combination Agreement that are not reflected in Consolidated EBITDA MINUS (ii) the sum, without duplication, of the amounts for such period of (a) voluntary and scheduled repayments of Consolidated Total Debt (excluding repayments of Revolving Loans except to the extent the Revolving Loan Commitments are permanently reduced in connection with such repayments), (b) Consolidated Capital Expenditures, (c) Consolidated Interest Expense, (d) amounts paid during such period constituting purchase price adjustments under the Combination Agreement, (e) the provision for current taxes based on income of Borrower and its Subsidiaries and payable in Cash with respect to such period and (f) monitoring fees to the extent paid as permitted by subsection 7.10(iii) and bank fees paid by Borrower in connection with the transactions to the extent not deducted in determining Consolidated EBITDA. For purposes of this definition, amounts described in clause (e) shall include payments made by Borrower to Holdings in order to make tax advance payments as provided in Section 5.3 of the Amended and Restated Limited Liability Company Agreement of Holdings, as in effect on the date hereof, so long as such amounts do not exceed the amounts that would have been required to be paid as income tax payments if Borrower were a subchapter C corporation.

              "CONSOLIDATED FIXED CHARGES" means, for any period, the sum (without duplication) of the amounts for such period of (i) Consolidated Interest Expense, (ii) Cash payments for taxes based on income, and (iii) all scheduled principal payments to be made by Borrower or any of its Subsidiaries (whether or not such payments are actually made) on all Indebtedness of Borrower and its Subsidiaries (including the principal component of all Capital Leases), all of the foregoing as determined on a consolidated basis for Borrower and its Subsidiaries in conformity with GAAP; PROVIDED that (a) the Consolidated Fixed Charges for the

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four-Fiscal Quarter period ending on the last day of the third Fiscal Quarter of
Fiscal Year 2001 shall be the Consolidated Fixed Charges for the third Fiscal Quarter of Fiscal Year 2001 multiplied by four, (b) the Consolidated Fixed Charges for the four-Fiscal Quarter period ending on the last day of the fourth Fiscal Quarter of Fiscal Year 2001 shall be the Consolidated Fixed Charges for the third and fourth Fiscal Quarters of Fiscal Year 2001 multiplied by two, and
(c) the Consolidated Fixed Charges for the four-Fiscal Quarter period ending on the last day of the first Fiscal Quarter of Fiscal Year 2002 shall be the sum of the Consolidated Fixed Charges for the third and fourth Fiscal Quarters of Fiscal Year 2001 and first Fiscal Quarter of Fiscal Year 2002 multiplied by four-thirds. For purposes of this definition, the amount described in clause
(ii) shall include payments made by Borrower to Holdings in order to make tax advance payments as provided in Section 5.3 of the Amended and Restated Limited Liability Company Agreement of Holdings, as in effect on the date hereof, so long as such amounts do not exceed the amounts that would have been required to be paid as income tax payments if Borrower were a subchapter C corporation.

              "CONSOLIDATED INTEREST EXPENSE" means, for any period, total cash interest expense (including that portion attributable to Capital Leases in accordance with GAAP and capitalized interest) of Borrower and its Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness of Borrower and its Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing and net costs under Interest Rate Agreements, but excluding, however, any amounts referred to in subsection 2.3 payable to Administrative Agent and Lenders on or before the Closing Date.

              "CONSOLIDATED NET INCOME" means, for any period, the net income (or loss) of Borrower and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP; PROVIDED that there shall be excluded (i) the income (or loss) of any Person (other than a Subsidiary of Borrower) in which any other Person (other than Borrower or any of its Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to Borrower or any of its Subsidiaries by such Person during such period, (ii) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of Borrower or is merged into or consolidated with Borrower or any of its Subsidiaries or that Person's assets are acquired by Borrower or any of its Subsidiaries, (iii) the income of any Subsidiary of Borrower to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, (iv) any after-tax gains or losses attributable to Asset Sales or returned surplus assets of any Pension Plan, and (v) (to the extent not included in clauses (i) through (iv) above) any net extraordinary gains or net non-cash extraordinary losses. For purposes of this definition, the amount of tax expense deducted in determining net income shall include the amount of tax advance payments as provided in Section 5.3 of the Amended and Restated Limited Liability Company Agreement of Holdings, as in effect on the date hereof, so long as such amounts do not exceed the amounts that would have been required to be paid as income tax payments if Borrower were a subchapter C corporation.

              "CONSOLIDATED NET WORTH" means, as at any date of determination, the sum of the Capital Stock and additional paid-in capital plus retained earnings (or minus accumulated deficits) of Borrower and its Subsidiaries on a consolidated basis determined in conformity with GAAP.

              "CONSOLIDATED SENIOR DEBT" means, as at any date of determination, Consolidated Total Debt LESS the aggregate principal amount of all unsecured Subordinated Indebtedness of Borrower and its Subsidiaries, determined on a consolidated basis.

              "CONSOLIDATED SENIOR LEVERAGE RATIO" means, as at the last day of any Fiscal Quarter, the ratio of (a) Consolidated Senior Debt as of the last day of such Fiscal Quarter, to (b) Consolidated EBITDA for the four Fiscal Quarter period then ended.

              "CONSOLIDATED TOTAL DEBT" means, as at any date of determination, the aggregate principal amount of all Indebtedness of Borrower and its Subsidiaries, other than the PIK Preferred Interest and the face amount of letters of credit where the conditions to drawing have not been met but including the face amount of all letters of credit in excess of $7,500,000 in the aggregate, determined on a consolidated basis LESS the amount of Cash and Cash Equivalents in excess of $500,000.

              "CONSOLIDATED TOTAL LEVERAGE RATIO" means, as at the last day of any Fiscal Quarter, the ratio of (a) Consolidated Total Debt as of the last day of such Fiscal Quarter, to (b) Consolidated EBITDA for the four Fiscal Quarter period then ended.

              "CONSOLIDATED WORKING CAPITAL" means, as of any date of determination, the excess (or deficit) of Consolidated Current Assets over Consolidated Current Liabilities.

              "CONSOLIDATED WORKING CAPITAL ADJUSTMENT" means, for any period on a consolidated basis, the amount (which may be a negative number) by which Consolidated Working Capital as of the beginning of such period exceeds (or is less than) Consolidated Working Capital as of the end of such period.

              "CONTINGENT OBLIGATION", as applied to any Person, means any direct or indirect liability, contingent or otherwise, of that Person (i) with respect to any Indebtedness, lease, dividend or other obligation of another if the primary purpose or intent thereof by the Person incurring the Contingent Obligation is to provide assurance to the obligee of such obligation of another that such obligation of another will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected (in whole or in part) against loss in respect thereof, or (ii) under Hedge Agreements. Contingent Obligations shall include
(a) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another, (b) the obligation to make take-or-pay or similar payments if required regardless of non-performance by any other party or parties to an agreement, and (c) any liability of such Person for the obligation of another through any agreement (contingent or otherwise) (1) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (2) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (1) or (2) of this sentence, the primary purpose or intent thereof is as described in the preceding sentence. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if less, the amount to which such Contingent Obligation is specifically limited.

              "CONTRACTUAL OBLIGATION", as applied to any Person, means any provision of any Security issued by that Person or of any Material Contract to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

              "CURRENCY AGREEMENT" means any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement to which Borrower or any of its Subsidiaries is a party.

              "DEPOSIT ACCOUNT" means a demand, time, savings, passbook, brokerage or similar account maintained with a Person or securities intermediary engaged in the business of banking, including a savings bank, savings and loan association, credit union or trust company.

              "DOLLARS" and the sign "$" mean the lawful money of the United States of America.

              "ELIGIBLE ACCOUNTS RECEIVABLE" means, as at any date of determination, the total face amount of those invoiced Accounts of Borrower and the Subsidiary Guarantors consisting of ordinary trade accounts receivable owned by Borrower and the Subsidiary Guarantors, payable in Cash in Dollars on delivery or at a future date and arising out of the final sale of Inventory or the provision of services in the ordinary course of business of Borrower and the Subsidiary Guarantors; PROVIDED that in determining the eligibility of Eligible Accounts Receivable for Borrower and the Subsidiary Guarantors, there shall be excluded (to the extent included above):

              (i) Accounts with respect to which more than 120 days have elapsed since the invoice date;

              (ii) Accounts with respect to which the Account debtor is a director, officer, shareholder, employee or an Affiliate of Borrower if the terms of such Accounts are less favorable to Borrower or any such Subsidiary than those which might be obtained at the time from a Person who is not such a director, officer, shareholder, employee or an Affiliate;

              (iii) Accounts with respect to which the Account debtor is the United States of America or any department, agency or instrumentality thereof, except for those Accounts as to which Borrower or any such Subsidiary has assigned its right to payment thereof to the Administrative Agent, and the assignment has been acknowledged pursuant to the Assignment of Claims Act of 1940 (31 U.S.C. 3727); provided, however, if a

     Government Contract to which any such Account relates is required to be novated in accordance with applicable laws, an aggregate amount of up to $10,000,000 of such Accounts shall not be excluded on the basis that a valid and effective Instrument of Assignment and notice of assignment have not been executed and delivered and an acknowledgement has not been received;

              (iv) Accounts with respect to which the Account debtor is not a resident of the United States or Canada, unless the Account debtor has supplied Borrower or any such Subsidiary with (a) an irrevocable commercial letter of credit, issued by a financial institution, or (b) credit insurance, in each case in form and substance satisfactory to the Administrative Agent;

              (v) Accounts with respect to which the Account debtor has asserted a counterclaim, allowance, deduction, or right to set off or which is otherwise unearned or disputed, including Accounts which reflect "barter" activity;

              (vi) Accounts with respect to which the Administrative Agent, on behalf of Lenders and the Issuing Lender, does not have a valid, First Priority Lien or which are not free of all Liens or other claims of all other Persons other than Liens permitted under this Agreement;

              (vii) Accounts with respect to which the Account debtor is the subject of bankruptcy or a similar insolvency proceeding, or has made an assignment for the benefit of creditors, whose assets have been conveyed to a receiver or trustee, or who has failed or suspended or gone out of business;

              (viii) Accounts with respect to which the Account debtor's obligation to pay the Account is conditional upon the Account debtor's approval or otherwise subject to return rights with respect to the goods purchased giving rise to any such Account (other than return rights based on product warranties in the ordinary course of business);

              (ix) Accounts which are not in full force and effect or do not constitute legal, valid and binding obligations of the Account debtor enforceable against the Account debtor in accordance with their terms;

              (x) Accounts with respect to which the terms or conditions prohibit or restrict assignment or collection rights;

              (xi) Accounts with respect to which the Account debtor is located in New Jersey which exceed, individually or in the aggregate, $150,000, unless Borrower or such Subsidiary has filed, or is exempt from filing, a Notice of Business Activities Report with the New Jersey Division of Taxation for the then current year;

              (xii) Accounts with respect to which the Account debtor is a supplier or a creditor of Borrower or any of its Subsidiaries up to an amount equal to the amount owed by Borrower and its Subsidiaries to such Account debtor;

              (xiii) Accounts evidenced by notes, chattel paper or other instruments, unless such notes, chattel paper or instruments (a) have been delivered to and are in the possession of the Administrative Agent, or (b) the aggregate amount of such Accounts is not greater than $50,000;

              (xiv) Accounts (if any) created in connection with any sale where payment is due on delivery of Inventory sold; and

              (xv) Accounts which fail to meet such other specifications and requirements as may from time to time to be established by the Administrative Agent in its reasonable discretion.

              "ELIGIBLE ASSIGNEE" means (A) (i) a commercial bank organized under the laws of the United States or any state thereof; (ii) a savings and loan association or savings bank organized under the laws of the United States or any state thereof; (iii) a commercial bank organized under the laws of any other country or a political subdivision thereof (PROVIDED that (x) such bank is acting through a branch or agency located in the United States or (y) such bank is organized under the laws of a country that is a member of the Organization for Economic Cooperation and Development or a political subdivision of such country); and (iv) any other entity which is an "accredited investor" (as defined in Regulation D under the Securities Act) which extends credit or buys loans as one of its businesses including insurance companies, mutual funds, lease financing companies and investment funds and any Approved Funds; (B) a Lender, an Affiliate of a Lender, or an Approved Fund; or (C) any other Person (other than a natural Person) approved by (1) Administrative Agent, (2) in the case of any assignment of a Revolving Loan, Issuing Lender, and (3) unless (x) such Person is taking delivery of an assignment in connection with physical settlement of a credit derivatives transaction, or (y) an Event of Default or Potential Event of Default has occurred and is continuing, Borrower (each such approval not to be unreasonably withheld or delayed); PROVIDED that no Affiliate of Borrower and no Person who owns Capital Stock of Holdings shall be an Eligible Assignee. If the consent of Borrower to an assignment to an Eligible Assignee is required hereunder (including a consent to an assignment which does not meet the minimum assignment thresholds specified in subsection 10.1B(i)), Borrower shall be deemed to have given its consent five Business Days after the date notice thereof has been delivered by the assigning Lender (through Administrative Agent) unless such consent is expressly refused by Borrower prior to such fifth Business Day.

              "ELIGIBLE INVENTORY" means, as at any date of determination, the gross dollar value (valued at the lower of cost (on a "first-in, first-out" basis) or fair market value) of all Inventory owned by Borrower and the Subsidiary Guarantors, less appropriate reserves determined in accordance with GAAP applied on a consistent basis; PROVIDED that in determining the eligibility of Eligible Inventory for Borrower and the Subsidiary Guarantors, there shall be excluded (to the extent included above):

              (i) Inventory with respect to which the Administrative Agent, on behalf of Lenders and the Issuing Lender, does not have a valid, First Priority Lien or which are not free of all Liens or other claims of all other Persons other than Liens permitted under this Agreement;

              (ii) Inventory that fails to meet standards for sale or use imposed by Government Authorities having a regulatory authority over such Inventory or its use or sale,

              (iii) Inventory that is not useable for saleable at prices approximating their cost (after taking into account, without duplication, the amount of any reserves for obsolescence, unsaleability or decline in value),

              (iv) Inventory that is not in the possession and control of Borrower or a Subsidiary Guarantor (including a common carrier under a bill of lading in such Person's name), and if located in a warehouse or other facility leased by Borrower or any of the Subsidiary Guarantors, the warehouseman or lessor has not delivered to Administrative Agent a lien waiver or subordination in such form, if any, as may be requested by the Administrative Agent, and

              (v) Inventory consisting of materials, supplies and work in process.

              "ELIGIBLE UNBILLED ACCOUNTS RECEIVABLE" means all Accounts from Government Contracts or a prime contractor on a Government Contract that would otherwise be Eligible Accounts Receivables and with respect to which the sale of Inventory has occurred or the rendering of services has been performed and the payment obligations therefore are due and owing but which have not yet been invoiced in the ordinary course of business.

              "EMPLOYEE BENEFIT PLAN" means any "employee benefit plan" as defined in Section 3.3 of ERISA, which is or was maintained or contributed to by Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates.

              "ENVIRONMENTAL CLAIM" means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Government Authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law, (ii) in connection with any Hazardous Materials or any actual or alleged Hazardous Materials Activity, or
(iii) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

              "ENVIRONMENTAL LAWS" means any and all current or future statutes, ordinances, orders, rules, regulations, guidance documents, judgments, Governmental Authorizations, or any other requirements of any Government Authority relating to (i) environmental matters, including those relating to any Hazardous Materials Activity, (ii) the generation, use, storage, transportation or disposal of Hazardous Materials, or (iii) occupational safety and health, industrial hygiene, land use or the protection of human, plant or animal health or welfare, in any manner applicable to Borrower or any of its Subsidiaries or any Facility, including the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. Section 9601 ET

SEQ.), the Hazardous Materials Transportation Act (49 U.S.C. Section 1801 ET SEQ.), the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 ET SEQ.), the Federal Water Pollution Control Act (33 U.S.C. Section 1251 ET SEQ.), the Clean Air Act (42 U.S.C. Section 7401 ET SEQ.), the Toxic Substances Control Act (15 U.S.C. Section 2601 ET SEQ.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. Section 136 ET SEQ.), the Occupational Safety and Health Act (29 U.S.C. Section 651 ET SEQ.), the Oil Pollution Act (33 U.S.C.
Section 2701 ET SEQ.) and the Emergency Planning and Community Right-to-Know Act (42 U.S.C. Section 11001 ET SEQ.), each as amended or supplemented, any analogous present or future state or local statutes or laws, and any regulations promulgated pursuant to any of the foregoing.

              "EXCLUDED A/R" means those accounts receivable of RAC in an aggregate sum not to exceed $47,000,000 which are being retained by Parent as "Retained Receivables" pursuant to Section 5.14 of the Combination Agreement, all of which are described on Schedule 7.10B as of May 25, 2001, as such
Schedule 7.10B may be updated on or before the date that is seven Business Days after the Closing Date by written notice delivered by Borrower to Administrative Agent.

              "ERISA" means the Employee Retirement Income Security Act of 1974.

              "ERISA AFFILIATE" means, as applied to any Person (i) any corporation that is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) that is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member.

              "ERISA EVENT" means (i) a "reportable event" within the meaning of
Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(d) of the Internal Revenue Code) or the failure to make by its due date a required installment under Section 412(m) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability pursuant to Section 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of
Section 4212(c) of ERISA; (vii) the
withdrawal of Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (viii) the occurrence of an act or omission which would give rise to the imposition on Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates of fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code or under Section 409, Section 502(c), (i) or (l), or
Section 4071 of ERISA in respect of any Employee Benefit Plan any of which would constitute a Material Adverse Effect; (ix) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan; (x) receipt from the Internal Revenue Service of final determination of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code which cannot be remedied; or (xi) the imposition of a Lien pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or pursuant to ERISA with respect to any Pension Plan.

              "EVENT OF DEFAULT" means each of the events set forth in
Section 8.

              "EXCHANGE ACT" means the Securities Exchange Act of 1934.

              "FACILITIES" means all real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by Borrower or any of its Subsidiaries or any of their respective predecessors or Affiliates.

              "FEDERAL FUNDS EFFECTIVE RATE" means, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Administrative Agent from three Federal funds brokers of recognized standing selected by Administrative Agent.

              "FINANCIAL PLAN" has the meaning assigned to that term in subsection 6.1(xii).

              "FIRST PRIORITY" means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that (i) such Lien is perfected and has priority over any other Lien on such Collateral (other than Permitted Encumbrances) and (ii) such Lien is the only Lien (other than Liens permitted pursuant to subsection 7.2A) to which such Collateral is subject.

              "FISCAL QUARTER" means a fiscal quarter of any Fiscal Year.

              "FISCAL YEAR" means the fiscal year of Borrower and its Subsidiaries ending on December 31 of each calendar year.

              "FLOOD HAZARD PROPERTY" means a Additional Mortgaged Property or an Additional Mortgaged Property located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.

              "FUND" means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

              "FUNDED DEBT", as applied to any Person, means all Indebtedness of that Person (including any current portions thereof) which by its terms or by the terms of any instrument or agreement relating thereto matures more than one year from, or is directly renewable or extendable at the option of that Person to a date more than one year from (including an option of that Person under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of one year or more from), the date of the creation thereof.

              "FUNDING DATE" means the date of the funding of a Loan.

              "GAAP" means, subject to the limitations on the application thereof set forth in subsection 1.2, generally accepted accounting principles set forth in opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, in each case as the same are applicable to the circumstances as of the date of determination.

              "GOVERNING BODY" means the board of directors or other body having the power to direct or cause the direction of the management and policies of a Person that is a corporation, partnership, trust or limited liability company.

              "GOVERNMENT AUTHORITY" means any political subdivision or department thereof, any other governmental or regulatory body, commission, central bank, board, bureau, organ or instrumentality or any court, in each case whether federal, state, local or foreign.

              "GOVERNMENTAL AUTHORIZATION" means any permit, license, registration, authorization, plan, directive, consent, order or consent decree of or from, or notice to, any Government Authority.

              "GOVERNMENT CONTRACT" means any contract entered into between Borrower or any of its Subsidiaries and the government of the United States of America, the District of Columbia, any foreign governmental entity, or any department, agency or instrumentality thereof.

              "GUARANTIES" means the Holdings Guaranty and the Subsidiary Guaranty.

              "HAZARDOUS MATERIALS" means (i) any chemical, material or substance at any time defined as or included in the definition of "hazardous substances", "hazardous wastes", "hazardous materials", "extremely hazardous waste", "acutely hazardous waste", "radioactive waste", "biohazardous waste", "pollutant", "toxic pollutant", "contaminant", "restricted hazardous waste", "infectious waste", "toxic substances", or any other term or expression intended to define, list or classify substances by reason of properties harmful to health, safety or the indoor or outdoor environment (including harmful properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, reproductive toxicity, "TCLP toxicity" or "EP toxicity" or words of similar import under any applicable Environmental Laws); (ii) any oil, petroleum, petroleum fraction or petroleum derived substance; (iii) any drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources;
(iv) any flammable substances or explosives; (v) any radioactive materials; (vi) any asbestos-containing materials; (vii) urea formaldehyde foam insulation;
(viii) electrical equipment which contains any oil or dielectric fluid containing polychlorinated biphenyls; (ix) pesticides; and (x) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any Government Authority or which poses a hazard to the health and safety of the owners, occupants or any Persons in the vicinity of any Facility or to the indoor or outdoor environment.

              "HAZARDOUS MATERIALS ACTIVITY" means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

              "HEDGE AGREEMENT" means an Interest Rate Agreement or a Currency Agreement designed to hedge against fluctuations in interest rates or currency values, respectively.

              "HOLDINGS" has the meaning given such term in the Recitals.

              "HOLDINGS GUARANTY" means the Holdings Guaranty executed and delivered by Holdings on the Closing Date, substantially in the form of EXHIBIT XVIII annexed hereto.

              "INDEBTEDNESS", as applied to any Person, means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made without regard to any original issue discount relating thereto, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services purchased by such Person (other than trade debt incurred in the ordinary course of business and due within six months of the incurrence thereof) which would appear as liabilities on a balance sheet of such Person, (e) all obligations of such Person under take-or-pay or similar arrangements or under commodities agreements, (f) all indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all Contingent Obligations of such Person with respect to Indebtedness of another Person, (h) the principal portion of all obligations of such Person under Capital Leases, (i) all obligations of such Person under Hedge Agreements, (j) the maximum amount of all letters of credit issued or bankers' acceptances facilities created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed), (k) all preferred Capital Stock issued by such Person and which by the terms thereof could be (at the request of the holders thereof or otherwise) subject to mandatory sinking fund payments, redemption or other acceleration, (l) the principal balance outstanding under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product, and (m) the Indebtedness of any partnership or unincorporated joint venture in which such Person is a general partner or a joint venturer, but not including any Indebtedness payable to the United States Armed Forces. Obligations under Interest Rate Agreements and Currency Agreements constitute (1) in the case of Hedge Agreements, Contingent Obligations, and (2) in all other cases, Investments, and in neither case constitute Indebtedness.

              "INDEMNITEE" has the meaning assigned to that term in subsection 10.3.

              "INSTRUMENT OF ASSIGNMENT" means an Instrument of Assignment executed and delivered by Borrower on the Closing Date and from time to time thereafter, substantially in the form of EXHIBIT XXII annexed hereto.

              "INTELLECTUAL PROPERTY" means all patents, patent rights, patent applications, licenses, inventions, trade secrets, trademarks, tradenames, service marks, copyrights, technology, software, know-how and proprietary techniques (including processes and substances) used in or necessary for the conduct of the business of Borrower and its Subsidiaries as currently conducted that are material to the condition (financial or otherwise), business or operations of Borrower and its Subsidiaries, taken as a whole.

              "INTEREST PAYMENT DATE" means (i) with respect to any Base Rate Loan, the last Business Day of each March, June, September and December of each year, commencing on the first such date to occur after the Closing Date, and
(ii) with respect to any LIBOR Loan, the last day of each Interest Period applicable to such Loan; PROVIDED that in the case of each Interest Period of six months "Interest Payment Date" shall also include the date that is three months after the commencement of such Interest Period.

              "INTEREST PERIOD" has the meaning assigned to that term in subsection 2.2B.

              "INTEREST RATE AGREEMENT" means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement to which Borrower or any of its Subsidiaries is a party.

              "INTEREST RATE DETERMINATION DATE", with respect to any Interest Period, means the second Business Day prior to the first day of such Interest Period.

              "INTERNAL REVENUE CODE" means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute.

              "INVENTORY" means, with respect to any Person as of any date of determination, all goods, merchandise and other personal property which are then held by such Person for sale or lease, including raw materials and work in process.

              "INVESTMENT" means (i) any direct or indirect purchase or other acquisition by Borrower or any of its Subsidiaries of, or of a beneficial interest in, any Securities of any other Person (including any Subsidiary of Borrower), (ii) any direct or indirect redemption, retirement, purchase or other acquisition for value, by any Subsidiary of Borrower from any Person other than Borrower or any of its Subsidiaries, of any equity Securities of such Subsidiary, (iii) any direct or indirect loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contribution by Borrower or any of its Subsidiaries to any other Person (other than a wholly-owned Subsidiary of Borrower), including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business, or (iv) Interest Rate Agreements or Currency Agreements not constituting Hedge Agreements. The amount of any Investment shall be the original cost of such Investment PLUS the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment (other than adjustments for the repayment of, or the refund of capital with respect to, the original principal amount of any such Investment).

              "IP COLLATERAL" means, collectively, the Collateral consisting of rights in or to Intellectual Property under the Security Agreement.

              "ISSUING LENDER" means, with respect to any Letter of Credit, the Lender who agrees or is otherwise obligated to issue such Letter of Credit, determined as provided in subsection 3.1B(iii).

              "JOINT VENTURE" means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; PROVIDED that in no event shall any corporate Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.

              "LANDLORD CONSENT AND ESTOPPEL" means, with respect to any Leasehold Property, a letter, certificate or other instrument in writing from the lessor under the related lease, satisfactory in form and substance to Administrative Agent, pursuant to which such lessor agrees, for the benefit of Administrative Agent, (i) that without any further consent of such lessor or any further action on the part of the Loan Party holding such Leasehold Property, such Leasehold Property may be encumbered pursuant to a Mortgage and may be assigned to the purchaser at a foreclosure sale or in a transfer in lieu of such a sale (and to a subsequent third party assignee if Administrative Agent, any Lender, or an Affiliate of either so acquires such Leasehold Property), (ii) that such lessor shall not terminate such lease as a result of a default by such Loan Party thereunder without first giving Administrative Agent notice of such default and at least 60 days (or, if such default cannot reasonably be cured by Administrative Agent within such period, such longer period as may reasonably be required) to cure such default,
(iii) to the matters contained in a Collateral Access Agreement, and (iv) to such other matters relating to such Leasehold Property as Administrative Agent may reasonably request.

              "LC REIMBURSEMENT AMOUNT" has the meaning given such term in subsection 3.3B.

              "LEAD ARRANGER" has the meaning assigned to that term in the introduction to this Agreement.

              "LEASEHOLD PROPERTY" means any leasehold interest of any Loan Party as lessee under any lease of real property, other than any such leasehold interest designated from time to time by Administrative Agent in its sole discretion as not being required to be included in the Collateral.

              "LENDER" and "LENDERS" means the Persons identified as "Lenders" and listed on the signature pages of this Agreement, together with their successors and permitted assigns pursuant to subsection 10.1, and the term "Lenders" shall include Swing Line Lender unless the context otherwise requires; PROVIDED that the term "Lenders", when used in the context of a particular Commitment, shall mean Lenders having that Commitment.

              "LETTER OF CREDIT" or "LETTERS OF CREDIT" means any standby letter of credit or similar instrument issued for the purpose of supporting (i) Indebtedness of Borrower or any of its Subsidiaries in respect of industrial revenue or development bonds or financings, (ii) workers' compensation liabilities of Borrower or any of its Subsidiaries, (iii) the obligations of third party insurers of Borrower or any of its Subsidiaries arising by virtue of the laws of any jurisdiction requiring third party insurers, (iv) obligations with respect to Capital Leases or Operating Leases of Borrower or any of its Subsidiaries, and (v) performance, payment, deposit or surety obligations of Borrower or any of its Subsidiaries, in any case if required by law or governmental rule or regulation or in accordance with custom and practice in the industry; PROVIDED that Letters of Credit may not be issued for the purpose of supporting (a) trade payables or (b) any Indebtedness constituting "antecedent debt" (as that term is used in Section 547 of the Bankruptcy Code).

              "LETTER OF CREDIT USAGE" means, as at any date of determination, the sum of (i) the maximum aggregate amount which is or at any time thereafter may become available for drawing under all Letters of Credit then outstanding PLUS (ii) the aggregate amount of all drawings under Letters of Credit honored by Issuing Lenders and not theretofore reimbursed out of the proceeds of Revolving Loans pursuant to subsection 3.3B or otherwise reimbursed by Borrower.

              "LIBOR LOANS" means Loans bearing interest at rates determined by reference to Adjusted LIBOR as provided in subsection 2.2A.

              "LIEN" means any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing.

              "LOAN" or "LOANS" means one or more of the Tranche A Term Loans, Tranche B Term Loans, Revolving Loans or Swing Line Loans or any combination thereof.

              "LOAN DOCUMENTS" means this Agreement, the Notes, the Letters of Credit (and any applications for, or reimbursement agreements or other documents or certificates executed by Borrower in favor of an Issuing Lender relating to, the Letters of Credit), the Guaranties and the Collateral Documents.

              "LOAN PARTY" means each of Holdings, Borrower and any of Borrower's Subsidiaries from time to time executing a Loan Document, and "LOAN PARTIES" means all such Persons, collectively.

              "MAINTENANCE CAPITAL EXPENDITURES" means any Consolidated Capital Expenditures by Borrower or any of its Subsidiaries that are made to maintain, restore or refurbish the condition or usefulness of property of Borrower or any of its Subsidiaries, or otherwise to support the continuation of such Person's day-to-day operations as then conducted, but that are not properly chargeable to repairs and maintenance in accordance with GAAP.

              "MARGIN DETERMINATION CERTIFICATE" means an Officers' Certificate of Borrower delivered (a) with respect to each Fiscal Quarter (other than each fourth Fiscal Quarter), together with the three most recent financial statements required pursuant to subsection 6.1(ii), and (b) with respect to each fourth Fiscal Quarter, within 45 days of the last day of such fourth Fiscal Quarter, setting forth in reasonable detail the Consolidated Total Leverage Ratio that is applicable as of the last day of the fiscal period for which such financial statements and Officers' Certificate are being delivered.

              "MARGIN STOCK" has the meaning assigned to that term in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

              "MATERIAL ADVERSE EFFECT" means any act, omission, situation, circumstance, event or undertaking which could reasonably be expected to have, singly or in any combination with one or more other acts, omissions, situations, circumstances, events or undertakings, a materially adverse effect upon (a) the business, assets, properties, liabilities, condition (financial or otherwise), results of operations or business prospects of Borrower and its Subsidiaries taken as a whole, (b) the value of the whole or any material part of the Collateral, or the enforceability or priority of the security interest in the Collateral, (c) the respective ability of Borrower or any of the other Loan Parties to perform any obligations under this Agreement or any other Loan Document to which it is a party, or (d) the legality, validity, binding effect, enforceability or admissibility into evidence of any Loan Document or the rights or remedies of Administrative Agent or Lenders under or in connection with any Loan Document.

              "MATERIAL CONTRACT" means any contract, indenture, mortgage, deed of trust, undertaking, agreement, instrument or other arrangement, whether written or oral, (a) having annual revenues in excess of $10,000,000, if Borrower or any of its Subsidiaries is a provider of services, and (b) having remaining payments in excess of $1,000,000, if Borrower or any of its Subsidiaries is the recipient of services, inventory, materials or other goods.

              "MATERIAL LEASEHOLD PROPERTY" means a Leasehold Property reasonably determined by Administrative Agent to be of material value as Collateral or of material importance to the operations of Borrower or any of its Subsidiaries; PROVIDED, HOWEVER that, excepting any such Leasehold Properties set forth on SCHEDULE 4.1M annexed hereto, no Leasehold Property with respect to which the aggregate amount of all rents payable during any one Fiscal Year never exceeds $500,000 shall be a "Material Leasehold Property".

              "MINIMUM AMOUNT" means, with respect to each of the following actions, the minimum amount and any multiples in excess thereof set forth opposite such action:

                                           MINIMUM     MULTIPLES IN
                 TYPE OF ACTION             AMOUNT    EXCESS THEREOF
         -------------------------------  ----------  --------------
         Conversion into Base Rate Loans  $  150,000     $ 50,000

         Conversion into LIBOR Loans      $2,000,000     $100,000

              "MOODY'S" means Moody's Investors Service, Inc.

              "MORTGAGE" means (i) a security instrument (whether designated as a deed of trust or a mortgage or by any similar title) executed and delivered by any Loan Party, substantially in the form of EXHIBIT XVII annexed hereto or in such other form as may be approved by Administrative Agent in its sole discretion, in each case with such changes thereto as may be recommended by Administrative Agent's local counsel based on local laws or customary local mortgage or deed of trust practices, or (ii) at Administrative Agent's option, in the case of an Additional Mortgaged Property, an amendment to an existing Mortgage, in form satisfactory to Administrative Agent, adding such Additional Mortgaged Property to the Real Property Assets encumbered by such existing Mortgage. "MORTGAGES" means all such instruments, including the Additional Mortgages.

              "MULTIEMPLOYER PLAN" means any Employee Benefit Plan that is a "multiemployer plan" as defined in Section 3(37) of ERISA.

              "NET ASSET SALE PROCEEDS" means, with respect to any Asset Sale, Cash payments (including any Cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) received from such Asset Sale, net of any bona fide direct costs incurred in connection with such Asset Sale, including (i) income taxes reasonably estimated to be actually payable within two years of the date of such Asset Sale as a result of any gain recognized in connection with such Asset Sale and (ii) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Loans) that is secured by a Lien on the stock or assets in question and that is required to be repaid under the terms thereof as a result of such Asset Sale. For purposes of this definition, the amount described in clause (i) shall include tax advance payments made by Borrower to Holdings as provided in Section 5.3 of the Amended and Restated Limited Liability Company Agreements of Holdings, as in effect on the date hereof, that are reasonably estimated to be actually payable within two years of the date of such Asset Sale as a result of any gain recognized in connection with such Asset Sale.

              "NET INSURANCE/CONDEMNATION PROCEEDS" means any Cash payments or proceeds received by Borrower or any of its Subsidiaries (i) under any business interruption or casualty insurance policy in respect of a covered loss thereunder or (ii) as a result of the taking of any assets of Borrower or any of its Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, in each case net of any actual and reasonable documented costs incurred by Borrower or any of its Subsidiaries in connection with the adjustment or settlement of any claims of Borrower or such Subsidiary in respect thereof.

              "NET PENSION PROCEEDS" has the meaning given such term in subsection 2.4B(iii)(c).

              "NET PROCEEDS AMOUNT" has the meaning given such term in subsection 2.4B(iii)(g).

              "NET SECURITIES PROCEEDS" means the Cash proceeds (net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses) from the (i) issuance of Capital Stock of or incurrence of Indebtedness by Holdings, Borrower or any of its Subsidiaries and (ii) capital contributions made by a holder of Capital Stock of Borrower.

              "NON-US LENDER" has the meaning assigned to that term in subsection 2.7B(iii)(a).

              "NOTES" means one or more of the Tranche A Term Notes, Tranche B Term Notes, Revolving Notes or Swing Line Note or any combination thereof.

              "NOTICE OF BORROWING" means a notice substantially in the form of
EXHIBIT I annexed hereto delivered by Borrower to Administrative Agent pursuant to subsection 2.1B with respect to a proposed borrowing.

              "NOTICE OF CONVERSION/CONTINUATION" means a notice substantially in the form of EXHIBIT II annexed hereto delivered by Borrower to Administrative Agent pursuant to subsection 2.2D with respect to a proposed conversion or continuation of the applicable basis for determining the interest rate with respect to the Loans specified therein.

              "NOTICE OF ISSUANCE OF LETTER OF CREDIT" means a notice substantially in the form of EXHIBIT III annexed hereto delivered by Borrower to Administrative Agent pursuant to subsection 3.1B(i) with respect to the proposed issuance of a Letter of Credit.

              "OBLIGATIONS" means all obligations of every nature of each Loan Party from time to time owed to Administrative Agent, Lenders or any of them under the Loan Documents whether for principal, interest, reimbursement of amounts drawn under Letters of Credit, fees, expenses, indemnification or otherwise, whether contingent, direct or otherwise, including post-petition interest on such amounts accruing subsequent to, and interest that would have accrued but for, the commencement of a proceeding under the Bankruptcy Code (whether or not such interest is allowed as a claim in such proceeding).

              "OFFICER" means the president, chief executive officer, a vice president, chief financial officer, treasurer, general partner (if an individual), managing member (if an individual) or other individual appointed by the Governing Body or the Organizational Documents of a corporation, partnership, trust or limited liability company to serve in a similar capacity as the foregoing.

              "OFFICER'S CERTIFICATE," as applied to any Person that is a corporation, partnership, trust or limited liability company, means a certificate executed on behalf of such Person by one or more Officers of such Person or one or more Officers of a general partner or a managing member if such general partner or managing member is a corporation, partnership, trust or limited liability company; PROVIDED that every Officers' Certificate with respect to the compliance with a condition precedent to the making of any Loans hereunder shall include (i) a statement that the Officer or Officers making or giving such Officers' Certificate have read such condition and any definitions or other provisions contained in this Agreement relating thereto, (ii) a statement that, in the opinion of the signers, they have made or have caused to be made such examination or investigation as is reasonably necessary to enable them to express an informed opinion as to whether or not such condition has been complied with, and (iii) a statement as to whether, in the opinion of the signers, such condition has been complied with.

              "OPERATING LEASE", as applied to any Person, means any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) that is not a Capital Lease other than any such lease under which that Person is the lessor.

              "ORGANIZATIONAL DOCUMENTS" means the documents (including Bylaws, if applicable) pursuant to which a Person that is a corporation, partnership, trust or limited liability company is organized.

              "PARTICIPANT" means a purchaser of a participation in the rights and obligations under this Agreement pursuant to subsection 10.1C.

              "PBGC" means the Pension Benefit Guaranty Corporation or any successor thereto.

              "PENSION PLAN" means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA.

              "PERMITTED ENCUMBRANCES" means the following types of Liens (excluding any such Lien imposed pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or by ERISA, any such Lien relating to or imposed in connection with any Environmental Claim, and any such Lien expressly prohibited by any applicable terms of any of the Collateral Documents):

              (i) Liens for taxes, assessments or governmental charges or claims the payment of which is not, at the time, required by subsection 6.3A or which are being contested in good faith by appropriate proceedings, PROVIDED that adequate reserves with respect thereto are maintained on the books of Borrower or its Subsidiaries, as the case may be, in conformity with GAAP (or, in the case of Subsidiaries with significant operations outside of the United States of America, generally accepted accounting principles in effect from time to time in their respective jurisdictions of incorporation);

              (ii) statutory Liens of landlords, statutory Liens and rights of set-off of banks, statutory Liens of carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law, in each case incurred in the ordinary course of business (a) for amounts which are not overdue for a period of more than 60 days or (b) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of 5 days) are being contested in good faith by appropriate proceedings, so long as (1) such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts, and (2) in the case of a Lien with respect to any portion of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral on account of such Lien, and the aggregate amount of such Liens is less than $75,000;

              (iii) Liens incurred or deposits in an aggregate amount not to exceed $75,000 made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof;

              (iv) Deposits in an aggregate amount not to exceed $75,000 made in the ordinary course of business or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

              (v) any attachment or judgment Lien not constituting an Event of Default under subsection 8.8;

              (vi) leases or subleases granted to third parties in accordance with any applicable terms of the Collateral Documents and not interfering in any material respect with the ordinary conduct of the business of Borrower or any of its Subsidiaries or resulting in a material diminution in the value of any Collateral as security for the Obligations;

              (vii) easements, rights-of-way, restrictions, encroachments, and other minor defects or irregularities in title, in each case which do not and will not interfere in any material respect with the ordinary conduct of the business of Borrower or any of its Subsidiaries or result in a material diminution in the value of any Collateral as security for the Obligations;

              (viii) any (a) interest or title of a lessor or sublessor under any lease not prohibited by this Agreement, (b) restriction or encumbrance that the interest or title of such lessor or sublessor may be subject to, or (c) subordination of the interest of the lessee or sublessee under such lease to any restriction or encumbrance referred to in the preceding clause (b), so long as the holder of such restriction or encumbrance agrees to recognize the rights of such lessee or sublessee under such lease; and

              (ix) Liens arising from filing UCC financing statements relating solely to leases not prohibited by this Agreement;

              "PERSON" means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governments (whether federal, state or local, domestic or foreign, and including political subdivisions thereof) and agencies or other administrative or regulatory bodies thereof.

              "PIK PREFERRED INTEREST" has the meaning given such term in the Recitals.

              "PIK INTEREST" means the 3% payment in kind interest due June 30, 2008 with respect to the Subordinated Notes.

              "PLEDGED COLLATERAL" means, collectively, the "Pledged Collateral" as defined in the Security Agreement.

              "POST-CLOSING DATE COLLATERAL ACCESS PROPERTY" has the meaning assigned to that term in subsection 6.9D.

              "POST-CLOSING DATE COLLATERAL ACCESS AGREEMENTS" has the meaning assigned to that term in subsection 6.9D.

              "POTENTIAL EVENT OF DEFAULT" means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

              "PROCEEDINGS" means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration.

              "PRO RATA SHARE" means (i) with respect to all payments, computations and other matters relating to the Tranche A Term Loan Commitment or the Tranche A Term Loan of any Lender, the percentage obtained by DIVIDING (x) the Tranche A Term Loan Exposure of that Lender BY (y) the aggregate Tranche A Term Loan Exposure of all Lenders; (ii) with respect to all payments, computations and other matters relating to the Tranche B Term Loan Commitment or the Tranche B Term Loan of any Lender, the percentage obtained by DIVIDING (x) the Tranche B Term Loan Exposure of that Lender BY (y) the aggregate Tranche B Term Loan Exposure of all Lenders; (iii) with respect to all payments, computations and other matters relating to the Revolving Loan Commitment or the Revolving Loans of any Lender or any Letters of Credit issued or participations therein purchased by any Lender or any assignments of any Swing Line Loans purchased by any Lender, the percentage obtained by DIVIDING (x) the Revolving Loan Exposure of that Lender BY (y) the aggregate Revolving Loan Exposure of all Lenders; and (iv) for all other purposes with respect to each Lender, the percentage obtained by DIVIDING (x) the sum of the Tranche A Term Loan Exposure, the Tranche B Term Loan Exposure and the Revolving Loan Exposure of that Lender BY (y) the sum of the aggregate Tranche A Term Loan Exposure, Tranche B Term Loan Exposure and Revolving Loan Exposure of all Lenders, in any such case as the applicable percentage may be adjusted by assignments permitted pursuant to subsection 10.1.

              "PTO" means the United States Patent and Trademark Office or any successor or substitute office in which filings are necessary or, in the opinion of Administrative Agent, desirable in order to create or perfect Liens on any IP Collateral.

              "RAC" has the meaning assigned to that term in the Recitals to this Agreement.

              "REAL PROPERTY ASSET" means, at any time of determination, any interest then owned by any Loan Party in any real property.

              "RECORDED LEASEHOLD INTEREST" means a Leasehold Property with respect to which a Record Document (as hereinafter defined) has been recorded in all places necessary or desirable, in Administrative Agent's reasonable judgment, to give constructive notice of such Leasehold Property to third-party purchasers and encumbrancers of the affected real property. For purposes of this definition, the term "RECORD DOCUMENT" means, with respect to any Leasehold Property, (a) the lease evidencing such Leasehold Property or a memorandum thereof, executed and acknowledged by the owner of the affected real property, as lessor, or (b) if such Leasehold Property was acquired or subleased from the holder of a Recorded Leasehold Interest, the applicable assignment or sublease document, executed and acknowledged by such holder, in each case in form sufficient to give such constructive notice upon recordation and otherwise in form reasonably satisfactory to Administrative Agent.

              "REFERENCE RATE" means the rate that CIBC announces from time to time as its prime lending rate, as in effect from time to time. The Reference Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. CIBC or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Reference Rate.

              "REFUNDED SWING LINE LOANS" has the meaning assigned to that term in subsection 2.1A(iv)(b).

              "REGISTER" has the meaning assigned to that term in subsection 2.1D(i).

              "REGULATION D" means Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

              "REIMBURSEMENT DATE" has the meaning assigned to that term in subsection 3.3B.

              "RELATED AGREEMENTS" means, collectively, the Combination Agreement, the Subordinated Note Agreement, the Unitholders Agreement (as such term is defined in the Subordinated Note Agreement), the Ancillary Agreements (as such term is defined in the Combination Agreement) and the Amended and Restated Limited Liability Company Agreement of Holdings.

              "RELEASE" means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Materials into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Materials), including the movement of any Hazardous Materials through the air, soil, surface water or groundwater.

              "REQUISITE LENDERS" means Lenders having or holding more than 50% of the sum of the aggregate Tranche A Term Exposures, Tranche B Term Loan Exposures and Revolving Loan Exposures of all Lenders.

              "RESTRICTED JUNIOR PAYMENT" means (i) any dividend or other distribution, direct or indirect, on account of Borrower Membership Interests or any Capital Stock of any class of Capital Stock of Holdings now or hereafter outstanding, except a dividend payable solely in shares of that class of stock to the holders of that class, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Borrower Membership Interests or any Capital Stock of any class of Capital Stock of Holdings now or hereafter outstanding, (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire Borrower Membership Interests or Capital Stock of Holdings now or hereafter outstanding, and (iv) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, the Subordinated Notes or any other Subordinated Indebtedness.

              "REVOLVING LOAN COMMITMENT" means the commitment of a Lender to make Revolving Loans to Borrower pursuant to subsection 2.1A(iii), and "REVOLVING LOAN COMMITMENTS" means such commitments of all Lenders in the aggregate. The Revolving Loan Commitments shall be recorded by Administrative Agent in the Register.

              "REVOLVING LOAN COMMITMENT TERMINATION DATE" means June 30, 2006.

              "REVOLVING LOAN EXPOSURE" means, with respect to any Lender, as of any date of determination (i) prior to the termination of the Revolving Loan Commitments, that Lender's Revolving Loan Commitment, and (ii) after the termination of the Revolving Loan Commitments, the sum of (a) the aggregate outstanding principal amount of the Revolving Loans of that Lender PLUS (b) if Lender is an Issuing Lender, the aggregate Letter of Credit Usage in respect of all Letters of Credit issued by that Lender (in each case net of any participations purchased by other Lenders in such Letters of Credit or in any unreimbursed drawings thereunder) PLUS (c) the aggregate amount of all participations purchased by that Lender in any outstanding Letters of Credit or any unreimbursed drawings under any Letters of Credit PLUS (d) in the case of Swing Line Lender, the aggregate outstanding principal amount of all Swing Line Loans (net of any assignments thereof purchased by other Lenders) PLUS (e) the aggregate amount of all assignments purchased by that Lender in any outstanding Swing Line Loans.

              "REVOLVING LOANS" means the Loans made by Lenders to Borrower pursuant to subsection 2.1A(iii).

              "REVOLVING NOTES" means (i) the promissory notes of Borrower issued pursuant to subsection 2.1E on the Closing Date, and (ii) any promissory notes issued by Borrower pursuant to the penultimate sentence of subsection 10.1B(i) in connection with assignments of the Revolving Loan Commitments and Revolving Loans of any Lenders and any replacements thereof, in each case substantially in the form of EXHIBIT VII annexed hereto.

              "S&P" means Standard & Poor's Ratings Group.

              "SECURITIES" means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as "securities" or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

              "SECURITIES ACT" means the Securities Act of 1933, as amended from time to time, and any successor statute.

              "SECURITY AGREEMENT" means the Security Agreement executed and delivered by Holdings, Borrower and its Subsidiaries on the Closing Date, substantially in the form of EXHIBIT XV annexed hereto.

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              "SPECIAL COLLATERAL ACCOUNT" has the meaning assigned to that term in the Collateral Account Control Agreement.

              "SUBORDINATION AGREEMENT" means that certain Senior Subordination Agreement of even date herewith among Administrative Agent and the subordinate lenders named therein.

              "SOLVENT" means, with respect to any Person, that as of the date of determination both (A) (i) the then fair saleable value of the property of such Person is (y) greater than the total amount of liabilities (including contingent liabilities) of such Person and (z) not less than the amount that will be required to pay the probable liabilities on such Person's then existing debts as they become absolute and matured considering all financing alternatives and potential asset sales reasonably available to such Person; (ii) such Person's capital is not unreasonably small in relation to its business or any contemplated or undertaken transaction; and (iii) such Person does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due; and (B) such Person is "solvent" within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

              "SUBORDINATED INDEBTEDNESS" means (i) the Subordinated Notes, (ii) the PIK Preferred Interest and (iii) any Indebtedness of Borrower incurred from time to time and subordinated in right of payment to the Obligations.

              "SUBORDINATED NOTES" means the $75,000,000 in aggregate principal amount of 16% (13% cash and 3% PIK Interest) subordinated notes issued pursuant to the Securities Purchase Agreement.

              "SUBORDINATED NOTE AGREEMENT" means the Securities Purchase Agreement of even date herewith, pursuant to which the Subordinated Notes are issued, as such Securities Purchase Agreement may be amended from time to time to the extent permitted under subsection 7.5.

              "SUBSIDIARY" means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.

              "SUBSIDIARY GUARANTOR" means any domestic Subsidiary of Borrower that executes and delivers the Subsidiary Guaranty at the Closing Date and any domestic Subsidiary of Borrower that executes and delivers a counterpart of the Subsidiary Guaranty from time to time thereafter pursuant to subsection 6.8.

              "SUBSIDIARY GUARANTY" means the Subsidiary Guaranty to be executed and delivered by domestic Subsidiaries of Borrower on the Closing Date and from time to time in accordance with subsection 6.8, substantially in the form of
EXHIBIT XIV annexed hereto.

              "SUPPLEMENTAL COLLATERAL AGENT" has the meaning assigned to that term in subsection 9.1B.

              "SWING LINE LENDER" has the meaning assigned to that term in the introduction to this Agreement and means any successor Swing Line Lender appointed pursuant to subsection 9.5B.

              "SWING LINE LENDER'S OFFICE" means (i) the office of Swing Line Lender located at 248 East Capitol Street, Jackson, Mississippi, 39205 or (ii) such other office of Swing Line Lender as may from time to time hereafter be designated as such in a written notice delivered by Swing Line Lender to Borrower and each Lender.

              "SWING LINE LOAN COMMITMENT" means the commitment of Swing Line Lender to make Swing Line Loans to Borrower pursuant to subsection 2.1A(iv).

              "SWING LINE LOANS" means the Loans made by Swing Line Lender to Borrower pursuant to subsection 2.1A(iv).

              "SWING LINE NOTE" means (i) any promissory note of Borrower issued pursuant to subsection 2.1E on the Closing Date (or any replacements thereof) and (ii) any promissory note issued by Borrower to any successor Swing Line Lender pursuant to the last sentence of subsection 9.5B, in each case substantially in the form of EXHIBIT VIII annexed hereto.

              "TAX" or "TAXES" means any present or future tax, levy, impost, duty, charge, fee, deduction or withholding of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed, including interest, penalties, additions to tax and any similar liabilities with respect thereto; except that, in the case of a Lender, there shall be excluded (1) taxes that are imposed on the overall net income or net profits (including franchise taxes imposed in lieu thereof) (i) by the United States, (ii) by any other Government Authority under the laws of which the Lender is organized or has its principal office or maintains its applicable lending office, or (iii) by any jurisdiction solely as a result of a present or former connection between the Lender (other than any such connection arising solely from the Lender having executed, delivered or performed its obligations or received a payment under, or enforced any of the Loan Documents), and (2) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Lender is located.

              "TERM LOANS" means, collectively, the Tranche A Term Loans and the Tranche B Term Loans.

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              "TERM LOAN NOTES" means collectively, the Tranche A Term Notes and
Tranche B Term Notes.

              "13% SUBORDINATED NOTES" means the 13% (cash pay) subordinated notes due June 30, 2008 of Borrower issued pursuant to the Subordinated Note Agreement.

              "TITLE COMPANY" means one or more other title insurance companies reasonably satisfactory to Administrative Agent.

              "TOTAL UTILIZATION OF REVOLVING LOAN COMMITMENTS" means, as at any date of determination, the sum of (i) the aggregate principal amount of all outstanding Revolving Loans PLUS (ii) the aggregate principal amount of all outstanding Swing Line Loans PLUS (iii) the Letter of Credit Usage.

              "TRANCHE A TERM LOAN COMMITMENT" means the commitment of a Lender to make a Tranche A Term Loan to Borrower pursuant to subsection 2.1A(i), and "TRANCHE A TERM LOAN COMMITMENTS" means such commitments of all Lenders in the aggregate.

              "TRANCHE A TERM LOAN EXPOSURE" with respect to any Lender, means, as of any date of determination (i) prior to the funding of the Tranche A Term Loans, that Lender's Tranche A Term Loan Commitment, and (ii), after the funding of the Tranche A Term Loans, the outstanding principal amount of the Tranche A Term Loan of that Lender.

              "TRANCHE A TERM LOANS" means the Loans made by Lenders to Borrower pursuant to subsection 2.1A(i).

              "TRANCHE A TERM NOTES" means (i) the promissory notes of Borrower issued pursuant to subsection 2.1E on the Closing Date (or any replacements thereof), and (ii) any promissory notes issued by Borrower pursuant to the penultimate sentence of subsection 10.1B(i) in connection with assignments of the Tranche A Loan Commitments or Tranche A Term Loans of any Lenders, in each case substantially in the form of EXHIBIT V annexed hereto.

              "TRANCHE B TERM LOAN COMMITMENT" means the commitment of a Lender to make a Tranche B Term Loan to Borrower pursuant to subsection 2.1A(ii), and "TRANCHE B TERM LOAN COMMITMENTS" means such commitments of all Lenders in the aggregate.

              "TRANCHE B TERM LOAN EXPOSURE" with respect to any Lender, means, as of any date of determination (i) prior to the funding of the Tranche B Term Loans, that Lender's Tranche B Term Loan Commitment and (ii) after the funding of the Tranche B Term Loans, the outstanding principal amount of the Tranche B Term Loan of that Lender.

              "TRANCHE B TERM LOANS" means the Loans made by Lenders to Borrower pursuant to subsection 2.1A(ii).

              "TRANCHE B TERM NOTES" means (i) the promissory notes of Borrower issued pursuant to subsection 2.1E on the Closing Date (or any replacements thereof), and (ii) any promissory notes issued by Borrower pursuant to the penultimate sentence of subsection 10.1B(i) in connection with assignments of the Tranche B Loan Commitments or Tranche B Term Loans of any Lenders, in each case substantially in the form of EXHIBIT VI annexed hereto.

              "TRANSACTIONS" has the meaning given such term in the Recitals.

              "TRANSACTION COSTS" means the fees, costs and expenses payable by Borrower on or before the Closing Date in connection with the transactions contemplated by the Loan Documents, excluding start-up employee benefit costs.

              "TYPE" means, with respect to any Loan, a Term Loan, a Revolving Loan or a Swing Line Loan (each of which is a "TYPE" of Loan).

              "UCC" means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction, including on the date hereof Article 9 of the Uniform Commercial Code in effect on the date hereof and, after the effective date of Revised Article 9 (hereafter defined), Article 9 as set forth in the 1999 Official Text ("REVISED ARTICLE 9") promulgated by the American Law Institute and the National Conference of Commissioners on Uniform Laws, but after the effective date of Revised Article 9, only Revised Article 9.

      1.2 ACCOUNTING TERMS; UTILIZATION OF GAAP FOR PURPOSES OF CALCULATIONS UNDER AGREEMENT.

              Except as otherwise expressly provided in this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Financial statements and other information required to be delivered by Borrower to Lenders pursuant to clauses (ii), (iii) and (xii) of subsection 6.1 shall be prepared in accordance with GAAP as in effect at the time of such preparation (and delivered together with the reconciliation statements provided for in subsection 6.1(v)). Calculations in connection with the definitions, covenants and other provisions of this Agreement shall utilize GAAP as in effect on the date of determination, applied in a manner consistent with that used in preparing the financial statements referred to in subsection 5.3. Borrower shall deliver to the Administrative Agent at the same time as the delivery of any annual or quarterly financial statements given in accordance with the provisions of Section 6.1, (i) a description in reasonable detail of any material change in the application of accounting principles employed in the preparation of such financial statements from those applied in the most recently preceding quarterly or annual financial statements as to which no objection shall have been made in accordance with the provisions above and (ii) a reasonable estimate of the effect on the financial statements on account of such changes in application.

      1.3     OTHER DEFINITIONAL PROVISIONS AND RULES OF CONSTRUCTION.

              A. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference.

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              B.     References to "Sections" and "subsections" shall be to
Sections and subsections, respectively, of this Agreement unless otherwise specifically provided.

              C. The use in any of the Loan Documents of the word "include" or "including", when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not nonlimiting language (such as "without limitation" or "but not limited to" or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.

              D. Each of the parties hereto acknowledges that (i) it has been represented by counsel in the negotiation and documentation of the terms of this Agreement, (ii) it has had full and fair opportunity to review and revise the terms of this Agreement, (iii) this Agreement has been drafted jointly by all of the parties hereto, and (iv) neither Administrative Agent nor any Lender has any fiduciary relationship with or duty to Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent and Lenders, on one hand, and Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor. Accordingly, each of the parties hereto acknowledges and agrees that the terms of this Agreement shall not be construed against or in favor of another party.

              E. Any reference in this Agreement or any other Loan Document to any agreement means such agreement as it may be amended, restated, supplemented or otherwise modified from time to time; (ii) any reference in this Agreement or any other Loan Document to any law, statute, regulation, rule or other legislative action shall mean such law, statute, regulation, rule or other legislative action as amended, supplemented or otherwise modified from time to time, and shall include any rule or regulation promulgated thereunder; and (iii) any reference in this Agreement or any other Loan Document to a Person shall include the successor or assignee of such Person.

SECTION 2.    AMOUNTS AND TERMS OF COMMITMENTS AND LOANS

      2.1     COMMITMENTS; MAKING OF LOANS; OPTIONAL NOTES.

              A. COMMITMENTS. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Borrower herein set forth, each Lender hereby severally agrees to make the Loans as described in subsections 2.1A(i), 2.1A(ii) and 2.1A(iii) and Swing Line Lender hereby agrees to make the Swing Line Loans as described in subsection 2.1A(iv).

              (i) TRANCHE A TERM LOANS. Each Lender that has a Tranche A Term Loan Commitment severally agrees to lend to Borrower on the Closing Date an amount not exceeding its Pro Rata Share of the aggregate amount of the Tranche A Term Loan Commitments to be used for the purposes identified in subsection 2.5A. Borrower shall deliver to Administrative Agent a Notice of Borrowing no later than 12:00 Noon (New

      York City time) at least one Business Day prior to the Closing Date, requesting a borrowing of the Tranche A Term Loans. The Notice of Borrowing shall specify (i) the proposed Funding Date (which shall be a Business Day), (ii) the amount of the borrowing, and (iii) that such Loans shall be Base Rate Loans. The aggregate amount of the Tranche A Term Loan Commitments is $50,000,000; PROVIDED that the Tranche A Term Loan Commitments of Lenders shall be adjusted to give effect to any assignments of the Tranche A Term Loan Commitments pursuant to subsection 10.1B. Each Lender's Tranche A Term Loan Commitment shall expire immediately and without further action on June 30, 2001 if the Tranche A Term Loans have not been made on or before that date. Borrower may make only one borrowing under the Tranche A Term Loan Commitments. Amounts borrowed under this subsection 2.1A(i) and subsequently repaid or prepaid may not be reborrowed.

              (ii) TRANCHE B TERM LOANS. Each Lender that has a Tranche B Term Loan Commitment severally agrees to lend to Borrower on the Closing Date an amount not exceeding its Pro Rata Share of the aggregate amount of the Tranche B Term Loan Commitments to be used for the purposes identified in subsection 2.5A. Borrower shall deliver to Administrative Agent a Notice of Borrowing no later than 12:00 Noon (New York City time) at least one Business Day prior to the Closing Date, requesting a borrowing of the Tranche B Term Loans. The Notice of Borrowing shall specify (i) the proposed Funding Date (which shall be a Business Day), and (ii) that such Loans shall be Base Rate Loans. The aggregate amount of the Tranche B Term Loan Commitments is $50,000,000; PROVIDED that the Tranche B Term Loan Commitments of Lenders shall be adjusted to give effect to any assignments of the Tranche B Term Loan Commitments pursuant to subsection 10.1B. Each Lender's Tranche B Term Loan Commitment shall expire immediately and without further action on June 30, 2001 if the Tranche B Term Loans have not been made on or before that date. Borrower may make only one borrowing under the Tranche B Term Loan Commitments. Amounts borrowed under this subsection 2.1A(ii) and subsequently repaid or prepaid may not be reborrowed.

              (iii) REVOLVING LOANS. Each Lender severally agrees, subject to the limitations set forth below with respect to the maximum amount of Revolving Loans permitted to be outstanding from time to time, to lend to Borrower from time to time during the period from the date on which the balance in the Special Collateral Account has been reduced to less than $1,000,000 but excluding the Revolving Loan Commitment Termination Date an aggregate amount not exceeding its Pro Rata Share of the aggregate amount of the Revolving Loan Commitments to be used for the purposes identified in subsection 2.5B. The aggregate original amount of the Revolving Loan Commitments is $25,000,000; PROVIDED that the amount of the Revolving Loan Commitments shall be reduced from time to time by the amount of any reductions thereto made pursuant to subsection 2.4B. Each Lender's Revolving Loan Commitment shall expire immediately and without further action on the Revolving Loan Commitment Termination Date and all Revolving Loans and all other amounts owed hereunder with respect to the Revolving Loans and the Revolving Loan Commitments shall be paid in full no later than that date; PROVIDED that each Lender's Revolving Loan Commitment shall expire immediately and without further action on June 30, 2001 if the Tranche A Term Loans have not been not made on or before that date. Amounts borrowed under this subsection 2.1A(iii) may be repaid and reborrowed to but excluding the Revolving Loan Commitment Termination Date.

Anything contained in this Agreement to the contrary notwithstanding, the Revolving Loans and the Revolving Loan Commitments shall be subject to the limitation that in no event shall the Total Utilization of Revolving Loan Commitments at any time exceed the lesser of the Revolving Loan Commitments then in effect and the Borrowing Base then in effect.

              (iv)   SWING LINE LOANS.

                     (a) GENERAL PROVISIONS. Swing Line Lender hereby agrees, subject to the limitations set forth below with respect to the maximum amount of Swing Line Loans permitted to be outstanding from time to time, to make a portion of the Revolving Loan Commitments available to Borrower from time to time during the period from the date on which the balance in the Special Collateral Account has been reduced to less than $1,000,000 but excluding the Revolving Loan Commitment Termination Date by making Swing Line Loans to Borrower in an aggregate amount not exceeding the amount of the Swing Line Loan Commitment to be used for the purposes identified in subsection 2.5B, notwithstanding the fact that such Swing Line Loans, when aggregated with Swing Line Lender's outstanding Revolving Loans and Swing Line Lender's Pro Rata Share of the Letter of Credit Usage then in effect, may exceed Swing Line Lender's Revolving Loan Commitment. The original amount of the Swing Line Loan Commitment is $5,000,000; PROVIDED that any reduction of the Revolving Loan Commitments made pursuant to subsection 2.4B that reduces the aggregate Revolving Loan Commitments to an amount less than the then current amount of the Swing Line Loan Commitment shall result in an automatic corresponding reduction of the Swing Line Loan Commitment to the amount of the Revolving Loan Commitments, as so reduced, without any further action on the part of Borrower, Administrative Agent or Swing Line Lender. The Swing Line Loan Commitment shall expire on the Revolving Loan Commitment Termination Date and all Swing Line Loans and all other amounts owed hereunder with respect to the Swing Line Loans shall be paid in full no later than that date; PROVIDED that the Swing Line Loan Commitment shall expire immediately and without further action on June 30, 2001 if the Tranche A Term Loans have not been made on or before that date. Borrower shall repay each Swing Line Loan on or before the date that is five Business Days after the date such Loan was made. Amounts borrowed under this subsection 2.1A(iv) may be repaid and reborrowed to but excluding the Revolving Loan Commitment Termination Date.

                     Anything contained in this Agreement to the contrary
              notwithstanding, the Swing Line Loans and the Swing Line Loan Commitment shall be subject to the limitation that in no event shall the Total Utilization of Revolving Loan Commitments at any time exceed the lesser of the Revolving Loan Commitments then in effect and the Borrowing Base then in effect.

                     (b) SWING LINE LOAN PREPAYMENT WITH PROCEEDS OF REVOLVING LOANS. With respect to any Swing Line Loans that have not been voluntarily prepaid by Borrower pursuant to subsection 2.4B(i), Swing Line Lender may, at any time in its sole and absolute discretion, deliver to Administrative Agent (with a copy to Borrower), no later than 10:00 A.M. (New York City time) at least one Business Day in advance of the proposed Funding Date (which shall be deemed to be a Notice of Borrowing given by Borrower), a notice requesting Lenders with Revolving Loan Commitments to make Revolving Loans that are Base Rate Loans on such Funding Date in an amount equal to the amount of such Swing Line Loans (the "REFUNDED SWING LINE LOANS") outstanding on the date such notice is given which Swing Line Lender requests Lenders with Revolving Loan Commitments to prepay. Borrower hereby authorizes the giving of any such notice and the making of any such Revolving Loans. Anything contained in this Agreement to the contrary notwithstanding, (1) the proceeds of such Revolving Loans made by Lenders other than Swing Line Lender shall be immediately delivered by Administrative Agent to Swing Line Lender at Swing Line Lender's Office (and not to Borrower) and applied to repay a corresponding portion of the Refunded Swing Line Loans and (2) on the day such Revolving Loans are made, Swing Line Lender's Pro Rata Share of the Refunded Swing Line Loans shall be deemed to be paid with the proceeds of a Revolving Loan made by Swing Line Lender, and such portion of the Swing Line Loans deemed to be so paid shall no longer be outstanding as Swing Line Loans and shall no longer be due under the Swing Line Note of Swing Line Lender but shall instead constitute part of Swing Line Lender's outstanding Revolving Loans and shall be due under the Revolving Note of Swing Line Lender. Borrower agrees to immediately pay Swing Line Lender the amount of the Refunded Swing Line Loans to the extent the proceeds of such Revolving Loans made by Lenders with Revolving Loan Commitments, including the Revolving Loan deemed to be made by Swing Line Lender, are not sufficient to repay in full the Refunded Swing Line Loans. If any portion of any such amount paid (or deemed to be paid) to Swing Line Lender should be recovered by or on behalf of Borrower from Swing Line Lender in any bankruptcy proceeding, in any assignment for the benefit of creditors or otherwise, the loss of the amount so recovered shall be ratably shared among all Lenders in the manner contemplated by subsection 10.5.

                     (c) SWING LINE LOAN ASSIGNMENTS. If for any reason (1) Revolving Loans are not made upon the request of Swing Line Lender as provided in the immediately preceding paragraph in an amount sufficient to repay any amounts owed to Swing Line Lender in respect of any outstanding Swing Line Loans or (2) the Revolving Loan Commitments are terminated at a time when any Swing Line Loans are outstanding, each Lender with a Revolving Loan Commitment shall be deemed to, and hereby agrees to, have purchased an assignment of such outstanding Swing Line Loans in an amount equal to its Pro Rata Share (calculated, in the case of the foregoing clause (2), immediately prior to such termination of the Revolving Loan Commitments) of the unpaid amount of such

              Swing Line Loans together with accrued interest thereon. Upon one Business Day's notice from Swing Line Lender, each Lender with a Revolving Loan Commitment shall deliver to Swing Line Lender an amount equal to its respective assignment in same day funds at Swing Line Lender's Office. In order to further evidence such assignment (and without prejudice to the effectiveness of the assignment provisions set forth above), each Lender with a Revolving Loan Commitment agrees to enter into an Assignment Agreement at the request of Swing Line Lender in form and substance reasonably satisfactory to Swing Line Lender and such Lender. If any Lender with a Revolving Loan Commitment fails to make available to Swing Line Lender the amount of such Lender's assignment as provided in this paragraph, Swing Line Lender shall be entitled to recover such amount on demand from such Lender together with interest thereon at the rate customarily used by Swing Line Lender for the correction of errors among banks for three Business Days and thereafter at the Base Rate. If Swing Line Lender receives a payment of any amount in which other Lenders with Revolving Loan Commitments have purchased assignments as provided in this paragraph, Swing Line Lender shall promptly distribute to each such other Lender with a Revolving Loan Commitment its Pro Rata Share of such payment.

                     (d) LENDERS' OBLIGATIONS. Anything contained herein to the contrary notwithstanding, each Lender with a Revolving Loan Commitment's obligation to make Revolving Loans for the purpose of repaying any Refunded Swing Line Loans pursuant to subsection 2.1A(iv)(b) and each such Lender's obligation to purchase an assignment of any unpaid Swing Line Loans pursuant to the immediately preceding paragraph shall be absolute and unconditional and shall not be affected by any circumstance, including (1) any set-off, counterclaim, recoupment, defense or other right which such Lender with a Revolving Loan Commitment may have against Swing Line Lender, Borrower or any other Person for any reason whatsoever; (2) the occurrence or continuation of an Event of Default or a Potential Event of Default; (3) the occurrence of any Material Adverse Effect; (4) any breach of this Agreement or any other Loan Document by any party thereto; or (5) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing; PROVIDED that such obligations of each Lender with a Revolving Loan Commitment are subject to the condition that (x) Swing Line Lender believed in good faith that all conditions under Section 4 to the making of the applicable Refunded Swing Line Loans or other unpaid Swing Line Loans, as the case may be, were satisfied at the time such Refunded Swing Line Loans or unpaid Swing Line Loans were made or
              (y) the satisfaction of any such condition not satisfied had been waived in accordance with subsection 10.6 prior to or at the time such Refunded Swing Line Loans or other unpaid Swing Line Loans were made.

      B. BORROWING MECHANICS. Except for Revolving Loans made on the Closing Date, Revolving Loans made on any Funding Date (other than Revolving Loans made pursuant to a request by Swing Line Lender pursuant to subsection 2.1A(iv) for the purpose of repaying any

Refunded Swing Line Loans or Revolving Loans made pursuant to subsection 3.3B for the purpose of reimbursing any Issuing Lender for the amount of a drawing under a Letter of Credit issued by it) shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $100,000 in excess of that amount; PROVIDED that Revolving Loans made on any Funding Date as LIBOR Loans with a particular Interest Period shall be in an aggregate minimum amount of $2,000,000 and integral multiples of $100,000 in excess of that amount. Any Swing Line Loan made on any Funding Date shall be in a minimum amount of $250,000 and integral multiples of $100,000 in excess of that amount. Whenever Borrower desires that Lenders make Revolving Loans it shall deliver to Administrative Agent a Notice of Borrowing no later than 10:00 A.M. (New York City time) at least three Business Days in advance of the proposed Funding Date (in the case of a LIBOR
Loan) or at least one Business Day in advance of the proposed Funding Date (in the case of a Base Rate Loan). Whenever Borrower desires that Swing Line Lender make a Swing Line Loan, it shall deliver to Swing Line Lender at Swing Line Lender's Office (with a copy to Administrative Agent at Administrative Agent's Office) a Notice of Borrowing no later than 12:00 Noon (New York City time) on the proposed Funding Date. The Notice of Borrowing shall specify (i) the proposed Funding Date (which shall be a Business Day), (ii) the amount and Type of Loans requested, (iii) in the case of Swing Line Loans and any Loans made on the Closing Date, that such Loans shall be Base Rate Loans, (iv) in the case of Revolving Loans not made on the Closing Date, whether such Loans shall be Base Rate Loans or LIBOR Loans, (v) in the case of any Loans requested to be made as LIBOR Loans, the initial Interest Period requested therefor and (vi) information about the account of Borrower to be credited. Revolving Loans may be continued as or converted into Base Rate Loans and LIBOR Loans in the manner provided in subsection 2.2D. In lieu of delivering the above-described Notice of Borrowing for any Loan other than a Swing Line Loan, Borrower may give Administrative Agent telephonic notice by the required time of any proposed borrowing under this subsection 2.1B; PROVIDED that such notice shall be promptly confirmed in writing by delivery of a Notice of Borrowing to Administrative Agent at Administrative Agent's Office no later than 2:00 p.m. (New York City time) on the date such notice was given. In lieu of delivering the above-described Notice of Borrowing for any Swing Line Loan, Borrower may give Swing Line Lender telephonic notice by the required time of any proposed borrowing under this subsection 2.1B; PROVIDED that such notice shall be promptly confirmed in writing by delivery of a Notice of Borrowing to Swing Line Lender at Swing Line Lender's Office (with a copy to Administrative Agent at Administrative Agent's Office) no later than 2:00 p.m. (New York City time) on the date such notice was given

              None of Administrative Agent, Swing Line Lender or any Lender shall incur any liability to Borrower in acting upon any telephonic notice referred to above that Administrative Agent or Swing Line Lender believes in good faith to have been given by a duly authorized Officer or other person authorized to borrow on behalf of Borrower or for otherwise acting in good faith under this subsection 2.1B, and upon funding of Revolving Loans by Lenders or Swing Line Loans by Swing Line Lender in accordance with this Agreement pursuant to any such telephonic notice Borrower shall have effected Revolving Loans or Swing Line Loans hereunder.

              Borrower shall notify Administrative Agent prior to the funding of any Revolving Loans or Swing Line Loans if any of the matters to which Borrower is required (and, if applicable, Swing Line Lender) to certify in the applicable Notice of Borrowing is no longer true and correct as of the applicable Funding Date, and the acceptance by Borrower of the proceeds of any Revolving Loans or Swing Line Loans shall constitute a re-certification by Borrower, as of the applicable Funding Date, as to the matters to which Borrower is required to certify in the applicable Notice of Borrowing.

              Except as otherwise provided in subsections 2.6B, 2.6C and 2.6G, a Notice of Borrowing for a LIBOR Loan (or telephonic notice in lieu thereof) shall be irrevocable once Administrative Agent receives such notice, and Borrower shall be bound to make a borrowing in accordance therewith.

              C. DISBURSEMENT OF FUNDS. All Term Loans and Revolving Loans under this Agreement shall be made by Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that neither Administrative Agent nor any Lender shall be responsible for any default by any other Lender in that other Lender's obligation to make a Loan requested hereunder nor shall the Commitment of any Lender to make the particular Type of Loan requested be increased or decreased as a result of a default by any other Lender in that other Lender's obligation to make a Loan requested hereunder. Promptly after receipt by Administrative Agent of a Notice of Borrowing (except with respect to Swing Line Loans) pursuant to subsection 2.1A or 2.1B (or telephonic notice in lieu thereof), Administrative Agent shall notify each Lender for that Type of Loan of the proposed borrowing. Each such Lender shall make the amount of its Loan available to Administrative Agent at the Administrative Agent's Office not later than 12:00 Noon (New York City time) on the applicable Funding Date. Except as provided in subsection 2.1A(iv) or subsection 3.3B with respect to Revolving Loans used to repay Refunded Swing Line Loans or to reimburse any Issuing Lender for the amount of a drawing under a Letter of Credit issued by it, upon satisfaction or waiver of the conditions precedent specified in subsections 4.1 (in the case of Loans made on the Closing
Date) and 4.2 (in the case of all Loans), Administrative Agent shall make the proceeds of such Loans available to Borrower on the applicable Funding Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Loans received by Administrative Agent from Lenders to be wire-transferred to an account of Borrower as specified in the applicable Notice of Borrowing. Swing Line Lender shall make the amount of its Swing Line Loan available to Borrower by wire transfer to an account of Borrower as specified in the applicable Notice of Borrowing not later than 2:00 P.M. (New York City time) on the applicable Funding Date, in each case in same day funds in Dollars.

              Unless Administrative Agent shall have been notified by any Lender prior to a Funding Date for any Loans that such Lender does not intend to make available to Administrative Agent the amount of such Lender's Loan requested on such Funding Date, Administrative Agent may assume that such Lender has made such amount available to Administrative Agent on such Funding Date and Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to Borrower a corresponding amount on such Funding Date. If such corresponding amount is not in fact made available to Administrative Agent by such Lender, Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from such Funding Date until the date such amount is paid to Administrative Agent, at the customary rate set by Administrative Agent for the correction of errors among banks for three Business Days and thereafter at the Base Rate. If such Lender does not pay such corresponding amount forthwith upon Administrative Agent's demand therefor, Administrative Agent shall promptly notify Borrower and Borrower shall immediately pay such corresponding amount to Administrative Agent together with interest thereon, for each day from such Funding Date until the date such amount is paid to Administrative Agent, at the rate payable under this Agreement for Base Rate Loans. Nothing in this subsection 2.1C shall be deemed to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that Borrower may have against any Lender as a result of any default by such Lender hereunder.

              D.     THE REGISTER.

              (i) Administrative Agent shall maintain, at its address referred to in subsection 10.8, a register for the recordation of the names and addresses of Lenders and the Commitments and Loans of each Lender from time to time (the "REGISTER"). The Register shall be available for inspection by Borrower at any reasonable time and from time to time upon reasonable prior notice.

              (ii) Administrative Agent shall record in the Register the Tranche A Term Loan Commitment, Tranche B Term Loan Commitment and Revolving Loan Commitment and the Tranche A Term Loans, Tranche B Term Loans and Revolving Loans from time to time of each Lender, and each repayment or prepayment in respect of the principal amount of the Term Loan or Revolving Loans of each Lender. Any such recordation shall be conclusive and binding on Borrower and each Lender, absent manifest error; PROVIDED that failure to make any such recordation, or any error in such recordation, shall not affect any Lender's Commitments or Borrower's Obligations in respect of any applicable Loans.

              (iii) Each Lender may record on its internal records (including the Notes held by such Lender) the amount of the Tranche A Term Loans, Tranche B Term Loans and each Revolving Loan made by it and each payment in respect thereof. Any such recordation shall be conclusive and binding on Borrower, absent manifest error; PROVIDED that failure to make any such recordation, or any error in such recordation, shall not affect any Lender's Commitments or Borrower's Obligations in respect of any applicable Loans; and PROVIDED FURTHER that in the event of any inconsistency between the Register and any Lender's records, the recordations in the Register shall govern (absent manifest error).

              (iv) Borrower, Administrative Agent and Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Commitments and Loans listed therein for all purposes hereof, and no assignment or transfer of any such Commitment or Loan shall be effective, in each case unless and until an Assignment Agreement effecting the assignment or transfer thereof shall have been accepted by Administrative Agent and recorded in the Register as provided in subsection

      10.1B(ii). Prior to such recordation, all amounts owed with respect to the applicable Commitment or Loan shall be owed to the Lender listed in the Register as the owner thereof, and any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Loans.

              (v) Borrower hereby designates CIBC to serve as Borrower's agent solely for purposes of maintaining the Register as provided in this subsection 2.1D, and Borrower hereby agrees that, to the extent CIBC serves in such capacity, CIBC and its officers, directors, employees, agents and Affiliates shall constitute Indemnitees for all purposes under subsection 10.3.

      E. NOTES. Borrower shall execute and deliver on the Closing Date (i) to each Lender (or to Administrative Agent for that Lender if requested by such Lender) (a) a Tranche A Term Loan Note substantially in the form of EXHIBIT V annexed hereto to evidence that Lender's Tranche A Term Loan, in the principal amount of that Lender's Tranche A Term Loan and with other appropriate insertions, (b) a Tranche B Term Loan Note substantially in the form of EXHIBIT VI annexed hereto to evidence that Lender's Tranche B Term Loan, in the principal amount of that Lender's Tranche B Term Loan and with other appropriate insertions, and (c) a Revolving Note substantially in the form of EXHIBIT VII annexed hereto to evidence that Lender's Revolving Loans, in the principal amount of that Lender's Revolving Loan Commitment and with other appropriate insertions, and (ii) to Swing Line Lender (or to Administrative Agent for Swing Line Lender) a Swing Line Note substantially in the form of EXHIBIT VIII annexed hereto to evidence Swing Line Lender's Swing Line Loans, in the principal amount of the Swing Line Loan Commitment and with other appropriate insertions.

              Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until an Assignment Agreement effecting the assignment or transfer thereof shall have been accepted by Administrative Agent as provided in subsection 10.1B(ii). Any request, authorization or consent of any person or entity who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, assignee or transferee of that Note or of any Note or Notes issued in exchange therefor.

      2.2     INTEREST ON THE LOANS.

      A. RATE OF INTEREST. Subject to the provisions of subsections 2.6 and 2.7, each Term Loan and each Revolving Loan shall bear interest on the unpaid principal amount thereof from the date made through maturity (whether by acceleration or otherwise) at a rate determined by reference to the Base Rate or Adjusted LIBOR. Subject to the provisions of subsection 2.7, each Swing Line Loan shall bear interest on the unpaid principal amount thereof from the date made through maturity (whether by acceleration or otherwise) at a rate determined by reference to the Base Rate. The applicable basis for determining the rate of interest with respect to any Term Loan or any Revolving Loan shall be selected by Borrower initially at the time a Notice of Borrowing is given with respect to such Loan pursuant to subsection 2.1B, and the basis for determining the interest rate with respect to any Term Loan or any Revolving Loan may be changed from time to time pursuant to subsection 2.2D. If on any day a Term Loan or Revolving Loan is outstanding with respect to which notice has not been delivered to Administrative Agent in accordance with the terms of this Agreement specifying the applicable basis for determining the rate of interest, then for that day that Loan shall bear interest determined by reference to the Base Rate.

              Subject to the provisions of subsections 2.2E and 2.7, the Tranche A Term Loans, the Tranche B Term Loans and the Revolving Loans shall bear interest through maturity as follows:

              (i) if a Base Rate Loan, then at the sum of the Base Rate PLUS the Applicable Base Rate Margin for such Type of Loans; or

              (ii) if a LIBOR Loan, then at the sum of Adjusted LIBOR PLUS the Applicable LIBOR Margin for such Type of Loans.

              Subject to the provisions of subsections 2.2E and 2.7, the Swing Line Loans shall bear interest through maturity at the sum of the Base Rate PLUS the Applicable Base Rate Margin.

              Upon delivery of the Margin Determination Certificate by Borrower to Administrative Agent pursuant to subsection 6.1(xvi), the Applicable Base Rate Margin and Applicable LIBOR Margin shall automatically be adjusted in accordance with such Margin Determination Certificate, such adjustment to become effective on the 60th day after the end of the Fiscal Quarter to which the financial results contained in the Margin Determination Certificate relate; PROVIDED that (1) at any time a Margin Determination Certificate is not delivered at the time required pursuant to subsection 6.1(xvi), from the time such Margin Determination Certificate was required to be delivered until delivery of such Margin Determination Certificate, the Applicable Base Rate Margin shall be 2.50% for the Revolving Loans and the Tranche A Term Loans and 3.00% for the Tranche B Term Loans, and the Applicable LIBOR Margin shall be 3.50% for the Revolving Loans and the Tranche A Term Loans and 4.00% for the Tranche B Term Loans, and (2) if a Margin Determination Certificate erroneously indicates an applicable margin more favorable to Borrower than should be afforded by the actual calculation of the Consolidated Total Leverage Ratio, Borrower shall promptly pay additional interest and letter of credit fees to correct for such error.

              B. INTEREST PERIODS. In connection with each LIBOR Loan, Borrower may, pursuant to the applicable Notice of Borrowing or Notice of Conversion/Continuation, as the case may be, select an interest period (each an "INTEREST PERIOD") to be applicable to such Loan, which Interest Period shall be, at Borrower's option, either a one, two, three or six month period; PROVIDED that:

              (i) the initial Interest Period for any LIBOR Loan shall commence on the Funding Date in respect of such Loan, in the case of a Loan initially made as a LIBOR Loan, or on the date specified in the applicable Notice of Conversion/Continuation, in the case of a Loan converted to a LIBOR Loan;

              (ii) in the case of immediately successive Interest Periods applicable to a LIBOR Loan continued as such pursuant to a Notice of Conversion/Continuation, each successive Interest Period shall commence on the day on which the next preceding Interest Period expires;

              (iii) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; PROVIDED that, if any Interest Period would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

              (iv) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (v) of this subsection 2.2B, end on the last Business Day of a calendar month;

              (v) no Interest Period with respect to any portion of the Tranche A Term Loans shall extend beyond June 30, 2006, no Interest Period with respect to any portion of the Tranche B Term Loans shall extend beyond June 29, 2007, and no Interest Period with respect to any portion of the Revolving Loans shall extend beyond the Revolving Loan Commitment Termination Date;

              (vi) no Interest Period with respect to any Type of Term Loans shall extend beyond a date on which Borrower is required to make a scheduled payment of principal of such Type of Term Loans, unless the sum of (a) the aggregate principal amount of such Type of Term Loans that are Base Rate Loans PLUS (b) the aggregate principal amount of such Type of Term Loans that are LIBOR Loans with Interest Periods expiring on or before such date equals or exceeds the principal amount required to be paid on such Type of Term Loans on such date;

              (vii) no Interest Period with respect to any portion of the Revolving Loans shall extend beyond the date on which a permanent reduction of the Revolving Loan Commitments is scheduled to occur unless the sum of (a) the aggregate principal amount of Revolving Loans that are Base Rate Loans PLUS (b) the aggregate principal amount of Revolving Loans that are LIBOR Loans with Interest Periods expiring on or before such date PLUS (c) the excess of the Revolving Loan Commitments then in effect over the aggregate principal amount of Revolving Loans then outstanding equals or exceeds the permanent reduction of the Revolving Loan Commitments that is scheduled to occur on such date;

              (viii) there shall be no more than eight Interest Periods outstanding at any time; and

              (ix) if Borrower fails to specify an Interest Period for any LIBOR Loan in the applicable Notice of Borrowing or Notice of Conversion/Continuation, Borrower shall be deemed to have selected an Interest Period of one month.

              C. INTEREST PAYMENTS. Subject to the provisions of subsection 2.2E, interest on each Loan shall be payable in arrears on and to each Interest Payment Date applicable to that Loan, upon any prepayment of that Loan (to the extent accrued on the amount being prepaid) and at maturity (including final maturity) PROVIDED that if any Swing Line Loans or any Revolving Loans that are Base Rate Loans are prepaid pursuant to subsection 2.4B(i), interest accrued on such Loans through the date of such prepayment shall be payable on the next succeeding Interest Payment Date applicable to Base Rate Loans (or, if earlier, at final maturity).

              D.     CONVERSION OR CONTINUATION.

              (i) Subject to the provisions of subsection 2.6, Borrower shall have the option (i) to convert at any time all or any part of its outstanding Term Loans or Revolving Loans from Loans bearing interest at a rate determined by reference to one basis to Loans bearing interest at a rate determined by reference to an alternative basis, in each case in the applicable Minimum Amount therefor, or (ii) upon the expiration of any Interest Period applicable to a LIBOR Loan, to continue all or any portion of such Loan equal to $2,000,000 and integral multiples of $100,000 in excess of that amount as a LIBOR Loan; PROVIDED, HOWEVER, that a LIBOR Loan may only be converted into a Base Rate Loan on the expiration date of an Interest Period applicable thereto.

              (ii) Borrower shall deliver a Notice of Conversion/Continuation to Administrative Agent no later than 10:00 AM (New York City time) at least three Business Days in advance of the proposed conversion date (in the case of a conversion to a Base Rate Loan) and at least three Business Days in advance of the proposed conversion/continuation date (in the case of a conversion to, or a continuation of, a LIBOR Loan). With respect to any LIBOR Loan, if Borrower fails to deliver a Notice of Conversion/Continuation as described above or if any proposed conversion/continuation under this subsection 2.2D is not permitted hereunder, Borrower shall be deemed to have elected to convert such LIBOR Loan to a Base Rate Loan on the last day of the then-expiring Interest Period.

              (iii) A Notice of Conversion/Continuation shall specify (a) the proposed conversion/continuation date (which shall be a Business Day), (b) the amount and Type of the Loan to be converted/continued, (c) the nature of the proposed conversion/continuation, (d) in the case of a conversion to, or a continuation of, a LIBOR Loan, the requested Interest Period, and
      (e) in the case of a conversion to, or a continuation of, a LIBOR Loan, that no Potential Event of Default or Event of Default has occurred and is continuing. In lieu of delivering the above-described Notice of Conversion/Continuation, Borrower may give Administrative Agent telephonic notice by the required time of any proposed conversion/continuation under this subsection 2.2D, provided that Administrative Agent shall receive a Notice of Conversion/Continuation to confirm such telephonic notice no later than 2:00 P.M. (New York City time) on the day on which such telephonic notice is given. Upon receipt of written or telephonic notice of any proposed conversion/continuation under this subsection 2.2D, Administrative Agent shall promptly transmit such notice by telefacsimile or electronic mail (or by telephone promptly confirmed by telefacsimile or electronic mail) to each Lender.

              (iv) Neither Administrative Agent nor any Lender shall incur any liability to Borrower in acting upon any telephonic notice referred to above that Administrative Agent believes in good faith to have been given by a duly authorized Officer or other person authorized to act on behalf of Borrower or for otherwise acting in good faith under this subsection 2.2D, and upon conversion or continuation of the applicable basis for determining the interest rate with respect to any Loans in accordance with this Agreement pursuant to any such telephonic notice Borrower shall have effected a conversion or continuation, as the case may be, hereunder.

              (v) Except as otherwise provided in subsections 2.6B, 2.6C and 2.6G, a notice of a proposed conversion to, or continuation of, a LIBOR Loan (whether by delivery of a Notice of Conversion/Continuation or telephonic notice) shall be irrevocable once Administrative Agent receives such notice, and Borrower shall be bound to effect a conversion or continuation in accordance therewith.

              E. DEFAULT RATE. Upon the occurrence and during the continuation of any Event of Default, the outstanding principal amount of all Loans and, to the extent permitted by applicable law, any interest payments thereon not paid when due and any fees and other amounts then due and payable hereunder, shall thereafter bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) payable upon demand at a rate that is 2.00% per annum in excess of the interest rate otherwise payable under this Agreement with respect to the applicable Loans (or, in the case of any such fees and other amounts, at a rate which is 2.00% per annum in excess of the interest rate otherwise payable under this Agreement for Revolving Loans that are Base Rate Loans); PROVIDED that, in the case of LIBOR Loans, upon the expiration of the Interest Period in effect at the time any such increase in interest rate is effective such LIBOR Loans shall thereupon become Base Rate Loans and shall thereafter bear interest payable upon demand at a rate which is 2.00% per annum in excess of the interest rate otherwise payable under this Agreement for Base Rate Loans. Payment or acceptance of the increased rates of interest provided for in this subsection 2.2E is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Administrative Agent or any Lender.

              F. COMPUTATION OF INTEREST. Interest on the Loans and other Obligations shall be computed (i) in the case of Base Rate Loans, on the basis of a 365-day year, and (ii) in the case of LIBOR Loans and other Obligations (other than Base Rate Loans), on the basis of a 360-day year, in each case for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted from a LIBOR Loan, the date of conversion of such LIBOR Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a LIBOR Loan, the date of conversion of such Base Rate Loan to such LIBOR Loan, as the case may be, shall be excluded; PROVIDED that if a Loan is repaid on the same day on which it is made, one day's interest shall be paid on that Loan.

      2.3     FEES.

              A. REVOLVING LOAN COMMITMENT FEES. Borrower agrees to pay to Administrative Agent, for distribution to each Lender in proportion to that Lender's Pro Rata Share of the Revolving Loan Commitments, commitment fees for the period from and including the Closing Date to and excluding the Revolving Loan Commitment Termination Date equal to the average of the daily excess of the Revolving Loan Commitments over the sum of (i) the aggregate principal amount of outstanding Revolving Loans (but not any outstanding Swing Line Loans) PLUS (ii) the Letter of Credit Usage MULTIPLIED BY one half of 1% per annum, such commitment fees to be calculated on the basis of a 360-day year and the actual number of days elapsed and to be payable quarterly in arrears on the last Business Day of each March, June, September and December of each Fiscal Year commencing on the first such date to occur after the Closing Date, and on the Revolving Loan Commitment Termination Date.

              B. OTHER FEES. Borrower agrees to pay to Lead Arranger and Administrative Agent such fees in the amounts and at the times separately agreed upon among Borrower, Lead Arranger and Administrative Agent.

      2.4 REPAYMENTS, PREPAYMENTS AND REDUCTIONS IN REVOLVING LOAN COMMITMENTS; GENERAL PROVISIONS REGARDING PAYMENTS; APPLICATION OF PROCEEDS OF COLLATERAL AND PAYMENTS UNDER SUBSIDIARY GUARANTY.

              A.     SCHEDULED PAYMENTS OF TERM LOANS.

              (i) SCHEDULED PAYMENTS OF TRANCHE A TERM LOANS. Borrower shall make principal payments on the Tranche A Term Loans in installments on the dates and in the amounts set forth below:

             DATE                                      SCHEDULED REPAYMENT

       September 30, 2001                              $   500,000
       December 31, 2001                               $   500,000
       March 31, 2002                                  $ 1,000,000
       June 30, 2002                                   $ 1,000,000
       September 30, 2002                              $ 2,000,000
       December 31, 2002                               $ 2,000,000
       March 31, 2003                                  $ 2,500,000
       June 30, 2003                                   $ 2,500,000
       September 30, 2003                              $ 2,500,000
       December 31, 2003                               $ 2,500,000
       March 31, 2004                                  $ 2,500,000
       June 30, 2004                                   $ 2,500,000
       September 30, 2004                              $ 3,000,000
       December 31, 2004                               $ 3,000,000
       March 31, 2005                                  $ 3,000,000
       June 30, 2005                                   $ 3,000,000

       September 30, 2005                              $ 4,000,000
       December 31, 2005                               $ 4,000,000
       March 31, 2006                                  $ 4,000,000
       June 30, 2006                                   $ 4,000,000
                                                       ===========

                                      TOTAL            $50,000,000

; PROVIDED that the scheduled installments of principal of the Tranche A Term Loans set forth above shall be reduced in connection with any voluntary or mandatory prepayments of the Tranche A Term Loans in accordance with subsection 2.4B(iv); and PROVIDED, FURTHER that the Tranche A Term Loans and all other amounts owed hereunder with respect to the Tranche A Term Loans shall be paid in full no later than June 30, 2006, and the final installment payable by Borrower in respect of the Tranche A Term Loans on such date shall be in an amount, if such amount is different from that specified above, sufficient to repay all amounts owing by Borrower under this Agreement with respect to the Tranche A Term Loans.

              (ii) SCHEDULED PAYMENTS OF TRANCHE B TERM LOANS. Borrower shall make principal payments on the Tranche B Term Loans in quarterly installments equal to $125,000 on the last Business Day of each March, June, September and December of each Fiscal Year commencing on September 30, 2001, and ending on June 29, 2007; PROVIDED that the scheduled installments of principal of the Tranche B Term Loans shall be reduced in connection with any voluntary or mandatory prepayments of the Tranche B Term Loans in accordance with subsection 2.4B(iv); and PROVIDED, FURTHER that the Tranche B Term Loans and all other amounts owed hereunder with respect to the Tranche B Term Loans shall be paid in full no later than June 29, 2007, and the final installment payable by Borrower in respect of the Tranche B Term Loans on such date shall be in an amount sufficient to repay all amounts owing by Borrower under this Agreement with respect to the Tranche B Term Loans.

              B. PREPAYMENTS AND UNSCHEDULED REDUCTIONS IN REVOLVING LOAN COMMITMENTS.

              (i) VOLUNTARY PREPAYMENTS. Borrower may, upon not less than one Business Day's irrevocable prior written notice, in the case of Base Rate Loans, and three Business Days' irrevocable prior written notice, in the case of LIBOR Loans, in each case given to Administrative Agent by 12:00 Noon (New York City time) on the date required (which written notice Administrative Agent will promptly transmit by telefacsimile or electronic mail to each Lender), at any time and from time to time prepay any Swing Line Loan on any Business Day in whole or in part in an aggregate minimum amount of $250,000 and integral multiples of $100,000 in excess of that amount, and any Tranche A Term Loans, Tranche B Term Loans or Revolving Loans on any Business Day in whole or in part in an aggregate minimum amount of $1,000,000 and integral multiples of $100,000 in excess of that amount; PROVIDED, HOWEVER, that any LIBOR Loan may be prepaid on a day other than the expiration of the Interest Period applicable thereto, only if Borrower pays the amounts due pursuant to subsection 2.6D caused by such prepayment. Notice of

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      prepayment having been given as aforesaid, the principal amount of the
      Loans specified in such notice shall become due and payable on the prepayment date specified therein. Any such voluntary prepayment shall be applied as specified in subsection 2.4B(iv).

              (ii) VOLUNTARY REDUCTIONS OF REVOLVING LOAN COMMITMENTS. Borrower may, upon not less than five Business Days' irrevocable prior written notice to Administrative Agent (which written notice Administrative Agent will promptly transmit by telefacsimile or electronic mail to each Lender), at any time and from time to time terminate in whole or permanently reduce in part, without premium or penalty, the Revolving Loan Commitments in an amount up to the amount by which the Revolving Loan Commitments exceed the Total Utilization of Revolving Loan Commitments at the time of such proposed termination or reduction; PROVIDED that any such partial reduction of the Revolving Loan Commitments shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $100,000 in excess of that amount. Borrower's notice to Administrative Agent shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction of the Revolving Loan Commitments shall be effective on the date specified in Borrower's notice and shall reduce the Revolving Loan Commitment of each Lender proportionately to its Pro Rata Share.

              (iii) MANDATORY PREPAYMENTS AND MANDATORY REDUCTIONS OF REVOLVING LOAN COMMITMENTS. The Loans shall be prepaid and/or the Revolving Loan Commitments shall be permanently reduced in the amounts and under the circumstances set forth below, all such prepayments and/or reductions to be applied as set forth below or as more specifically provided in subsection 2.4B(iv):

                     (a) PREPAYMENTS AND REDUCTIONS FROM NET ASSET SALE PROCEEDS. No later than the date of receipt by Borrower or any of its Subsidiaries of any Net Asset Sale Proceeds in respect of any Asset Sale, Borrower shall either (1) prepay the Loans and/or the Revolving Loan Commitments shall be permanently reduced in an aggregate amount equal to such Net Asset Sale Proceeds or (2) so long as no Potential Event of Default or Event of Default shall have occurred and be continuing and to the extent that aggregate Net Asset Sale Proceeds for such Fiscal Year exceed $1,000,000, deliver to Administrative Agent an Officer's Certificate setting forth (x) that portion of such Net Asset Sale Proceeds that Borrower or such Subsidiary intends to reinvest in equipment or other productive assets of the general type used in the business of Borrower and its Subsidiaries within 180 days of such date of receipt and (y) the proposed use of such portion of the Net Asset Sale Proceeds and such other information with respect to such reinvestment as Administrative Agent may reasonably request, and Borrower shall, or shall cause one or more of its Subsidiaries to, promptly and diligently apply such portion to such reinvestment purposes. Pending any such reinvestment, such Net Asset Sale Proceeds shall be held in a cash collateral account pledged to Administrative Agent for the ratable benefit of Lenders. In addition, Borrower shall, no later than 180 days after receipt of such Net Asset Sale Proceeds that have not theretofore been applied to the Obligations or that have not been so reinvested as provided above, make an additional prepayment of the Loans (and/or the Revolving Loan Commitments shall be permanently reduced) in the full amount of all such Net Asset Sale Proceeds. Notwithstanding anything to the contrary contained in this subsection 2.4B(iii)(a), Borrower may reinvest the Net Asset Sale Proceeds from the sale of Borrower's corporate aircraft in a new corporate aircraft to the extent that the Net Asset Sale Proceeds do not exceed $2,000,000 in the aggregate.

                     (b)    PREPAYMENTS AND REDUCTIONS FROM NET
              INSURANCE/CONDEMNATION PROCEEDS. No later than the first Business Day following the date of receipt by Administrative Agent or by Borrower or any of its Subsidiaries of any Net Insurance/Condemnation Proceeds in excess of $500,000 in the aggregate for such Fiscal Year that are not applied to restoration or reconstruction pursuant to the provisions of subsection 6.4C, immediately following the 180th day occurring after the receipt by Borrower or any of its Subsidiaries of such Net Insurance/Condemnation Proceeds, Borrower shall prepay the Loans and/or the Revolving Loan Commitments shall be permanently reduced in an aggregate amount equal to the amount of such Net Insurance/Condemnation Proceeds.

                     (c) PREPAYMENTS AND REDUCTIONS DUE TO REVERSION OF SURPLUS ASSETS OF PENSION PLANS. On the date of return to Borrower or any of its Subsidiaries or any surplus assets of any Pension Plan of Borrower or any of its Subsidiaries, Borrower shall prepay the Loans and/or the Revolving Loan Commitments shall be permanently reduced in an aggregate amount (such amount being the "NET PENSION PROCEEDS") equal to 100% of such returned surplus assets, net of transaction costs and expenses incurred in obtaining such return, including incremental taxes payable as a result thereof.

                     (d) PREPAYMENTS AND REDUCTIONS DUE TO ISSUANCE OF EQUITY SECURITIES. On the date of receipt of the Net Securities Proceeds from the issuance of any Capital Stock of Borrower, Holdings or of any Subsidiary of Borrower or from any capital contribution to Borrower by any holder of Capital Stock thereof after the Closing Date (other than, provided that no Potential Event of Default or Event of Default shall have occurred and be continuing at such time, proceeds from the issuance of Capital Stock or from capital contributions to pay for acquisitions permitted pursuant to subsection 7.7 ), Borrower shall prepay the Loans and/or the Revolving Loan Commitments shall be permanently reduced in an aggregate amount equal to such Net Securities Proceeds.

                     (e) PREPAYMENTS AND REDUCTIONS DUE TO ISSUANCE OF INDEBTEDNESS. On the date of receipt of the Net Securities Proceeds from the issuance of any Indebtedness of Borrower, Holdings or any of its Subsidiaries after the Closing Date, other than Indebtedness permitted pursuant to subsection 7.1, Borrower shall prepay the Loans and/or the Revolving Loan Commitments shall be permanently reduced in an aggregate amount equal to such Net Securities Proceeds.

                     (f) PREPAYMENTS AND REDUCTIONS FROM CONSOLIDATED EXCESS CASH FLOW. If there is Consolidated Excess Cash Flow for any Fiscal Year (commencing with Fiscal Year 2001), Borrower shall, no later than 90 days after the end of such Fiscal Year, prepay the Loans (but the Revolving Loan Commitment shall not be permanently reduced) in an aggregate amount equal to (i) if at the end of such Fiscal Year, the Consolidated Total Leverage Ratio is less than 3:00 to 1:00, 50% of such Consolidated Excess Cash Flow, or (ii) otherwise, 75% of such Consolidated Excess Cash Flow.

                     (g) CALCULATIONS OF NET PROCEEDS AMOUNTS; ADDITIONAL PREPAYMENTS AND REDUCTIONS BASED ON SUBSEQUENT CALCULATIONS. Concurrently with any prepayment of the Loans and/or reduction of the Revolving Loan Commitments pursuant to subsections 2.4B(iii)(b)- 2.4B(iii)(f), Borrower shall deliver to Administrative Agent and Lenders an Officer's Certificate demonstrating the calculation of the amount (the "NET PROCEEDS AMOUNT") of the applicable Net Asset Sale Proceeds, Net Insurance/Condemnation Proceeds, Net Pension Proceeds, Net Securities Proceeds, or Consolidated Excess Cash Flow, as the case may be, that gave rise to such prepayment and/or reduction. If Borrower subsequently determines that the actual Net Proceeds Amount was greater than the amount set forth in such Officer's Certificate (including if any actual taxes to be paid as a result of an Asset Sale is less than the estimated taxes to be paid as a result of such Asset Sale), Borrower shall promptly make an additional prepayment of the Loans (and/or, if applicable, the Revolving Loan Commitments shall be permanently reduced) in an amount equal to the amount of such excess, and Borrower shall concurrently therewith deliver to Administrative Agent an Officer's Certificate demonstrating the derivation of the additional Net Proceeds Amount resulting in such excess.

                     (h) PREPAYMENTS DUE TO REDUCTIONS OR RESTRICTIONS OF REVOLVING LOAN COMMITMENTS. Borrower shall from time to time prepay FIRST the Swing Line Loans, SECOND the Revolving Loans to the extent necessary so that the Total Utilization of Revolving Loan Commitments shall not at any time exceed the lesser of the Revolving Loan Commitments or the Borrowing Base then in effect and THIRD to cash collateralize any outstanding Letters of Credit.

              (iv)   APPLICATION OF PREPAYMENTS.

                     (a) APPLICATION OF VOLUNTARY PREPAYMENTS BY TYPE OF LOANS AND ORDER OF MATURITY. Subject to the provisions of subsection 2.4D, any voluntary prepayments pursuant to subsection 2.4B(i) shall be applied as specified by Borrower in the applicable notice of prepayment; PROVIDED that if Borrower fails to specify the Loans to which any such prepayment shall be applied, such prepayment shall be applied FIRST to repay outstanding Term Loans to the full extent thereof, SECOND to repay outstanding Swing Line Loans to the full extent thereof, THIRD to repay outstanding Revolving Loans to the full extent thereof and permanently reduce the Revolving Loan Commitments and FOURTH to cash collateralize any outstanding Letters of Credit. Any voluntary prepayments of the Term Loans pursuant to subsection 2.4B(i) shall be applied to prepay the Tranche A Term Loans and the Tranche B Term Loans on a pro rata basis (in accordance with the respective outstanding principal amounts thereof) to reduce the scheduled installments of principal of the Tranche A Term Loans and Tranche B Term Loans set forth in subsections 2.4A(i) and 2.4A(ii) on a pro rata basis (in accordance with the respective outstanding principal amounts thereof) to each remaining scheduled installment of principal of the Tranche A Term Loans or the Tranche B Term Loans, as the case may be, set forth in subsection 2.4A(i) or 2.4A(ii), respectively.

                     (b) APPLICATION OF MANDATORY PREPAYMENTS BY TYPE OF LOANS. Unless an Event of Default has occurred and is continuing, any amount (the "APPLIED AMOUNT") required to be applied as a mandatory prepayment of the Term Loans and/or a reduction of the Revolving Loan Commitments pursuant to subsections 2.4B(iii)(a)- 2.4B(iii)(g) shall be applied FIRST to prepay the Term Loans to the full extent thereof, SECOND, to the extent of any remaining portion of the Applied Amount, to prepay the Swing Line Loans to the full extent thereof and to permanently reduce the Revolving Loan Commitments by the amount of such prepayment, THIRD, to the extent of any remaining portion of the Applied Amount, to prepay the Revolving Loans to the full extent thereof and to cash collateralize any outstanding Letters of Credit and to further permanently reduce the Revolving Loan Commitments by the amount of such prepayment, FOURTH, to the extent of any remaining portion of such Applied Amount, to further permanently reduce the Revolving Loan Commitments to the full extent thereof (except as provided in subsection 2.4B(iii)(f)). If an Event of Default has occurred and is continuing, any amount required to be applied as a mandatory prepayment shall be applied as set forth in subsection 2.4D.

                     (c) APPLICATION OF MANDATORY PREPAYMENTS OF TERM LOANS TO TRANCHE A TERM LOANS AND TRANCHE B TERM LOANS AND THE SCHEDULED INSTALLMENTS OF PRINCIPAL THEREOF. Any mandatory prepayments of the Term Loans pursuant to subsection 2.4B(iii), subject to the last sentence of subsection 2.4B(iv)(b), shall be applied to prepay the Tranche A Term Loans and the Tranche B Term Loans on a pro rata basis (in accordance with the respective outstanding principal amounts thereof) and shall be applied to reduce the scheduled installments of principal of the Tranche A Term Loans or the Tranche B Term Loans, as the case may be, set forth in subsection 2.4A(i) or 2.4A(ii), respectively, on a pro rata basis (in accordance with the respective outstanding principal amounts thereof) to each scheduled installment of principal of the Tranche A Term Loans or the Tranche B Term Loans, as the case may be, set forth in subsection 2.4A(i) or 2.4A(ii), respectively, that is unpaid at the time of such prepayment.

                     (d) APPLICATION OF PREPAYMENTS TO BASE RATE LOANS AND LIBOR LOANS. Considering Tranche A Term Loans, Tranche B Term Loans and Revolving Loans being prepaid separately, any prepayment thereof shall be applied first to Base Rate Loans to the full extent thereof before application to LIBOR Loans, in each case in a manner which minimizes the amount of any payments required to be made by Borrower pursuant to subsection 2.6D.

              C.     GENERAL PROVISIONS REGARDING PAYMENTS.

              (i) MANNER AND TIME OF PAYMENT. All payments by Borrower of principal, interest, fees and other Obligations hereunder and under the Notes shall be made in Dollars in same day funds, without defense, setoff or counterclaim, free of any restriction or condition, and delivered to Administrative Agent not later than 12:00 Noon (New York City time) on the date due at the Administrative Agent's Office for the account of Lenders; funds received by Administrative Agent after that time on such due date shall be deemed to have been paid by Borrower on the next succeeding Business Day. Notwithstanding the foregoing, payments of amounts deposited in the Collateral Account pursuant to the proviso to subsection 2.4B(iii)(a) shall be deemed to have been paid by Borrower on the applicable date or dates such amounts are applied to prepay LIBOR Loans. Borrower hereby authorizes Administrative Agent to charge its accounts with Administrative Agent in order to cause timely payment to be made to Administrative Agent of all principal, interest, fees and expenses due hereunder (subject to sufficient funds being available in its accounts for that purpose).

              (ii) APPLICATION OF PAYMENTS. Prior to any payments being applied to principal or interest under this Agreement or under the Notes, such payments shall first be applied to any outstanding and payable fees, costs, expenses, indemnities or other amounts (aside from principal or interest due under the Loan Documents), as determined in the reasonable opinion of Administrative Agent.

              (iii) APPLICATION OF PAYMENTS TO PRINCIPAL AND INTEREST. Except as provided in subsection 2.2C, all payments in respect of the principal amount of any Loan shall include payment of accrued interest on the principal amount being repaid or prepaid, and all such payments (and, in any event, any payments in respect of any Loan on a date when interest is due and payable with respect to such Loan) shall be applied to the payment of interest before application to principal.

              (iv) APPORTIONMENT OF PAYMENTS. Aggregate principal and interest payments in respect of Term Loans and Revolving Loans shall be apportioned among all outstanding Loans to which such payments relate, in each case proportionately to Lenders' respective Pro Rata Shares. Administrative Agent shall promptly distribute to each Lender, at its primary address set forth below its name on the appropriate signature page hereof or at such other address as such Lender may request, its Pro Rata Share of all such payments received by Administrative Agent and the commitment fees of such Lender, if any, when received by Administrative Agent pursuant to subsection 2.3. Notwithstanding the foregoing provisions of this subsection 2.4C(iv), if, pursuant to the provisions of subsection 2.6C, any Notice of Conversion/Continuation is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans in lieu of its Pro

      Rata Share of any LIBOR Loans, Administrative Agent shall give effect thereto in apportioning payments received thereafter.

              (v) PAYMENTS ON BUSINESS DAYS. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder or of the commitment fees hereunder, as the case may be.

              (vi) NOTATION OF PAYMENT. Each Lender agrees that before disposing of any Note held by it, or any part thereof (other than by granting participations therein), that Lender will use reasonable efforts to make a notation thereon of all Loans evidenced by that Note and all principal payments previously made thereon and of the date to which interest thereon has been paid; PROVIDED that the failure to make (or any error in the making of) a notation of any Loan made under such Note shall not limit or otherwise affect the obligations of Borrower hereunder or under such Note with respect to any Loan or any payments of principal or interest on such Note; provided, further, that in the event of any inconsistency, the Register shall govern (absent manifest error).

              D. APPLICATION OF PROCEEDS OF COLLATERAL AND PAYMENTS AFTER EVENT OF DEFAULT.

              (i) APPLICATION OF CERTAIN PAYMENTS AND PROCEEDS OF COLLATERAL. All proceeds received by Administrative Agent in respect of any sale of, collection from, or other realization upon all or any part of the Collateral under any Collateral Document may, in the discretion of Administrative Agent, be held by Administrative Agent as Collateral for, and/or (then or at any time thereafter) applied in full or in part by Administrative Agent against, the applicable Secured Obligations (as defined in such Collateral Document) in the following order of priority:

                     (a) To the payment of all costs and expenses of such sale, collection or other realization, including reasonable compensation to Administrative Agent and its agents and counsel, and all other expenses, liabilities and advances made or incurred by Administrative Agent in connection therewith, and all amounts for which Administrative Agent is entitled to compensation, reimbursement and indemnification under such Collateral Document and all advances made by Administrative Agent thereunder for the account of the applicable Loan Party, and to the payment of all costs and expenses paid or incurred by Administrative Agent in connection with the exercise of any right or remedy under such Collateral Document, all in accordance with the terms of this Agreement and such Collateral Document;

                     (b) thereafter, to the extent of any excess such proceeds, to the payment of all other Secured Obligations (as defined in such Collateral Document) for the ratable benefit of the holders thereof; and

                     (c) thereafter, to the extent of any excess such proceeds, to the payment to or upon the order of such Loan Party or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

              (ii) APPLICATION OF PAYMENTS UNDER SUBSIDIARY GUARANTY. All payments received by Administrative Agent under the Subsidiary Guaranty shall be applied promptly from time to time by Administrative Agent in the following order of priority:

                     (a) To the payment of the costs and expenses of any collection or other realization under the Subsidiary Guaranty, including reasonable compensation to Administrative Agent and its counsel, and all expenses, liabilities and advances made or incurred by Administrative Agent in connection therewith, all in accordance with the terms of this Agreement and the Subsidiary Guaranty;

                     (b) thereafter, to the extent of any excess such payments, to the payment of all other Guarantied Obligations (as defined in the Subsidiary Guaranty for the ratable benefit of the holders thereof); and

                     (c) thereafter, to the extent of any excess such payments, to the payment to the applicable Subsidiary Guarantor or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

      2.5     USE OF PROCEEDS.

              A. TERM LOANS. The proceeds of the Term Loans, together with the proceeds of the debt capitalization of Borrower described in subsection 4.1D, shall be applied by Borrower to fund the Transactions.

              B. REVOLVING LOANS; SWING LINE LOANS. The proceeds of any other Revolving Loans and any Swing Line Loans shall be applied by Borrower for working capital and other general corporate purposes, which may include the making of intercompany loans to any of Borrower's wholly-owned domestic Subsidiaries, in accordance with subsection 7.1(iv), for their own general corporate purposes.

              C. MARGIN REGULATIONS. No portion of the proceeds of any borrowing under this Agreement shall be used by Borrower or any of its Subsidiaries in any manner that might cause the borrowing or the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation of such Board or to violate the Exchange Act, in each case as in effect on the date or dates of such borrowing and such use of proceeds.

      2.6     SPECIAL PROVISIONS GOVERNING LIBOR LOANS.

              Notwithstanding any other provision of this Agreement to the contrary, the following provisions shall govern with respect to LIBOR Loans as to the matters covered:

              A. DETERMINATION OF APPLICABLE INTEREST RATE. As soon as practicable after 12:00 Noon (New York City time) on each Interest Rate Determination Date, Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the LIBOR Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to Borrower and each Lender.

              B. INABILITY TO DETERMINE APPLICABLE INTEREST RATE. If Administrative Agent shall have determined (which determination shall be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date with respect to any LIBOR Loans, that by reason of circumstances affecting the interbank Eurodollar market adequate and fair means do not exist for ascertaining the interest rate applicable to such Loans on the basis provided for in the definition of Adjusted LIBOR, Administrative Agent shall on such date give notice (by telefacsimile or by telephone confirmed in writing) to Borrower and each Lender of such determination, whereupon (i) no Loans may be made as, or converted to, LIBOR Loans until such time as Administrative Agent notifies Borrower and Lenders that the circumstances giving rise to such notice no longer exist and (ii) any Notice of Borrowing or Notice of Conversion/Continuation given by Borrower with respect to the Loans in respect of which such determination was made shall be deemed to be rescinded by Borrower.

              C. ILLEGALITY OR IMPRACTICABILITY OF LIBOR LOANS. If on any date any Lender shall have determined (which determination shall be final, conclusive and binding upon all parties hereto but shall be made only after consultation with Borrower and Administrative Agent) that the making, maintaining or continuation of its LIBOR Loans (i) has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful) or (ii) has become impracticable, or would cause such Lender material hardship, as a result of contingencies occurring after the date of this Agreement which materially and adversely affect the interbank Eurodollar market or the position of such Lender in that market, then, and in any such event, such Lender shall be an "AFFECTED LENDER" and it shall on that day give notice (by telefacsimile or by telephone confirmed in writing) to Borrower and Administrative Agent of such determination (which notice Administrative Agent shall promptly transmit to each other Lender by telefacsimile or electronic mail). Thereafter (a) the obligation of the Affected Lender to make Loans as, or to convert Loans to, LIBOR Loans shall be suspended until such notice shall be withdrawn by the Affected Lender,
(b) to the extent such determination by the Affected Lender relates to a LIBOR Loan then being requested by Borrower pursuant to a Notice of Borrowing or a Notice of Conversion/Continuation, the Affected Lender shall make such Loan as (or convert such Loan to, as the case may be) a Base Rate Loan, (c) the Affected Lender's obligation to maintain its outstanding LIBOR Loans (the "AFFECTED LOANS") shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (d) the Affected Loans shall automatically convert into Base Rate Loans on the date of such termination. Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a LIBOR Loan then being requested by Borrower pursuant to a Notice of Borrowing or a Notice of Conversion/Continuation, Borrower shall have the option, subject to the provisions of subsection 2.6D, to rescind such Notice of Borrowing or Notice of Conversion/Continuation as to all Lenders by giving notice (by telefacsimile or by telephone confirmed in writing) to Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above (which notice of rescission Administrative Agent shall promptly transmit to each other Lender by telefacsimile or electronic mail). Except as provided in the immediately preceding sentence, nothing in this subsection 2.6C shall affect the obligation of any Lender other than an Affected Lender to make or maintain Loans as, or to convert Loans to, LIBOR Loans in accordance with the terms of this Agreement.

              D. COMPENSATION FOR BREAKAGE OR NON-COMMENCEMENT OF INTEREST PERIODS. Borrower shall compensate each Lender, upon written request by that Lender (which request shall set forth the basis for requesting such amounts), for all reasonable losses, expenses and liabilities (including any interest paid by that Lender to lenders of funds borrowed by it to make or carry its LIBOR Loans and any loss, expense or liability sustained by that Lender in connection with the liquidation or re-employment of such funds) which that Lender may sustain: (i) if for any reason (other than a default by that Lender) a borrowing of any LIBOR Loan does not occur on a date specified therefor in a Notice of Borrowing or a telephonic request therefor, or a conversion to or continuation of any LIBOR Loan does not occur on a date specified therefor in a Notice of Conversion/Continuation or a telephonic request for conversion or continuation,
(ii) if any prepayment (including any prepayment described in subsection 2.4B(i) or conversion occasioned by the circumstances described in subsection 2.6C) or other principal payment or any conversion of any of its LIBOR Loans occurs on a date prior to the last day of an Interest Period applicable to that Loan, (iii) if any prepayment of any of its LIBOR Loans is not made on any date specified in a notice of prepayment given by Borrower, or (iv) as a consequence of any other default by Borrower in the repayment of its LIBOR Loans when required by the terms of this Agreement.

              E. BOOKING OF LIBOR LOANS. Any Lender may make, carry or transfer LIBOR Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of that Lender.

              F. ASSUMPTIONS CONCERNING FUNDING OF LIBOR LOANS. Calculation of all amounts payable to a Lender under this subsection 2.6 and under subsection 2.7A shall be made as though that Lender had actually funded each of its relevant LIBOR Loans through the purchase of a Eurodollar deposit bearing interest at the rate obtained pursuant to clause (i) of the definition of Adjusted LIBOR in an amount equal to the amount of such LIBOR Loan and having a maturity comparable to the relevant Interest Period and through the transfer of such Eurodollar deposit from an offshore office of that Lender to a domestic office of that Lender in the United States of America; PROVIDED, HOWEVER, that each Lender may fund each of its LIBOR Loans in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this subsection 2.6 and under subsection 2.7A.

              G. LIBOR LOANS AFTER DEFAULT. After the occurrence of and during the continuation of a Potential Event of Default or an Event of Default,
(i) Borrower may not elect to

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have a Loan be made or maintained as, or converted to, a LIBOR Loan after the expiration of any Interest Period then in effect for that Loan and (ii) subject to the provisions of subsection 2.6D, any Notice of Borrowing or Notice of Conversion/Continuation given by Borrower with respect to a requested borrowing or conversion/continuation that has not yet occurred shall be deemed to be rescinded by Borrower.

      2.7     INCREASED COSTS; TAXES; CAPITAL ADEQUACY.

      A. COMPENSATION FOR INCREASED COSTS AND TAXES. Subject to the provisions of subsection 2.7B (which shall be controlling with respect to the matters covered thereby), if any Lender shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or Governmental Authority, in each case that becomes effective after the date hereof, or compliance by such Lender with any guideline, request or directive issued or made after the date hereof by any central bank or other governmental or quasi-Governmental Authority (whether or not having the force of law):

              (i) subjects such Lender (or its applicable lending office) to any additional Tax with respect to this Agreement or any of its obligations hereunder or any payments to such Lender (or its applicable lending office) of principal, interest, fees or any other amount payable hereunder;

              (ii) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender (other than any such reserve or other requirements with respect to LIBOR Loans that are reflected in the definition of Adjusted LIBOR); or

              (iii) imposes any other condition (other than with respect to a Tax matter) on or affecting such Lender (or its applicable lending office) or its obligations hereunder or the interbank Eurodollar market;

and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining Loans hereunder or to reduce any amount received or receivable by such Lender (or its applicable lending office) with respect thereto; then, in any such case, Borrower shall promptly pay to such Lender, upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as may be necessary to compensate such Lender for any such increased cost or reduction in amounts received or receivable hereunder. Such Lender shall deliver to Borrower (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for

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calculating the additional amounts owed to such Lender under this subsection
2.7A, which statement shall be conclusive and binding upon all parties hereto absent manifest error.

      B.      WITHHOLDING OF TAXES.

              (i) PAYMENTS TO BE FREE AND CLEAR. Unless otherwise required by applicable law, all sums payable by Borrower under this Agreement and the other Loan Documents shall be paid free and clear of, and without any deduction or withholding on account of, any Tax imposed, levied, collected, withheld or assessed by or within the United States of America or any political subdivision in or of the United States of America or any other jurisdiction from or to which a payment is made by or on behalf of Borrower.

              (ii) GROSSING-UP OF PAYMENTS. If Borrower or any other Person is required by law to make any deduction or withholding on account of any such Tax from any sum paid or payable by Borrower to Administrative Agent or any Lender under any of the Loan Documents:

                     (a) Borrower shall notify Administrative Agent of any such requirement or any change in any such requirement as soon as Borrower becomes aware of it;

                     (b) Borrower shall pay any such Tax when such Tax is due, regardless of whether the liability for payment of such Tax
              (i) is imposed on Borrower itself, Administrative Agent or any Lender or (ii) relates to any portion of any sums paid or payable to any Lender under any of the Loan Documents with respect to which such Lender does not act for its own account;

                     (c) the sum payable by Borrower in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment, Administrative Agent or such Lender, as the case may be, receives on the due date a net sum equal to what it would have received had no such deduction, withholding or payment been required or made; and

                     (d) within 30 days after paying any sum from which it is required by law to make any deduction or withholding, and within 30 days after the due date of payment of any Tax which it is required by clause (b) above to pay, Borrower shall deliver to Administrative Agent and/or other affected parties evidence satisfactory to the other affected parties of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other authority;

      PROVIDED that no such additional amount shall be required to be paid to any Lender under clause (c) above (i) to the extent such additional amount relates to a portion of any sums paid or payable to such Lender under any of the Loan Documents with respect to which such Lender does not act for its own account, or (ii) except to the extent that any change after the date such Lender became a Lender in any such requirement for a deduction,

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      withholding or payment as is mentioned therein shall result in an increase in the rate of such deduction, withholding or payment from that in effect at the date on which such Lender became a Lender, in respect of payments to such Lender.

              (iii)  EVIDENCE OF EXEMPTION FROM U.S. WITHHOLDING TAX.

                     (a) Each Lender that is organized under the laws of any jurisdiction other than the United States or any state or other political subdivision thereof (for purposes of this subsection 2.7B(iii), a "NON-US LENDER") shall deliver to Administrative Agent and to Borrower, on or prior to the Closing Date (in the case of each Lender listed on the signature pages hereof) or on or prior to the date of the Assignment Agreement pursuant to which it becomes a Lender (in the case of each other Lender), and at such other times as may be necessary in the determination of Borrower or Administrative Agent (each in the reasonable exercise of its discretion), two original copies of Internal Revenue Service Form W-8BEN or W-8ECI (or any successor forms) properly completed and duly executed by such Non-US Lender, or, in the case of a Non-US Lender claiming exemption from United States federal withholding tax under Section 871(h) or 881(c) of the Internal Revenue Code with respect to payments of "portfolio interest", a form W-8BEN, and, in the case of a Non-US Lender that has certified in writing to Administrative Agent that it is not a "bank" (as defined in Section 881(c)(3)(A) of the Internal Revenue Code), a certificate of such Non-US Lender certifying that such Non-US Lender is not
              (i) a "bank" for purposes of Section 881(c) of the Internal Revenue Code, (ii) a ten-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code) of Borrower, or (iii) a controlled foreign corporation related to Borrower (within the meaning of Section 864(d)(4) of the Internal Revenue
              Code) in each case together with any other certificate or statement of exemption required under the Internal Revenue Code or the regulations issued thereunder to establish that such Non-US Lender is not subject to United States withholding tax with respect to any payments to such Non-US Lender of interest payable under any of the Loan Documents.

                     (b) Each Non-US Lender, to the extent it does not act or ceases to act for its own account with respect to any portion of any sums paid or payable to such Lender under any of the Loan Documents (for example, in the case of a typical participation by such Lender), shall deliver to Administrative Agent and to Borrower, on or prior to the Closing Date (in the case of each Lender listed on the signatures pages hereof), on or prior to the date of the Assignment Agreement pursuant to which it becomes a Lender (in the case of each other Lender), or on such later date when such Non-US Lender ceases to act for its own account with respect to any portion of any such sums paid or payable, and at such other times as may be necessary in the determination of Borrower or Administrative Agent (each in the reasonable exercise of its discretion), (1) two original copies of the forms or statements required to be provided by such Non-US Lender under subsection 2.7B(iii)(a), properly completed and duly executed by such Non-US Lender, to establish the portion of any such sums paid or payable with respect to

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              which such Non-US Lender acts for its own account that is not subject to United States withholding tax, and (2) two original copies of Internal Revenue Service Form W-8IMY (or any successor forms) properly completed and duly executed by such Non-US Lender, together with any information, if any, such Non-US Lender chooses to transmit with such form, and any other certificate or statement of exemption required under the Internal Revenue Code or the regulations issued thereunder, to establish that such Non-US Lender is not acting for its own account with respect to a portion of any such sums payable to such Non-US Lender.

                     (c) Each Non-US Lender hereby agrees, from time to time after the initial delivery by such Non-US Lender of such forms, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence so delivered obsolete or inaccurate in any material respect or if, by virtue of a change in law or regulations, such forms are no longer valid evidence of a person's exemption from withholding tax which is reasonably satisfactory to Borrower, that such Non-US Lender shall promptly
              (1) deliver to Administrative Agent and to Borrower two original copies of renewals, amendments or additional or successor forms, properly completed and duly executed by such Non-US Lender, together with any other certificate or statement of exemption required in order to confirm or establish that such Non-US Lender is not subject to United States withholding tax with respect to payments to such Non-US Lender under the Loan Documents and, as the case may be, that such Non-US Lender does not act for its own account with respect to any portion of any such payments, or (2) notify Administrative Agent and Borrower of its inability to deliver any such forms, certificates or other evidence.

                     (d) Borrower shall not be required to pay any additional amount to any Non-US Lender under clause (c) of subsection 2.7B(ii) if such Non-US Lender shall have failed to satisfy the requirements of clause (a), (b) or (c)(1) of this subsection 2.7B(iii); PROVIDED that if such Non-US Lender shall have satisfied the requirements of subsection 2.7B(iii)(a) on the date such Non-US Lender became a Lender, nothing in this subsection 2.7B(iii)(d) shall relieve Borrower of its obligation to pay any amounts pursuant to subsection 2.7B(ii)(c) if, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Non-US Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Non-US Lender is not subject to withholding as described in subsection 2.7B(iii)(a).

      C. CAPITAL ADEQUACY ADJUSTMENT. If any Lender shall have determined that the adoption, effectiveness, phase-in or applicability after the date hereof of any law, rule or regulation (or any provision thereof) regarding capital adequacy, or any change therein or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its applicable lending office) with any guideline, request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of, or with reference to, such Lender's Loans or Commitments or Letters of Credit or participations therein or other obligations hereunder with respect to the Loans or the Letters of Credit to a level below that which such Lender or such controlling corporation could have achieved but for such adoption, effectiveness, phase-in, applicability, change or compliance (taking into consideration the policies of such Lender or such controlling corporation with regard to capital adequacy), then from time to time, within five Business Days after receipt by Borrower from such Lender of the statement referred to in the next sentence, Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling corporation on an after-tax basis for such reduction. Such Lender shall deliver to Borrower (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis of the calculation of such additional amounts, which statement shall be conclusive and binding upon all parties hereto absent manifest error.

      2.8     OBLIGATION OF LENDERS AND ISSUING LENDERS TO MITIGATE.

              Each Lender and Issuing Lender agrees that, as promptly as practicable after the officer of such Lender or Issuing Lender responsible for administering the Loans or Letters of Credit of such Lender or Issuing Lender, as the case may be, becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or that would entitle such Lender or Issuing Lender to receive payments under subsection
2.7 or subsection 3.6, it will, to the extent not inconsistent with the internal policies of such Lender or Issuing Lender and any applicable legal or regulatory restrictions, use reasonable efforts (i) to make, issue, fund or maintain the Commitments of such Lender or the affected Loans or Letters of Credit of such Lender or Issuing Lender through another lending or letter of credit office of such Lender or Issuing Lender, or (ii) take such other measures as such Lender or Issuing Lender may deem reasonable, if as a result thereof the circumstances which would cause such Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender or Issuing Lender pursuant to subsection 2.7 or subsection 3.6 would be materially reduced and if, as determined by such Lender or Issuing Lender in its sole discretion, the making, issuing, funding or maintaining of such Commitments or Loans or Letters of Credit through such other lending or letter of credit office or in accordance with such other measures, as the case may be, would not otherwise materially adversely affect such Commitments or Loans or Letters of Credit or the interests of such Lender or Issuing Lender; PROVIDED that such Lender or Issuing Lender will not be obligated to utilize such other lending or letter of credit office pursuant to this subsection 2.8 unless Borrower agrees to pay all incremental expenses incurred by such Lender or Issuing Lender as a result of utilizing such other lending or letter of credit office as described in clause (i) above. A certificate as to the amount of any such expenses payable by Borrower pursuant to this subsection 2.8 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender or Issuing Lender to Borrower (with a copy to Administrative Agent) shall be conclusive absent manifest error.

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SECTION 3.    LETTERS OF CREDIT

      3.1 ISSUANCE OF LETTERS OF CREDIT AND LENDERS' PURCHASE OF PARTICIPATIONS THEREIN.

              A. LETTERS OF CREDIT. In addition to Borrower requesting that Lenders make Revolving Loans pursuant to subsection 2.1A(iii) and that Swing Line Lender make Swing Line Loans pursuant to subsection 2.1A(iv), Borrower may request, in accordance with the provisions of this subsection 3.1, from time to time during the period from the Closing Date to but excluding the Revolving Loan Commitment Termination Date, that one or more Lenders issue Letters of Credit for the account of Borrower for the purposes specified in the definition of Letters of Credit. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Borrower herein set forth, any one or more Lenders may, but (except as provided in subsection 3.1B(iii)) shall not be obligated to, issue such Letters of Credit in accordance with the provisions of this subsection 3.1; PROVIDED that Borrower shall not request that any Lender issue (and no Lender shall issue):

              (i) any Letter of Credit if, after giving effect to such issuance, the Total Utilization of Revolving Loan Commitments would exceed the lesser of the Revolving Loan Commitments or the Borrowing Base then in effect;

              (ii) any Letter of Credit if, after giving effect to such issuance, the Letter of Credit Usage would exceed $7,500,000;

              (iii) any Letter of Credit having an expiration date later than the earlier of (a) ten days prior to the Revolving Loan Commitment Termination Date and (b) the date which is one year from the date of issuance of such Letter of Credit; PROVIDED that the immediately preceding clause (b) shall not prevent any Issuing Lender (but subject to clause (a) above) from agreeing that a Letter of Credit will automatically be extended for one or more successive periods not to exceed one year each unless such Issuing Lender elects not to extend for any such additional period; and PROVIDED, FURTHER that such Issuing Lender shall elect not to extend such Letter of Credit if it has knowledge that an Event of Default or Potential Event of Default has occurred and is continuing (and has not been waived in accordance with subsection 10.6) at the time such Issuing Lender must elect whether or not to allow such extension;

              (iv) any Letter of Credit denominated in a currency other than Dollars

              (v) any Letter of Credit with a face amount of less than $10,000, or any Letter of Credit with a face amount of less than $100,000 if after giving effect to such issuance there shall be more than 15 Letters of Credit outstanding with face amounts of less than $100,000; or

              (vi) any Letter of Credit that is otherwise unacceptable to the applicable Issuing Lender in its reasonable discretion.

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              B.     MECHANICS OF ISSUANCE.

              (i) NOTICE OF ISSUANCE. Whenever Borrower desires the issuance of a Letter of Credit, it shall deliver to Administrative Agent a Notice of Issuance of Letter of Credit substantially in the form of EXHIBIT III annexed hereto no later than 12:00 Noon (New York City time) at least five Business Days, or in each case such shorter period as may be agreed to by the Issuing Lender in any particular instance, in advance of the proposed date of issuance. The Notice of Issuance of Letter of Credit shall specify
      (a) the proposed date of issuance (which shall be a Business Day), (b) the face amount of the Letter of Credit, (c) the expiration date of the Letter of Credit, (d) the name and address of the beneficiary, and (e) either the verbatim text of the proposed Letter of Credit or the proposed terms and conditions thereof, including a precise description of any documents to be presented by the beneficiary which, if presented by the beneficiary prior to the expiration date of the Letter of Credit, would require the Issuing Lender to make payment under the Letter of Credit; PROVIDED that the Issuing Lender, in its reasonable discretion, may require changes in the text of the proposed Letter of Credit or any such documents; and PROVIDED, FURTHER that no Letter of Credit shall require payment against a conforming draft to be made thereunder on the same Business Day (under the laws of the jurisdiction in which the office of the Issuing Lender to which such draft is required to be presented is located) that such draft is presented if such presentation is made after 12:00 Noon (in the time zone of such office of the Issuing Lender) on such Business Day.

              (ii) UPDATE OF CERTIFICATIONS. Borrower shall notify the applicable Issuing Lender (and Administrative Agent, if Administrative Agent is not such Issuing Lender) prior to the issuance of any Letter of Credit if any of the matters to which Borrower is required to certify in the applicable Notice of Issuance of Letter of Credit is no longer true and correct as of the proposed date of issuance of such Letter of Credit, and upon the issuance of any Letter of Credit Borrower shall be deemed to have re-certified, as of the date of such issuance, as to the matters to which Borrower is required to certify in the applicable Notice of Issuance of Letter of Credit.

              (iii) DETERMINATION OF ISSUING LENDER. Upon receipt by Administrative Agent of a Notice of Issuance of Letter of Credit pursuant to subsection 3.1B(i) requesting the issuance of a Letter of Credit, if Administrative Agent elects to issue such Letter of Credit, Administrative Agent shall promptly so notify Borrower, and Administrative Agent shall be the Issuing Lender with respect thereto. If Administrative Agent, in its sole discretion, elects not to issue such Letter of Credit, Administrative Agent shall promptly so notify Borrower, whereupon Borrower may request any other Lender to issue such Letter of Credit by delivering to such Lender a copy of the applicable Notice of Issuance of Letter of Credit. Any Lender so requested to issue such Letter of Credit shall promptly notify Borrower and Administrative Agent whether or not, in its sole discretion, it has elected to issue such Letter of Credit, and any such Lender that so elects to issue such Letter of Credit shall be the Issuing Lender with respect thereto.

              (iv) ISSUANCE OF LETTER OF CREDIT. Upon satisfaction or waiver (in accordance with subsection 10.6) of the conditions set forth in subsection 4.3, the Issuing Lender

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      shall issue the requested Letter of Credit in accordance with the Issuing
      Lender's standard operating procedures.

              (v) NOTIFICATION TO LENDERS. Upon the issuance of any Letter of Credit, the applicable Issuing Lender shall promptly notify Administrative Agent and each other Lender of such issuance by telefacsimile or electronic mail (or by telephone promptly confirmed by telefacsimile or electronic mail). Promptly after receipt of such notice (or, if Administrative Agent is the Issuing Lender, together with such notice), Administrative Agent shall notify each Lender by telefacsimile or electronic mail (or by telephone promptly confirmed by telefacsimile or electronic mail) of the amount of such Lender's respective participation in such Letter of Credit, determined in accordance with subsection 3.1C.

      C. LENDERS' PURCHASE OF PARTICIPATIONS IN LETTERS OF CREDIT. Immediately upon the issuance of each Letter of Credit, each Lender with a Revolving Loan Commitment shall be deemed to, and hereby agrees to, have irrevocably purchased from the Issuing Lender a participation in such Letter of Credit and any drawings honored thereunder in an amount equal to such Lender's Pro Rata Share of the maximum amount which is or at any time may become available to be drawn thereunder.

      3.2     LETTER OF CREDIT FEES.

              Borrower agrees to pay the following amounts with respect to Letters of Credit issued hereunder:

              (i) with respect to each Letter of Credit, (a) a fronting fee, payable directly to the applicable Issuing Lender for its own account, equal to 0.25% per annum of the daily amount available to be drawn under such Letter of Credit, and (b) a letter of credit fee, payable to Administrative Agent for the account of those Lenders with a Revolving Loan Commitment, equal to the Applicable LIBOR Margin for Revolving Loans multiplied by the daily amount available to be drawn under such Letter of Credit, each such fronting fee or letter of credit fee to be payable in arrears on the last Business Day of each March, June, September and December of each Fiscal Year commencing on the first such date to occur after the Closing Date, and computed on the basis of a 360-day year for the actual number of days elapsed; and

              (ii) with respect to the issuance, amendment or transfer of each Letter of Credit and each payment of a drawing made thereunder (without duplication of the fees payable under clause (i) above), documentary and processing charges payable directly to the applicable Issuing Lender for its own account in accordance with such Issuing Lender's standard schedule for such charges in effect at the time of such issuance, amendment, transfer or payment, as the case may be.

For purposes of calculating any fees payable under clauses (i) and (ii) of this subsection 3.2, the daily amount available to be drawn under any Letter of Credit shall be determined as of the close of business on any date of determination. Promptly upon receipt by Administrative Agent of any

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amount described in clause (i) or (ii) of this subsection 3.2, Administrative
Agent shall distribute to each Lender with a Revolving Loan Commitment its Pro Rata Share of such amount.

      3.3     DRAWINGS AND REIMBURSEMENT OF AMOUNTS PAID UNDER LETTERS OF
              CREDIT.

              A. RESPONSIBILITY OF ISSUING LENDER WITH RESPECT TO DRAWINGS. In determining whether to honor any drawing under any Letter of Credit by the beneficiary thereof, the Issuing Lender shall be responsible only to examine the documents delivered under such Letter of Credit with reasonable care to ascertain whether they appear on their face to be in accordance with the terms and conditions of such Letter of Credit.

              B. REIMBURSEMENT BY BORROWER OF AMOUNTS PAID UNDER LETTERS OF CREDIT. If an Issuing Lender has determined to honor a drawing under a Letter of Credit issued by it, such Issuing Lender shall immediately notify Borrower and Administrative Agent, and Borrower shall reimburse such Issuing Lender on or before the Business Day immediately following the date on which such drawing is honored (the "REIMBURSEMENT DATE") in an amount in Dollars and in same day funds equal to the amount of such honored drawing plus interest thereon as provided in subsection 3.3D(i) for the period from the date of drawing to the date on which such Revolving Loans are made (the "LC REIMBURSEMENT AMOUNT"); PROVIDED that, anything contained in this Agreement to the contrary notwithstanding, (i) unless Borrower shall have notified Administrative Agent and such Issuing Lender prior to 10:00 A.M. (New York City time) on the date such drawing is honored that Borrower intends to reimburse such Issuing Lender for the LC Reimbursement Amount with funds other than the proceeds of Revolving Loans, Borrower shall be deemed to have given a timely Notice of Borrowing to Administrative Agent requesting Lenders to make Revolving Loans that are Base Rate Loans on the Reimbursement Date in an amount in Dollars equal to the LC Reimbursement Amount (and Administrative Agent shall promptly give notice thereof to each Lender by telefacsimile or electronic mail or by telephone promptly confirmed by telefacsimile or electronic mail) and (ii) subject to satisfaction or waiver of the conditions specified in subsection 4.2B, Lenders shall, on or before the Business Day immediately following the Reimbursement Date, make Revolving Loans that are Base Rate Loans in the LC Reimbursement Amount, the proceeds of which shall be applied directly by Administrative Agent to reimburse such Issuing Lender in an amount equal to the LC Reimbursement Amount; and PROVIDED, FURTHER that if for any reason proceeds of Revolving Loans are not received by such Issuing Lender on or before the Business Day immediately following the Reimbursement Date in an amount equal to the LC Reimbursement Amount, Borrower shall reimburse such Issuing Lender, on demand, in an amount in same day funds equal to the excess of (x) the LC Reimbursement Amount over (y) the aggregate amount of such Revolving Loans, if any, which are so received. Nothing in this subsection 3.3B shall be deemed to relieve any Lender from its obligation to make Revolving Loans on the terms and conditions set forth in this Agreement, and Borrower shall retain any and all rights it may have against any Lender resulting from the failure of such Lender to make such Revolving Loans under this subsection 3.3B. The Issuing Lender may honor or dishonor any drawing in accordance with the terms of the Letter of Credit without regard to any instruction of the Borrower.

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              C.     PAYMENT BY LENDERS OF UNREIMBURSED AMOUNTS PAID UNDER
LETTERS OF CREDIT.

              (i) PAYMENT BY LENDERS. If Borrower shall fail for any reason to reimburse any Issuing Lender as provided in subsection 3.3B in an amount equal to the amount of any drawing honored by such Issuing Lender under a Letter of Credit issued by it, such Issuing Lender shall promptly notify each other Lender with a Revolving Loan Commitment of the unreimbursed amount of such honored drawing and of such other Lender's respective participation therein based on such Lender's Pro Rata Share of the Revolving Loan Commitment by telefacsimile or by telephone promptly confirmed by telefacsimile. Each Lender with a Revolving Loan Commitment shall make available to such Issuing Lender an amount equal to its respective participation, in Dollars and in same day funds, at the office of such Issuing Lender specified in such notice, not later than 12:00 Noon (New York City time) on the first Business Day (under the laws of the jurisdiction in which such office of such Issuing Lender is located) after the date notified by such Issuing Lender. If any Lender with a Revolving Loan Commitment fails to make available to such Issuing Lender on such Business Day the amount of such Lender's participation in such Letter of Credit as provided in this subsection 3.3C, such Issuing Lender shall be entitled to recover such amount on demand from such Lender together with interest thereon at the rate customarily used by such Issuing Lender for the correction of errors among banks for three Business Days and thereafter at the Base Rate. Nothing in this subsection 3.3C shall be deemed to prejudice the right of any Lender to recover from any Issuing Lender any amounts made available by such Lender to such Issuing Lender pursuant to this subsection 3.3C if it is determined by the final judgment of a court of competent jurisdiction that the payment with respect to a Letter of Credit by such Issuing Lender in respect of which payment was made by such Lender constituted gross negligence or willful misconduct on the part of such Issuing Lender.

              (ii) DISTRIBUTION TO LENDERS OF REIMBURSEMENTS RECEIVED FROM BORROWER. If any Issuing Lender shall have been reimbursed by other Lenders pursuant to subsection 3.3C(i) for all or any portion of any drawing honored by such Issuing Lender under a Letter of Credit issued by it, such Issuing Lender shall promptly distribute to each other Lender with a Revolving Loan Commitment which has paid all amounts payable by it under subsection 3.3C(i) with respect to such honored drawing such other Lender's Pro Rata Share of the Revolving Loan Commitment of all payments subsequently received by such Issuing Lender from Borrower in reimbursement of such honored drawing when such payments are received. Any such distribution shall be made to a Lender at its primary address set forth below its name on the appropriate signature page hereof or at such other address as such Lender may request.

              D.     INTEREST ON AMOUNTS PAID UNDER LETTERS OF CREDIT.

              (i) PAYMENT OF INTEREST BY BORROWER. Borrower agrees to pay to each Issuing Lender, with respect to drawings honored under any Letters of Credit issued by it, interest on the amount paid by such Issuing Lender in respect of each such honored drawing from the date a drawing is honored to but excluding the date such amount is reimbursed by

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      Borrower (including any such reimbursement out of the proceeds of
      Revolving Loans pursuant to subsection 3.3B) at a rate equal to (a) for the period from the date such drawing is honored to but excluding the Reimbursement Date, the rate then in effect under this Agreement with respect to Revolving Loans that are Base Rate Loans and (b) thereafter, a rate which is 2.00% per annum in excess of the rate of interest otherwise payable under this Agreement with respect to Revolving Loans that are Base Rate Loans. Interest payable pursuant to this subsection 3.3D(i) shall be computed on the basis of a 365-day year for the actual number of days elapsed in the period during which it accrues and shall be payable on demand or, if no demand is made, on the date on which the related drawing under a Letter of Credit is reimbursed in full.

              (ii) DISTRIBUTION OF INTEREST PAYMENTS BY ISSUING LENDER. Promptly upon receipt by any Issuing Lender of any payment of interest pursuant to subsection 3.3D(i) with respect to a drawing honored under a Letter of Credit issued by it, (a) such Issuing Lender shall distribute to each other Lender with a Revolving Loan Commitment, out of the interest received by such Issuing Lender in respect of the period from the date such drawing is honored to but excluding the date on which such Issuing Lender is reimbursed for the amount of such honored drawing (including any such reimbursement out of the proceeds of Revolving Loans pursuant to subsection 3.3B), the amount that such other Lender would have been entitled to receive in respect of the letter of credit fee that would have been payable in respect of such Letter of Credit for such period pursuant to subsection 3.2 if no drawing had been honored under such Letter of Credit, and (b) if such Issuing Lender shall have been reimbursed by other Lenders pursuant to subsection 3.3C(i) for all or any portion of such honored drawing, such Issuing Lender shall distribute to each other Lender with a Revolving Loan Commitment which has paid all amounts payable by it under subsection 3.3C(i) with respect to such honored drawing such other Lender's Pro Rata Share of the Revolving Loan Commitment any interest received by such Issuing Lender in respect of that portion of such honored drawing so reimbursed by other Lenders with Revolving Loan Commitments for the period from the date on which such Issuing Lender was so reimbursed by other Lenders with Revolving Loan Commitments to but excluding the date on which such portion of such honored drawing is reimbursed by Borrower. Any such distribution shall be made to a Lender with a Revolving Loan Commitment at its primary address set forth below its name on the appropriate signature page hereof or at such other address as such Lender with a Revolving Loan Commitment may request.

      3.4     OBLIGATIONS ABSOLUTE.

              The obligation of Borrower to reimburse each Issuing Lender for drawings honored under the Letters of Credit issued by it and to repay any Revolving Loans made by Lenders pursuant to subsection 3.3B and the obligations of Lenders under subsection 3.3C(i) shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances including any of the following circumstances:

              (i) any lack of validity or enforceability of any Letter of Credit;

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              (ii)   the existence of any claim, set-off, defense or other right which Borrower or any Lender may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons for whom any such transferee may be acting), any Issuing Lender or other Lender or any other Person or, in the case of a Lender, against Borrower, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between Borrower or one of its Subsidiaries and the beneficiary for which any Letter of Credit was procured);

              (iii) any draft or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

              (iv) payment by the applicable Issuing Lender under any Letter of Credit against presentation of a draft or other document which does not substantially comply with the terms of such Letter of Credit;

              (v) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of Borrower or any of its Subsidiaries;

              (vi) any breach of this Agreement or any other Loan Document by any party thereto;

              (vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing; or

              (viii) the fact that an Event of Default or a Potential Event of Default shall have occurred and be continuing;

PROVIDED, in each case, that payment by the applicable Issuing Lender under the applicable Letter of Credit shall not have constituted gross negligence or willful misconduct of such Issuing Lender under the circumstances in question (as determined by a final judgment of a court of competent jurisdiction).

      3.5     INDEMNIFICATION; NATURE OF ISSUING LENDERS' DUTIES.

              A. INDEMNIFICATION. In addition to amounts payable as provided in subsection 3.6, Borrower hereby agrees to protect, indemnify, pay and save harmless each Issuing Lender and each other Lender from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable fees, expenses and disbursements of counsel and allocated costs of internal counsel) which such Issuing Lender and each other Lender may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of any Letter of Credit by such Issuing Lender, other than as a result of (a) the gross negligence or willful misconduct of such Issuing Lender as determined by a final judgment of a court of competent jurisdiction or (b) subject to the following clause (ii), the wrongful dishonor by such Issuing Lender of a proper demand for payment made under any Letter of Credit issued by it or (ii) the failure of such Issuing Lender to honor a drawing under any such Letter of Credit

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as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto Government Authority (all such acts or omissions herein called "GOVERNMENTAL ACTS").

              B. NATURE OF ISSUING LENDERS' DUTIES. As between Borrower and any Issuing Lender, Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit issued by such Issuing Lender by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, such Issuing Lender shall not be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of any such Letter of Credit to comply fully with any conditions required in order to draw upon such Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of such Issuing Lender, including any Governmental Acts, and none of the above shall affect or impair, or prevent the vesting of, any of such Issuing Lender's or any other Lender's rights or powers hereunder.

              In furtherance and extension and not in limitation of the specific provisions set forth in the first paragraph of this subsection 3.5B, any action taken or omitted by any Issuing Lender under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not put such Issuing Lender or any other Lender under any resulting liability to Borrower.

              Notwithstanding anything to the contrary contained in this subsection 3.5, Borrower shall retain any and all rights it may have against any Issuing Lender for any liability arising solely out of the gross negligence or willful misconduct of such Issuing Lender, as determined by a final judgment of a court of competent jurisdiction.

      3.6     INCREASED COSTS AND TAXES RELATING TO LETTERS OF CREDIT.

              Subject to the provisions of subsection 2.7B (which shall be controlling with respect to the matters covered thereby), if any Issuing Lender or Lender shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or governmental authority, in each case that becomes effective after the date hereof, or compliance by any Issuing Lender or Lender with any guideline, request or directive issued or made after the date hereof by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law):

              (i) subjects such Issuing Lender or Lender (or its applicable lending or letter of credit office) to any additional Tax (other than any Tax on the overall net income of such Issuing Lender or Lender) with respect to the issuing or maintaining of any Letters of Credit or the purchasing or maintaining of any participations therein or any other obligations under this Section 3, whether directly or by such being imposed on or suffered by any particular Issuing Lender;

              (ii) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance or similar requirement in respect of any Letters of Credit issued by any Issuing Lender or participations therein purchased by any Lender; or

              (iii) imposes any other condition (other than with respect to a Tax matter) on or affecting such Issuing Lender or Lender (or its applicable lending or letter of credit office) regarding this Section 3 or any Letter of Credit or any participation therein;

              and the result of any of the foregoing is to increase the cost to such Issuing Lender or Lender of agreeing to issue, issuing or maintaining any Letter of Credit or agreeing to purchase, purchasing or maintaining any participation therein or to reduce any amount received or receivable by such Issuing Lender or Lender (or its applicable lending or letter of credit office) with respect thereto; then, in any case, Borrower shall promptly pay to such Issuing Lender or Lender, upon receipt of the statement referred to in the next sentence, such additional amount or amounts as may be necessary to compensate such Issuing Lender or Lender for any such increased cost or reduction in amounts received or receivable hereunder. Such Issuing Lender or Lender shall deliver to Borrower a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Issuing Lender or Lender under this subsection 3.6, which statement shall be conclusive and binding upon all parties hereto absent manifest error.

SECTION 4.    CONDITIONS TO LOANS AND LETTERS OF CREDIT

              The obligations of Lenders to make Loans and the issuance of Letters of Credit hereunder are subject to the satisfaction of the following conditions.

      4.1 CONDITIONS TO TERM LOANS AND INITIAL REVOLVING LOANS AND SWING LINE LOANS.

              The obligations of Lenders to make the Term Loans and any Revolving Loans and Swing Line Loans to be made on the Closing Date are, in addition to the conditions precedent specified in subsection 4.2, subject to prior or concurrent satisfaction of the following conditions:

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              A.     LOAN PARTY DOCUMENTS. On or before the Closing Date,
Borrower shall, and shall cause each other Loan Party to, deliver to Lenders (or to Administrative Agent with sufficient originally executed copies, where appropriate, for each Lender) the following with respect to Borrower or such Loan Party, as the case may be, each, unless otherwise noted, dated the Closing
Date:

              (i) Copies of the Organizational Documents of such Person, certified by the Secretary of State of its jurisdiction of organization (other than with respect to Borrower and in the case of Borrower, its predecessor in interest RA Temp) or, if such document is of a type that may not be so certified, certified by the secretary or similar Officer of the applicable Loan Party, together with a good standing certificate from the Secretary of State of its jurisdiction of organization and each other state in which such Person is qualified to do business and, to the extent generally available, a certificate or other evidence of good standing as to payment of any applicable franchise or similar taxes from the appropriate taxing authority of each of such jurisdictions, each dated a recent date prior to the Closing Date;

              (ii) Resolutions of the Governing Body of each Loan Party approving and authorizing the execution, delivery and performance of the Loan Documents to which it is a party, certified as of the Closing Date by the secretary or similar Officer of such Person as being in full force and effect without modification or amendment;

              (iii) Signature and incumbency certificates of the Officers of each Loan Party executing the Loan Documents to which it is a party;

              (iv) Executed originals of the Loan Documents to which each Loan Party is a party; and

              (v) Such other documents as Administrative Agent may reasonably request.

              B. NO MATERIAL ADVERSE EFFECT. Since December 31, 2000, no Material Adverse Effect (in the reasonable opinion of Administrative Agent) shall have occurred.

              C. FEES. Borrower shall have paid to Administrative Agent, for distribution (as appropriate) to Administrative Agent and Lenders, the fees payable on the Closing Date referred to in subsection 2.3.

              D.     CORPORATE AND CAPITAL STRUCTURE, AND OWNERSHIP.

              (i) CORPORATE STRUCTURE. The corporate organizational structure of Borrower, Holdings and its Subsidiaries shall be as set forth on
      SCHEDULE 4.1D annexed hereto.

              (ii) CAPITAL STRUCTURE AND OWNERSHIP. The capital structure and ownership of Holdings and Borrower shall be as set forth on SCHEDULE 4.1D annexed hereto.

              E. FINANCIAL STATEMENTS; PRO FORMA FINANCIAL STATEMENTS. On or before the Closing Date, Lenders shall have received from Borrower (i) final audited financial

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statements of RAC for the three most recent Fiscal Years for which such financial statements are available; (ii) unaudited interim consolidated financial statements of RAC for the fiscal quarter ending after the latest audited financial statements delivered by Borrower pursuant to clause (i); (iii) a final pro forma balance sheet of RAC and Borrower as of the date of the most recent unaudited financial statements; (iv) a final income statement for the most recent of the fiscal years provided pursuant to clause (i) and for the interim period covering the fiscal quarters described in clause (ii), in each case, giving pro forma effect to the Transactions, which pro forma financial statements shall be in form and substance reasonably satisfactory to Administrative Agent; (v) the most recently available projections of Borrower, which projections shall be in form and substance reasonably satisfactory to Administrative Agent; and (vi) a final reconciliation of adjustments for Consolidated EBITDA, in form and substance satisfactory to Administrative Agent.

              F.     OPINIONS OF COUNSEL TO LOAN PARTIES.

              (i) Lenders shall have received originally executed copies of one or more favorable written opinions of Winston & Strawn, counsel for Loan Parties, in form and substance reasonably satisfactory to Administrative Agent and its counsel, dated as of the Closing Date and setting forth substantially the matters in the opinions designated in
      EXHIBIT X annexed hereto and as to such other matters as Administrative Agent acting on behalf of Lenders may reasonably request (this Credit Agreement constituting a written request by Borrower to such counsel to deliver such opinions to Lenders).

              (ii) OPINIONS OF DELAWARE COUNSEL. Delivery to Administrative Agent of an opinion of counsel (which counsel shall be reasonably satisfactory to Administrative Agent) under the laws of the State of Delaware with respect to (a) the perfection of the security interests in favor of Administrative Agent in the Collateral, (b) the effectiveness of the consummation of the Transactions under the laws of the State of Delaware, and (c) such other matters governed by the laws of such jurisdiction regarding such security interests as Administrative Agent may reasonably request, in each case in form and substance reasonably satisfactory to Administrative Agent.

              G. OPINIONS OF ADMINISTRATIVE AGENT'S COUNSEL. Lenders shall have received originally executed copies of one or more favorable written opinions of O'Melveny & Myers LLP, counsel to Administrative Agent, dated as of the Closing Date, substantially in the form of EXHIBIT XI annexed hereto.

              H. OPINIONS OF COUNSEL DELIVERED UNDER RELATED AGREEMENTS. Administrative Agent and its counsel shall have received (for delivery to Lenders) copies of each of the opinions of counsel (if any such opinions are delivered under the Related Agreements) delivered to the parties under the Related Agreements, together with a letter from each such counsel (to the extent not inconsistent with such counsel's established internal policies) authorizing Administrative Agent and Lenders to rely upon such opinion to the same extent as though it were addressed to Administrative Agent and Lenders.

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              I.     REPRESENTATIONS AND WARRANTIES; PERFORMANCE OF AGREEMENTS.
      Borrower shall have delivered to Administrative Agent (for delivery to Lenders) an Officers' Certificate, in form and substance satisfactory to Administrative Agent, to the effect that the representations and warranties in Section 5 hereof are true, correct and complete in all material respects on and as of the Closing Date to the same extent as though made on and as of that date (or, to the extent such representations and warranties specifically relate to an earlier date, that such representations and warranties were true, correct and complete in all material respects on and as of such earlier date) and that Borrower shall have performed in all material respects all agreements and satisfied all conditions which this Agreement provides shall be performed or satisfied by it on or before the Closing Date except as otherwise disclosed to and agreed to in writing by Administrative Agent.

              J. EVIDENCE OF INSURANCE. Administrative Agent shall have received a certificate from Borrower's insurance broker or other evidence satisfactory to it that all insurance required to be maintained pursuant to subsection 6.4B is in full force and effect and that Administrative Agent on behalf of Lenders has been named as additional insured and/or loss payee thereunder to the extent required under subsection 6.4B.

              K. NECESSARY GOVERNMENTAL AUTHORIZATIONS AND CONSENTS; EXPIRATION OF WAITING PERIODS, ETC. Borrower shall have obtained all Governmental Authorizations and all consents of other Persons, in each case that are necessary or advisable in connection with the Transactions and the other transactions contemplated by the Loan Documents and the Related Agreements and the continued operation of the business conducted by Borrower and its Subsidiaries in substantially the same manner as conducted by RAC prior to the Closing Date, except for the Governmental Authorizations disclosed on SCHEDULE 5.2C annexed hereto. Each such Governmental Authorization or consent shall be in full force and effect, except in a case where the failure to obtain or maintain a Governmental Authorization or consent, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. All applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated by the Loan Documents, the Transactions or the financing thereof. No action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable Government Authority to take action to set aside its consent on its own motion shall have expired.

              L.     RELATED AGREEMENTS AND CONSUMMATION OF TRANSACTIONS.

              (i) APPROVAL OF RELATED AGREEMENTS. Each of the Related Agreements shall be satisfactory in form and substance to Administrative Agent.

              (ii) RELATED AGREEMENTS IN FULL FORCE AND EFFECT. Administrative Agent shall have received a fully executed or conformed copy of each Related Agreement and any documents executed in connection therewith, and each Related Agreement shall be in full force and effect and no provision thereof shall have been modified or waived in any

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      respect determined by Administrative Agent to be material, in each case without the consent of Administrative Agent.

              (iii) CONSUMMATION OF TRANSACTIONS The Transactions shall have been consummated in accordance with the terms of the Combination Agreement and the other Related Agreements. The Transactions shall have become effective in accordance with the terms of the Combination Agreement and the other Related Agreements, and the laws of the State of Delaware.

              (iv) ISSUANCE OF CAPITAL STOCK OF BORROWER AND HOLDINGS. Holdings shall have issued $15,143,000 of junior common units and $51,000,000 of PIK Preferred Interests to Parent and $42,000,000 of senior common units to Veritas Sub. All of the Capital Stock of Holdings shall have been issued to Parent and Veritas Sub in accordance with the terms of the Combination Agreement and the other Related Agreements, and shall be fully paid. All of the Capital Stock of Borrower shall have been issued to Holdings in accordance with the terms of the Combination Agreement and the other Related Agreements, and shall be fully paid.

              (v) TRANSACTION COSTS. The Transaction Costs shall not exceed $16,500,000, and Administrative Agent shall have received evidence to its satisfaction to such effect.

              (vi) OFFICER'S CERTIFICATE. Administrative Agent shall have received an Officer's Certificate of Borrower that clauses (ii) - (v) above have been satisfied and stating that Borrower will proceed to consummate the Transactions upon the making of the initial Loans.

              M. SECURITY INTERESTS IN PERSONAL AND MIXED PROPERTY. To the extent not otherwise satisfied pursuant to subsection 6.9D, Administrative Agent shall have received evidence satisfactory to it that Holdings, Borrower and Subsidiary Guarantors shall have taken or caused to be taken all such actions, executed and delivered or caused to be executed and delivered all such agreements, documents and instruments, and made or caused to be made all such filings and recordings (other than the filing or recording of items described in clauses (ii), (iii) and (iv) below) that may be necessary or, in the opinion of Administrative Agent, desirable in order to create in favor of Administrative Agent, for the benefit of Lenders, a valid and (upon such filing and recording) perfected First Priority Lien (except for existing Liens) in the entire personal and mixed property Collateral. Such actions shall include the following:

              (i) SCHEDULES TO COLLATERAL DOCUMENTS. Delivery to Administrative Agent of accurate and complete schedules to all of the applicable Collateral Documents.

              (ii) STOCK CERTIFICATES AND INSTRUMENTS. Delivery to Administrative Agent of (a) certificates (which certificates shall be accompanied by irrevocable undated stock powers, duly endorsed in blank and otherwise satisfactory in form and substance to Administrative Agent) representing all Capital Stock evidenced by certificates pledged pursuant to the Security Agreement and (b) all promissory notes or other instruments

      (duly endorsed, where appropriate, in a manner satisfactory to Administrative Agent) evidencing any Collateral;

              (iii) LIEN SEARCHES AND UCC TERMINATION STATEMENTS. Delivery to Administrative Agent of (a) the results of a recent search, by a Person satisfactory to Administrative Agent, of all effective UCC financing statements and fixture filings and all judgment and tax lien filings which may have been made with respect to any personal or mixed property of any Loan Party, together with copies of all such filings disclosed by such search, and (b) UCC termination statements duly executed by all applicable Persons for filing in all applicable jurisdictions as may be necessary to terminate any effective UCC financing statements or fixture filings disclosed in such search (other than any such financing statements or fixture filings in respect of Liens permitted to remain outstanding pursuant to the terms of this Agreement).

              (iv) UCC FINANCING STATEMENTS AND FIXTURE FILINGS. Delivery to Administrative Agent of UCC financing statements and, where appropriate, fixture filings, duly executed by each applicable Loan Party with respect to all personal and mixed property Collateral of such Loan Party, for filing in all jurisdictions as may be necessary or, in the opinion of Administrative Agent, desirable to perfect the security interests created in such Collateral pursuant to the Collateral Documents;

              (v) NOTICES TO DEPOSIT ACCOUNT BANKS. Delivery to Administrative Agent of notices to be delivered to each of the financial institutions with which Borrower or any of its Subsidiaries maintains a Deposit Account sufficient to perfect the security interests created in such Collateral pursuant to the Collateral Documents;

              N. ENVIRONMENTAL INDEMNITY. An environmental indemnity agreement, satisfactory in form and substance to Administrative Agent and its counsel, with respect to the indemnification of Administrative Agent and Lenders for any liabilities that may be imposed on or incurred by any of them as a result of any Hazardous Materials Activity.

              O. MATTERS RELATING TO EXISTING INDEBTEDNESS OF BORROWER AND ITS SUBSIDIARIES.

              (i) TERMINATION OF RELATED LIENS; EXISTING LETTERS OF CREDIT. On the Closing Date, Borrower and its Subsidiaries shall have (a) terminated any commitments to lend or make other extensions of credit, (b) delivered to Administrative Agent all documents or instruments necessary to release all Liens securing Indebtedness or other obligations of Borrower and its Subsidiaries thereunder, and (c) made arrangements satisfactory to Administrative Agent with respect to the cancellation of any letters of credit outstanding thereunder or the issuance of Letters of Credit to support the obligations of Borrower and its Subsidiaries with respect thereto.

              (ii) EXISTING INDEBTEDNESS TO REMAIN OUTSTANDING. Administrative Agent shall have received an Officer's Certificate of Borrower stating that, after giving effect to the transactions described in this subsection 4.1O, the Indebtedness of Loan Parties (other than Indebtedness under the Loan Documents and the Subordinated Notes) shall consist of (a) the aggregate principal amount set forth on Part I of
      SCHEDULE 7.1 of outstanding Indebtedness described in Part I of SCHEDULE
      7.1 annexed hereto and (b) Indebtedness in an aggregate amount not to exceed the amount set forth on Part II of SCHEDULE 7.1 in respect of Capital Leases described in Part II of SCHEDULE 7.1 annexed hereto. The terms and conditions of all such Indebtedness shall be in form and in substance satisfactory to Administrative Agent.

              P. COMPLETION OF PROCEEDINGS. All corporate and other proceedings, including confirmatory due diligence as provided in the commitment letter from the Lead Arranger and the Administrative Agent to Veritas taken or to be taken in connection with the transactions contemplated hereby and all documents incidental thereto not previously found acceptable by Administrative Agent, acting on behalf of Lenders, and its counsel shall be satisfactory in form and substance to Administrative Agent and such counsel, and Administrative Agent and such counsel shall have received all such counterpart originals or certified copies of such documents as Administrative Agent may reasonably request.

              Q. SOLVENCY ASSURANCES. On the Closing Date, Administrative Agent and Lenders shall have received (i) an Officer's Certificate of Borrower dated the Closing Date, substantially in the form of EXHIBIT XIII(A) annexed hereto and with appropriate attachments, in each case demonstrating that, after giving effect to the consummation of the Transactions and the transactions contemplated by the Loan Documents, Holdings, Borrower and each guaranteeing Subsidiary will be Solvent and
      (ii) an Officers' Certificate executed by the chief financial officer of Holdings, dated the Closing Date, substantially in the form of EXHIBIT XIII(B) and with appropriate attachments, demonstrating that, after giving effect to the consummation of the Transactions and the transactions contemplated by this Agreement, Holdings, individually, and Holdings and its Subsidiaries, taken as a whole, will be Solvent.

              R. NO DISRUPTION OF FINANCIAL MARKETS. There shall have not occurred any material adverse change in the financial markets or in the financial condition of Holdings, Borrower, and their respective Subsidiaries after December 31, 2000, as determined by Administrative Agent in its sole discretion.

              S. MAXIMUM CONSOLIDATED TOTAL LEVERAGE RATIOS. On the Closing Date, Administrative Agent shall have received an Officers' Certificate executed by the chief financial officer of Borrower, dated the Closing Date, with appropriate attachments, demonstrating that, after giving effect to the consummation of the Transaction and the other transactions contemplated by this Agreement, (i) the Consolidated Senior Leverage Ratio does not exceed 2.50:1.00 and (ii) the Consolidated Total Leverage Ratio does not exceed 4.30:1.00.

              T. SPECIAL COLLATERAL ACCOUNT DEPOSIT. Borrower shall have deposited $42,000,000 into the Special Collateral Account established under the terms of the Collateral Account Control Agreement.

              U. BORROWING BASE CERTIFICATE. On or before the Closing Date, Borrower shall have delivered to Administrative Agent a Borrowing Base Certificate, which shall be satisfactory to Administrative Agent, prepared as of May 31, 2001.

      4.2     CONDITIONS TO ALL LOANS.

              The obligations of Lenders to make Loans on each Funding Date are subject to the following further conditions precedent:

              A. Administrative Agent shall have received before that Funding Date, in accordance with the provisions of subsection 2.1B, an originally executed Notice of Borrowing, in each case signed by a duly authorized Officer of Borrower.

              B.     As of that Funding Date:

              (i) The representations and warranties contained herein and in the other Loan Documents shall be true, correct and complete in all material respects on and as of that Funding Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true, correct and complete in all material respects on and as of such earlier date; PROVIDED, that where a representation and warranty is already qualified as to materiality, such materiality qualifier shall be disregarded for purposes of this condition.

              (ii) No event shall have occurred and be continuing or would result from the consummation of the borrowing contemplated by such Notice of Borrowing that would constitute an Event of Default or a Potential Event of Default;

              (iii) Each Loan Party shall have performed in all material respects all agreements and satisfied all conditions which this Agreement provides shall be performed or satisfied by it on or before that Funding Date;

              (iv) No order, judgment or decree of any arbitrator or Government Authority shall purport to enjoin or restrain any Lender from making the Loans to be made by it on that Funding Date;

              (v) Borrower shall have delivered such other certificates or documents that Administrative Agent shall reasonably request, in form and substance satisfactory to Administrative Agent;

              (vi) The making of the Loans requested on such Funding Date shall not violate any law including Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System; and

              (vii) There shall not be pending or, to the knowledge of Borrower, threatened, any action, suit, proceeding, governmental investigation or arbitration against or affecting Borrower or any of its Subsidiaries or any property of Borrower or any of its Subsidiaries that has not been disclosed by Borrower in writing pursuant to subsection
      5.6 or 6.1(ix) prior to the making of the last preceding Loans (or, in the case of the initial Loans, prior to the execution of this Agreement), and there shall have occurred no development not so disclosed in any such action, suit, proceeding, governmental investigation or arbitration so disclosed, that, in either event, in the opinion of Administrative Agent or of Requisite Lenders, could reasonably be expected to have a Material Adverse Effect; and no injunction or other restraining order shall have been issued and no hearing to cause an injunction or other restraining order to be issued shall be pending or noticed with respect to any action, suit or proceeding seeking to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated by this Agreement or the making of Loans hereunder.

      4.3     CONDITIONS TO LETTERS OF CREDIT.

              The issuance of any Letter of Credit hereunder (whether or not the applicable Issuing Lender is obligated to issue such Letter of Credit) and the renewal of any Letter of Credit hereunder is subject to the following conditions precedent:

              A. On or before the date of issuance of the initial Letter of Credit pursuant to this Agreement, the initial Loans shall have been made.

              B. On or before the date of issuance of such Letter of Credit, Administrative Agent shall have received, in accordance with the provisions of subsection 3.1B(i), a Notice of Issuance (or a facsimile copy thereof) in each case signed by a duly authorized Officer of Borrower, together with all other information specified in subsection 3.1B(i) and such other documents or information as the applicable Issuing Lender may reasonably require in connection with the issuance of such Letter of Credit.

              C. On the date of issuance of such Letter of Credit, all conditions precedent described in subsection 4.2B shall be satisfied to the same extent as if the issuance of such Letter of Credit were the making of a Loan and the date of issuance of such Letter of Credit were a Funding Date.

SECTION 5.    BORROWER'S REPRESENTATIONS AND WARRANTIES

              In order to induce Lenders to enter into this Agreement and to make the Loans, to induce Issuing Lenders to issue Letters of Credit and to induce other Lenders to purchase participations therein, Borrower represents and warrants to each Lender, on the date of this Agreement, on each Funding Date and on the date of issuance of each Letter of Credit and the renewal of any Letter of Credit hereunder, that the following statements are true, correct and complete:

      5.1 ORGANIZATION, POWERS, QUALIFICATION, GOOD STANDING, BUSINESS AND SUBSIDIARIES.

              A. ORGANIZATION AND POWERS. Each Loan Party is a corporation, partnership, trust or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization as specified in SCHEDULE 5.1 annexed hereto. Each Loan Party has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents and the Related Agreements to which it is a party and to carry out the transactions contemplated thereby.

              B. QUALIFICATION AND GOOD STANDING. Each Loan Party (or, in the case of Borrower immediately before the Closing Date, RAC) is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had and could not reasonably be expected to result in a Material Adverse Effect.

              C. CONDUCT OF BUSINESS. Holdings, Borrower and its Subsidiaries are engaged only in the businesses permitted to be engaged in pursuant to subsections 7.13 and 8.13.

              D. SUBSIDIARIES. All of the Subsidiaries of Borrower and their jurisdictions of organization are identified in SCHEDULE 5.1 annexed hereto, as said SCHEDULE 5.1 may be supplemented from time to time pursuant to the provisions of subsection 6.1(xv). The Capital Stock of Borrower and each of the Subsidiaries of Borrower identified in SCHEDULE 5.1 annexed hereto (as so supplemented) are duly authorized, validly issued, fully paid and nonassessable and none of such Capital Stock constitutes Margin Stock. Each of the Subsidiaries of Borrower identified in SCHEDULE 5.1 annexed hereto (as so supplemented) is a corporation, partnership, trust or limited liability company duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization set forth therein, has all requisite power and authority to own and operate its properties and to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated thereby, and is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, in each case except where failure to be so qualified or in good standing or a lack of such power and authority has not had and could not reasonably be expected to result in a Material Adverse Effect.
SCHEDULE 5.1 annexed hereto (as so supplemented) correctly sets forth the ownership interest of Holdings, Borrower and each of the Subsidiaries of Borrower identified therein.

      5.2     AUTHORIZATION OF BORROWING, ETC.

              A. AUTHORIZATION OF BORROWING. The execution, delivery and performance of the Loan Documents and the Related Agreements have been duly authorized by all necessary action on the part of each Loan Party that is a party thereto.

              B. NO CONFLICT. The execution, delivery and performance by Loan Parties of the Loan Documents and the Related Agreements to which they are parties and the consummation of the transactions contemplated by the Loan Documents and such Related Agreements do not and will not (i) violate any provision of any law or any governmental rule or regulation applicable to Holdings, Borrower or any of its Subsidiaries, the Organizational Documents of Holdings, Borrower or any of its Subsidiaries, or any order, judgment or decree of any court or other Government Authority binding on Holdings, Borrower or any of its Subsidiaries, (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of Holdings, Borrower or any of its Subsidiaries, (iii) result in or require the creation or imposition of any Lien upon any of the properties or assets of Holdings, Borrower or any of its Subsidiaries (other than any Liens created under any of the Loan Documents in favor of Administrative Agent on behalf of Lenders), (iv) require any approval of stockholders or any approval or consent of any Person under any Contractual Obligation of Holdings, Borrower or any of its Subsidiaries, except for such approvals or consents which will be obtained on or before the Closing Date and disclosed in writing to Lenders or
(v) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any other contractual obligation of Holdings, Borrower or any of its Subsidiaries, which conflicts, breaches or defaults, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or which would impose any liability upon Administrative Agent or any Lenders.

              C. GOVERNMENTAL CONSENTS. Except as disclosed on SCHEDULE 5.2C annexed hereto, the execution, delivery and performance by Loan Parties of the Loan Documents and the Related Agreements to which they are parties and the consummation of the transactions contemplated by the Loan Documents and such Related Agreements do not and will not require registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority.

              D. BINDING OBLIGATION. Each of the Loan Documents and the Related Agreements has been duly executed and delivered by each Loan Party that is a party thereto and is the legally valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors' rights generally or by equitable principles relating to enforceability.

              E. VALID ISSUANCE OF BORROWER MEMBERSHIP INTERESTS. The issuance of all of the Capital Stock of Holdings to Parent and Veritas Sub in accordance with the terms of the Combination Agreement and the other Related Agreements has been duly authorized and the Capital Stock has been issued and is free and clear of any Liens in respect of the issuance thereof. The issuance of Borrower Membership Interests to Holdings in accordance with the terms of the Combination Agreement and the other Related Agreements has been duly authorized and Borrower Membership Interests have been issued and are free and clear of any Liens in respect of the issuance thereof.

      5.3     FINANCIAL CONDITION.

              Borrower has heretofore delivered to Lenders, at Lenders' request, the financial statements and information required to be delivered pursuant to subsection 4.1E. All such statements, other than pro forma financial statements, were prepared in conformity with GAAP and fairly present the financial position (on a consolidated and, where applicable, consolidating basis) of the entities described in such financial statements as at the respective dates thereof and the results of operations and cash flows (on a consolidated and, where applicable, consolidating basis) of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments. No Loan Party has (and will not have following the funding of the initial Loans) any Contingent Obligation, contingent liability or liability for taxes, long-term lease or unusual forward or long-term commitment that, as of the Closing Date, is not reflected in the foregoing financial statements or the notes thereto and, as of any Funding Date subsequent to the Closing Date, is not reflected in the most recent financial statements delivered to Lenders pursuant to subsection 6.1 or the notes thereto and that, in any such case, is material in relation to the business, operations, properties, assets, condition (financial or otherwise) or prospects of Borrower or any of its Subsidiaries.

      5.4     NO MATERIAL ADVERSE CHANGE; NO RESTRICTED JUNIOR PAYMENTS.

              Since December 31, 2000, no event or change has occurred that has resulted in or evidences, either in any case or in the aggregate, a Material Adverse Effect. Neither Borrower nor any of its Subsidiaries has directly or indirectly declared, ordered, paid or made, or set apart any sum or property for, any Restricted Junior Payment or agreed to do so except as permitted by subsection 7.5.

      5.5     TITLE TO PROPERTIES; LIENS; REAL PROPERTY; INTELLECTUAL PROPERTY.

              A. TITLE TO PROPERTIES; LIENS. Borrower and its Subsidiaries have (i) good, sufficient and legal title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), or (iii) good title to (in the case of all other personal property), all of their respective properties and assets reflected in the financial statements referred to in subsection 5.3 or in the most recent financial statements delivered pursuant to subsection 6.1, in each case except for assets disposed of since the date of such financial statements in the ordinary course of business or as otherwise permitted under subsection
7.7. Except as permitted by this Agreement, all such properties and assets are free and clear of Liens.

              B. REAL PROPERTY. As of the Closing Date, SCHEDULE 5.5B annexed hereto contains a true, accurate and complete list of (i) all fee interests in any Real Property Assets and (ii) all leases, subleases or assignments of leases (together with all amendments, modifications, supplements, renewals or extensions of any thereof) affecting each Real Property Asset, regardless of whether a Loan Party is the landlord or tenant (whether directly or as an assignee or successor in interest) under such lease, sublease or assignment. Except as specified in SCHEDULE 5.5B annexed hereto, each agreement listed in clause (ii) of the immediately preceding sentence is in full force and effect and Borrower does not have knowledge of any default that has occurred and is continuing thereunder, and each such agreement constitutes the legally valid and binding obligation of each applicable Loan Party, enforceable against such Loan Party in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors' rights generally or by equitable principles relating to enforceability. If Borrower or any of its Subsidiaries acquires any additional Real Property Assets after the Closing Date, Borrower shall deliver an updated Schedule 5.5.

              C. INTELLECTUAL PROPERTY. As of the Closing Date, Borrower and its Subsidiaries own or have the right to use, all Intellectual Property used in the conduct of their business. The Trademark License Agreement is in full force and effect and Borrower has a license to use the name "Raytheon" in accordance with the terms thereof. No claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does Borrower know of any valid basis for any such claim except for such claims that individually or in the aggregate could not reasonably be expected to result in a Material Adverse Effect. The use of such Intellectual Property by Borrower and its Subsidiaries does not infringe on the rights of any Person, except for such claims and infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. All federal and state and all foreign registrations of and applications for Intellectual Property that are owned or licensed by Borrower or any of its Subsidiaries on the Closing Date are described on SCHEDULE 5.5C annexed hereto.

      5.6     LITIGATION; ADVERSE FACTS.

              Except as disclosed on Schedule 5.6, there are no Proceedings (whether or not purportedly on behalf of Borrower or any of its Subsidiaries) at law or in equity, or before or by any court or other Government Authority (including any Environmental Claims) that are pending or, to the knowledge of Borrower, threatened against or affecting Borrower or any of its Subsidiaries or any property of Borrower or any of its Subsidiaries and that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. Neither Borrower nor any of its Subsidiaries (i) is in violation of any applicable laws (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, or (ii) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or other Government Authority, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

      5.7     PAYMENT OF TAXES.

              Except to the extent permitted by subsection 6.3 and except as set forth on SCHEDULE 5.7, all tax returns and reports of Holdings, Borrower and its Subsidiaries required to be filed by any of them have been timely filed, and all taxes shown on such tax returns to be due and payable and all assessments, fees and other governmental charges upon Holdings, Borrower and its Subsidiaries and upon their respective properties, assets, income, businesses and franchises that are due and payable have been paid when due and payable, except for such taxes (i) which are not yet delinquent or (ii) that are being contested in good faith and by proper proceeds, and against which adequate reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor. Borrower knows of no proposed tax assessment against Holdings, Borrower or any of its Subsidiaries that is not being actively contested by Holdings, Borrower or such Subsidiary in good faith and by appropriate proceedings.

      5.8 PERFORMANCE OF AGREEMENTS; MATERIALLY ADVERSE AGREEMENTS; MATERIAL CONTRACTS; GOVERNMENT CONTRACTS.

              A. Neither Borrower nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations, and no condition exists that, with the giving of notice or the lapse of time or both, would constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

              B. Neither Borrower nor any of its Subsidiaries is a party to or is otherwise subject to any agreements or instruments or any charter or other internal restrictions or any provision of any applicable law, rule or regulation which, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

              C. SCHEDULE 5.8C contains a true, correct and complete list of all the Material Contracts in effect on the Closing Date. All such Material Contracts are in full force and effect and no defaults currently exist thereunder, except for defaults that, individually or in the aggregate, could not reasonably be deemed to have a Material Adverse Effect.

              D. SCHEDULE 5.8D contains a true, correct and complete list of all Government Contracts. Except as otherwise set forth on SCHEDULE 5.8D, each such Governmental Contract is assignable to Administrative Agent and Lenders pursuant to the Assignment of Claims Act. No notice of suspension, debarment, cure notice, show cause notice or notice of termination for default with respect to any Government Contract with Borrower or any of its Subsidiaries, and neither Borrower nor any of its Subsidiaries is party to any pending, or to Borrower's or any Subsidiary's knowledge, threatened, suspension, debarment, or termination for default issued by the U.S. government or other adverse U.S. government action or proceeding in connection with any Government Contract.

      5.9     GOVERNMENTAL REGULATION.

              Neither Borrower nor any of its Subsidiaries is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable.

      5.10    SECURITIES ACTIVITIES.

              A. Neither Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.

              B. Following application of the proceeds of each Loan, not more than 25% of the value of the assets (either of Borrower only or of Borrower and its Subsidiaries on a consolidated basis) subject to the provisions of subsection 7.2 or 7.7 or subject to any restriction contained in any agreement or instrument, between Borrower and any Lender or any Affiliate of any Lender, relating to Indebtedness and within the scope of subsection 8.2, will be Margin Stock.

      5.11    EMPLOYEE BENEFIT PLANS.

              A. Borrower, each of its Subsidiaries and each of their respective ERISA Affiliates are in compliance in all material respects with all applicable provisions and requirements of ERISA and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have performed all their obligations under each Employee Benefit Plan. Each Employee Benefit Plan that is intended to qualify under Section 401(a) of the Internal Revenue Code is so qualified.

              B. No ERISA Event has occurred or is reasonably expected to occur.

              C. Except to the extent required under Section 4980B of the Internal Revenue Code or except as set forth in SCHEDULE 5.11 annexed hereto, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of Borrower or, any of its Subsidiaries.

              D. Neither Borrower, its Subsidiaries or any of their respective ERISA Affiliates maintain or contribute to any Pension Plan or Multiemployer Plan, as to which the Borrower or any of Subsidiaries could have any liability.

      5.12    CERTAIN FEES.

              No broker's or finder's fee or commission will be payable by any Loan Party with respect to this Agreement or any of the transactions contemplated by the Loan Documents or the Related Agreements, and Borrower hereby indemnifies Lenders against, and agrees that it will hold Lenders harmless from, any claim, demand or liability for any such broker's or finder's fees alleged to have been incurred in connection herewith or therewith and any expenses (including reasonable fees, expenses and disbursements of counsel) arising in connection with any such claim, demand or liability.

      5.13    ENVIRONMENTAL PROTECTION.

              (i) Except as disclosed on Schedule 5.13, (x) neither Borrower nor any of its Subsidiaries or operations are subject to any outstanding written order, consent decree or settlement agreement with any Person relating to any Environmental Law, any Environmental Claim, or any Hazardous Materials Activity and (y) none of Borrower's or its Subsidiaries' respective Facilities are subject to any outstanding written order, consent decree or settlement agreement with any Person relating to any Environmental Law, any Environmental Claim, or any Hazardous Materials Activity arising from Borrower's or any of its Subsidiaries' activities or operations;

              (ii) neither Borrower nor any of its Subsidiaries has received any letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. Section 9604) or any comparable state law;

              (iii) there are and, to Borrower's knowledge, have been no conditions, occurrences, or Hazardous Materials Activities that could reasonably be expected to form the basis of an Environmental Claim against Borrower or any of its Subsidiaries;

              (iv) Commencing at least 9 years prior to the Closing Date, Borrower has maintained an environmental health and safety management system for its and each of its Subsidiaries' operations that demonstrates a commitment to environmental compliance and includes procedures for (a) preparing and updating written compliance manuals covering pertinent regulatory areas, (b) tracking changes in applicable Environmental Laws and modifying operations to comply with new requirements thereunder, (c) training employees to comply with applicable environmental requirements and updating such training as necessary, (d) performing regular internal compliance audits of each Facility and ensuring correction of any incidents of non-compliance detected by means of such audits, and (e) reviewing the compliance status of off-site waste disposal facilities;

              (v) Compliance with all current or reasonably foreseeable future requirements pursuant to or under Environmental Laws would not, individually or in the aggregate, be reasonably expected to result in a Material Adverse Effect. Nothing in this subsection 5.13 to the contrary, no event or condition has occurred or is occurring with respect to Borrower or any of its Subsidiaries relating to any Environmental Law, any Release of Hazardous Materials, or any Hazardous Materials Activity, which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect;

              (vi) To Borrower's and each of its Subsidiary's knowledge, all Real Property Assets and all operations of RAC, Borrower and its Subsidiaries are in compliance, and have in the last five years been compliance, with Environmental Laws, except where such failure to comply could not reasonably be expected to have a Material Adverse Effect; and

              (vii) No judicial proceeding or action by any Governmental Authority is pending, or to the knowledge of Borrower and each of its Subsidiaries, threatened, under any Environmental Law to which RAC, Borrower or any of its Subsidiaries is or will be named as a party.

      5.14    EMPLOYEE MATTERS.

              There are no collective bargaining agreements covering the employees of Borrower and its Subsidiaries except as set forth on Schedule 5.14. There is no strike or work stoppage in existence or threatened involving Borrower or any of its Subsidiaries that could reasonably be expected to result in a Material Adverse Effect, and there are no strikes or walkouts in progress, pending or to Borrower's knowledge contemplated relating to any labor contracts to which Borrower or any of its Subsidiaries is a party, relating to any labor contracts being negotiated, or otherwise.

      5.15    SOLVENCY.

              Each Loan Party is and, upon the incurrence of any Obligations by such Loan Party on any date on which this representation is made, will be, Solvent.

      5.16    MATTERS RELATING TO COLLATERAL.

              A. CREATION, PERFECTION AND PRIORITY OF LIENS. The execution and delivery of the Collateral Documents by Loan Parties, together with (i) the actions taken on or prior to the date hereof pursuant to subsections 4.1M, 6.8 and 6.9 and (ii) the delivery to Administrative Agent of any Pledged Collateral not delivered to Administrative Agent at the time of execution and delivery of the applicable Collateral Document (all of which Pledged Collateral has been so delivered) are effective to create in favor of Administrative Agent for the benefit of Lenders, as security for the respective Secured Obligations (as defined in the applicable Collateral Document in respect of any Collateral), a valid and perfected First Priority Lien (except for Liens permitted by subsection 7.2A) on all of the Collateral, and all filings and other actions necessary or desirable to perfect and maintain the perfection and First Priority status of such Liens (except for Liens permitted by subsection 7.2A) have been duly made or taken and remain in full force and effect, other than the filing of any UCC financing statements delivered to Administrative Agent for filing (but not yet filed) and the periodic filing of UCC continuation statements in respect of UCC financing statements filed by or on behalf of Administrative Agent.

              B. GOVERNMENTAL AUTHORIZATIONS. No authorization, approval or other action by, and no notice to or filing with, any Government Authority is required for either (i) the pledge or grant by any Loan Party of the Liens purported to be created in favor of Administrative Agent for the benefit of Lenders pursuant to any of the Collateral Documents or (ii) the exercise by Administrative Agent of any rights or remedies in respect of any Collateral (whether specifically granted or created pursuant to any of the Collateral Documents or created or provided for by applicable law), except for (a) filings or recordings contemplated by subsection 5.16A, (b) as may be required, in connection with the disposition of any Pledged Collateral, by laws generally affecting the offering and sale of securities, and (c) with respect to clause
(ii) above, for filings required under the Assignment of Claims Act.

              C. ABSENCE OF THIRD-PARTY FILINGS. Except such as may have been filed in favor of Administrative Agent for the benefit of Lenders as contemplated by subsection 5.16A and to evidence permitted lease obligations and other Liens permitted pursuant to subsection 7.2,

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(i) no effective UCC financing statement, fixture filing or other instrument similar in effect covering all or any part of the Collateral is on file in any filing or recording office and (ii) no effective filing covering all or any part of the IP Collateral is on file in the PTO.

              D. MARGIN REGULATIONS. The pledge of the Pledged Collateral pursuant to the Collateral Documents does not violate Regulation T, U or X of the Board of Governors of the Federal Reserve System.

              E. INFORMATION REGARDING COLLATERAL. All information supplied to Administrative Agent by or on behalf of any Loan Party with respect to any of the Collateral (in each case taken as a whole with respect to any particular Collateral) is accurate and complete in all material respects.

      5.17    RELATED AGREEMENTS; CONSUMMATION OF TRANSACTIONS.

              A. DELIVERY OF RELATED AGREEMENTS. Borrower has delivered to Lenders complete and correct copies of each Related Agreement and of all exhibits and schedules thereto. As of the Closing Date, the Related Agreements have not been altered, amended or otherwise modified or supplemented or any condition thereof waived without the prior written consent of the Administrative Agent.

              B. REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties given by Borrower and the other parties to the Combination Agreement and the other Related Agreements are true and correct in all material respects as of the date hereof (or as of any earlier date to which such representation and warranty specifically relates) and will be true and correct in all material respects as of the Closing Date (or as of such earlier date, as the case may be), in each case subject to the qualifications set forth in the schedules to the Combination Agreement and the other Related Agreements.

              C. SURVIVAL. Notwithstanding anything in the Combination Agreement or the other Related Agreements to the contrary, the representations and warranties set forth in subsection 5.17B shall, solely for purposes of the Loan Documents, survive the Closing Date for the benefit of Lenders.

              D. CONSUMMATION OF TRANSACTIONS. The Transactions have been consummated in accordance with the terms of the Combination Agreement and the other Related Agreements.

      5.18    SUBORDINATED INDEBTEDNESS.

              The Loans and all other Obligations constitute senior indebtedness that is entitled to the benefits of the subordination provisions, if any, of all Indebtedness of Borrower and its Subsidiaries, including, without limitation the subordination provisions contained in the Subordination Agreement. Except as set forth on SCHEDULE 5.18, Borrower and its Subsidiaries have no Indebtedness. The Subordinated Notes have been issued in accordance with the Subordinated Note Agreement. The subordination provisions of the Subordinated Notes and the Subordinated Note Agreement are enforceable against the holders thereof. On the Closing Date,

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each of the representations and warranties made in the Subordinated Note
Agreement by Borrower is true and correct in all material respects, except for representations or warranties therein that relate to a particular date, and with regard to such representations and warranties, the same were true and correct as of such date.

      5.19    ACCOUNTS RECEIVABLE.

              Each Account reflected in the computations included in any Borrowing Base Certificate meets the criteria of the definition of Eligible Account Receivable or Eligible Unbilled Accounts Receivable, except as disclosed in such Borrowing Base Certificate or as disclosed in a timely manner in a subsequent Borrowing Base Certificate or otherwise in writing to Administrative Agent. Borrower has no knowledge of any fact or circumstance not disclosed to Administrative Agent in a Borrowing Base Certificate or otherwise in writing which would impair the validity or collectibility of any Eligible Account Receivable of $50,000 or more or of Eligible Accounts Receivable which (regardless of the individual amount thereof) aggregate $250,000 or more.

      5.20    INVENTORY.

              All Inventory included in any Borrowing Base Certificate delivered to Administrative Agent meets the criteria of the definition of Eligible Inventory, except as disclosed in such Borrowing Base Certificate or in a subsequent Borrowing Base Certificate, or as otherwise specifically disclosed in writing to the Administrative Agent.

      5.21    DISCLOSURE.

              No representation or warranty of Holdings, Borrower or any of its Subsidiaries in any Loan Document or in any other document, certificate or written statement furnished to Lenders by or on behalf of Holdings, Borrower or any of its Subsidiaries for use in connection with the transactions contemplated by this Agreement contains any untrue statement of a material fact or omits to state a material fact (known to Borrower, in the case of any document not furnished by it) necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made. Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by Borrower to be reasonable at the time made, it being recognized by Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results. There are no facts known (or which should upon the reasonable exercise of diligence be known) to Borrower (other than matters of a general economic nature) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect and that have not been disclosed herein or in such other documents, certificates and statements furnished to Lenders for use in connection with the transactions contemplated hereby.

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      5.22    MORTGAGE TAXES, ETC.

              All mortgage, note, transfer, documentary, stamp, intangible and other similar taxes and impositions which may be required to be paid in connection with the Loans, the Mortgages and the other Loan Documents have been (or concurrently with the closing of the Loans and recording of the Mortgages, will be) paid in full by Borrower.

      5.23    PROCEEDS OF LOAN.

              The proceeds of the Loans will be used solely by Borrower for the purposes set forth in Section 2.5.

SECTION 6.    BORROWER'S AFFIRMATIVE COVENANTS

              Borrower covenants and agrees that, so long as any of the Commitments hereunder shall remain in effect and until payment in full of all of the Loans and other Obligations and the cancellation or expiration of all Letters of Credit, unless Requisite Lenders shall otherwise give prior written consent, Borrower shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 6.

      6.1     FINANCIAL STATEMENTS AND OTHER REPORTS.

              Borrower will maintain, and cause each of its Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in conformity with GAAP. Borrower will deliver to Administrative Agent and Lenders:

              (i) MONTHLY FINANCIALS: as soon as available and in any event within 30 days after the end of each month, (a) the consolidated and consolidating balance sheet of Borrower and its Subsidiaries as at the end of such fiscal period and the related consolidated and consolidating statements of income, stockholders' equity and cash flows of Borrower and its Subsidiaries for such fiscal period and for the period from the beginning of the then current Fiscal Year to the end of such fiscal period, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the Financial Plan for the current Fiscal Year, to the extent prepared for such fiscal period, all in reasonable detail and certified by the chief financial officer of Borrower that they fairly present, in all material respects, the financial condition of Borrower and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments, (b) a narrative report describing the operations of Borrower and its Subsidiaries in the form prepared for presentation to senior management for such fiscal period and for the period from the beginning of the then current Fiscal Year to the end of such fiscal period and (c) a Borrowing Base Certificate (provided, however, that a Borrowing Base Certificate for the last month of a Fiscal Quarter shall be delivered within 45 days after the end of such month);

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              (ii)   QUARTERLY FINANCIALS: as soon as available and in any event within 45 days after the end of each Fiscal Quarter of each Fiscal Year,
      (a) the consolidated and consolidating balance sheets of Borrower and its Subsidiaries as at the end of such Fiscal Quarter and the related consolidated and consolidating statements of income, stockholders' equity and cash flows of Borrower and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the Financial Plan for the current Fiscal Year, all in reasonable detail and certified by the chief financial officer of Borrower that they fairly present, in all material respects, the financial condition of Borrower and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments, (b) a narrative report describing the operations of Borrower and its Subsidiaries in the form prepared for presentation to senior management for such Fiscal
      Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter and (c) a Borrowing Base Certificate;

              (iii) YEAR-END FINANCIALS: as soon as available and in any event within 90 days after the end of each Fiscal Year, (a) the consolidated and consolidating balance sheets of Borrower and its Subsidiaries as at the end of such Fiscal Year and the related consolidated and consolidating statements of income, stockholders' equity and cash flows of Borrower and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year and the corresponding figures from the Financial Plan for the Fiscal Year covered by such financial statements, all in reasonable detail and certified by the chief financial officer of Borrower that they fairly present, in all material respects, the financial condition of Borrower and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, (b) a narrative report describing the operations of Borrower and its Subsidiaries in the form prepared for presentation to senior management for such Fiscal Year,
      (c) in the case of such consolidated financial statements, a report thereon of a nationally recognized "big 5" accounting firm or other independent certified public accountants of recognized national standing selected by Borrower and satisfactory to Administrative Agent, which report shall be unqualified, shall express no doubts about the ability of Borrower and its Subsidiaries to continue as a going concern, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of Borrower and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards, and
      (d) and an updated SCHEDULE 5.8 to this Agreement setting forth all of the data required to be set forth in SCHEDULE 5.8 annexed hereto with respect to any Material Contracts entered into during such Fiscal Year;

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              (iv)   OFFICER AND COMPLIANCE CERTIFICATES: together with each
      delivery of financial statements of Borrower and its Subsidiaries pursuant to subdivisions (ii) and (iii) above, (a) an Officer's Certificate of Borrower stating that the signers have reviewed the terms of this Agreement and have made, or caused to be made under their supervision, a review in reasonable detail of the transactions and condition of Borrower and its Subsidiaries during the accounting period covered by such financial statements and that such review has not disclosed the existence during or at the end of such accounting period, and that the signers do not have knowledge of the existence as at the date of such Officer's Certificate, of any condition or event that constitutes an Event of Default or Potential Event of Default, or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action Borrower has taken, is taking and proposes to take with respect thereto; and (b) a Compliance Certificate demonstrating in reasonable detail compliance during and at the end of the applicable accounting periods with the restrictions contained in Section 7;

              (v) RECONCILIATION STATEMENTS: if, as a result of any change in accounting principles and policies from those used in the preparation of the audited financial statements referred to in subsection 5.3, the consolidated financial statements of Borrower and its Subsidiaries delivered pursuant to subdivisions (ii), (iii) or (xii) of this subsection
      6.1 will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then
      (a) together with the first delivery of financial statements pursuant to subdivision (ii), (iii) or (xii) of this subsection 6.1 following such change, consolidated financial statements of Borrower and its Subsidiaries for (y) the current Fiscal Year to the effective date of such change and
      (z) the two full Fiscal Years immediately preceding the Fiscal Year in which such change is made, in each case prepared on a pro forma basis as if such change had been in effect during such periods, and (b) together with each delivery of financial statements pursuant to subdivision (ii),
      (iii) or (xii) of this subsection 6.1 following such change, if required pursuant to subsection 1.2, a written statement of the chief accounting officer or chief financial officer of Borrower setting forth the differences (including any differences that would affect any calculations relating to the financial covenants set forth in subsection 7.6) which would have resulted if such financial statements had been prepared without giving effect to such change;

              (vi) ACCOUNTANTS' CERTIFICATION: together with each delivery of consolidated financial statements of Borrower and its Subsidiaries pursuant to subdivision (iii) above, a written statement by the independent certified public accountants giving the report thereon (a) stating that their audit examination has included a review of the terms of this Agreement and the other Loan Documents as they relate to accounting matters, (b) stating whether, in connection with their audit examination, any condition or event that constitutes an Event of Default or Potential Event of Default has come to their attention and, if such a condition or event has come to their attention, specifying the nature and period of existence thereof; PROVIDED that such accountants shall not be liable by reason of any failure to obtain knowledge of any such Event of Default or Potential Event of

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      Default that would not be disclosed in the course of their audit examination, and (c) stating that based on their audit examination nothing has come to their attention that causes them to believe either or both that the information contained in the certificates delivered therewith pursuant to subdivision (iv) above is not correct or that the matters set forth in the Compliance Certificates delivered therewith pursuant to clause (b) of subdivision (iv) above for the applicable Fiscal Year are not stated in accordance with the terms of this Agreement;

              (vii) ACCOUNTANTS' REPORTS: promptly upon receipt thereof (unless restricted by applicable professional standards), copies of all reports submitted to Borrower by independent certified public accountants in connection with each annual, interim or special audit of the financial statements of Borrower and its Subsidiaries made by such accountants, including any comment letter submitted by such accountants to management in connection with their annual audit;

              (viii) OTHER PUBLIC DISCLOSURES: promptly upon their becoming available, copies of (a) all financial statements, reports, notices and statements sent or made available generally by Borrower to its security holders or by any Subsidiary of Borrower to its security holders other than Borrower or another Subsidiary of Borrower, and (b) all press releases and other statements made available generally by Borrower or any of its Subsidiaries to the public concerning material developments in the business of Borrower or any of its Subsidiaries;

              (ix) LITIGATION OR OTHER PROCEEDINGS: (a) promptly upon, but in any event within five Business Days after, any Officer of Borrower obtaining knowledge of (1) the institution of, or non-frivolous threat of, any Proceeding against or affecting Borrower or any of its Subsidiaries or any property of Borrower or any of its Subsidiaries (including any investigation or inquiry by any Government Authority with respect to any Government Contract not previously disclosed in writing by Borrower to Lenders or (2) any material development in any Proceeding that, in any case:

                            (x) if adversely determined, has a reasonable possibility of giving rise to a Material Adverse Effect; or

                            (y) seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby;

      written notice thereof together with such other information as may be reasonably available to Borrower to enable Lenders and their counsel to evaluate such matters; and (b) within twenty days after the end of each Fiscal Quarter, a schedule of all Proceedings involving an alleged liability of, or claims against or affecting, Borrower or any of its Subsidiaries equal to or greater than $250,000, and promptly after request by Administrative Agent such other information as may be reasonably requested by Administrative Agent to enable Administrative Agent and its counsel to evaluate any of such Proceedings;

              (x) ERISA EVENTS: promptly upon becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event, a written notice specifying the nature thereof, what action Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto;

              (xi) ERISA NOTICES: with reasonable promptness, copies of (a) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates with the Internal Revenue Service with respect to each Pension Plan; (b) all notices received by Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event; and (c) copies of such other documents or governmental reports or filings relating to any Employee Benefit Plan as Administrative Agent shall reasonably request;

              (xii) FINANCIAL PLANS: as soon as practicable and in any event no later than 30 days prior to the beginning of each Fiscal Year, a consolidated and consolidating plan and financial forecast for such Fiscal Year (the "FINANCIAL PLAN" for such Fiscal Year), including (a) forecasted consolidated and consolidating balance sheets and forecasted consolidated and consolidating statements of income and cash flows of Borrower and its Subsidiaries for such Fiscal Year, together with a PRO FORMA Compliance Certificate for such Fiscal Year and an explanation of the assumptions on which such forecasts are based, (b) forecasted consolidated and consolidating statements of income and cash flows of Borrower and its Subsidiaries for each month of such Fiscal Year, together with an explanation of the assumptions on which such forecasts are based, (c) the amount of forecasted unallocated overhead for each such Fiscal Year, and
      (d) such other information and projections as any Lender may reasonably request;

              (xiii) INSURANCE: (a) as soon as practicable and in any event by the last day of each Fiscal Year, a report in form and substance satisfactory to Administrative Agent outlining all material insurance coverage required hereunder to be maintained as of the date of such report by Borrower and its Subsidiaries and all material insurance coverage planned to be maintained by Borrower and its Subsidiaries in the immediately succeeding Fiscal Year as required hereunder and (b) as soon as practicable after any material change in insurance coverage maintained by Borrower and its Subsidiaries notice thereof to Administrative Agent specifying the changes and reasons therefor;

              (xiv) GOVERNING BODY: with reasonable promptness, written notice of any change in the Governing Body of Borrower;

              (xv) NEW SUBSIDIARIES: promptly upon any Person becoming a Subsidiary of Borrower, a written notice setting forth with respect to such Person (a) the date on which such Person became a Subsidiary of Borrower and (b) all of the data required to be set forth in SCHEDULE 5.1 annexed hereto with respect to all Subsidiaries of Borrower (it

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      being understood that such written notice shall be deemed to supplement
      SCHEDULE 5.1 annexed hereto for all purposes of this Agreement);

              (xvi) MARGIN DETERMINATION CERTIFICATE: commencing with the Fiscal Quarter ended December 31, 2001, together with each delivery of financial statements for each Fiscal Quarter (other than each fourth Fiscal Quarter) pursuant to subdivision (ii) above, and within 45 days of the last day of each fourth Fiscal Quarter, a Margin Determination Certificate demonstrating in reasonable detail the calculation of the Consolidated Total Leverage Ratio for the four consecutive Fiscal Quarters ending on the day of the accounting period covered by such financial statements;

              (xvii) DEPOSITS ACCOUNTS: promptly upon the opening of any Deposit Account by Borrower or any of its Subsidiaries, a written notice setting forth all of the data required to be set forth in SCHEDULE 6.11 annexed hereto with respect to such Deposit Account;

              (xviii) MATERIAL CONTRACTS; GOVERNMENT CONTRACTS OR
      INVESTIGATIONS: promptly, and in any event within ten Business Days after any Material Contract of Borrower or any of its Subsidiaries is terminated or amended in a manner that is materially adverse to Borrower or such Subsidiary, as the case may be, or any new Material Contract is entered into, or any investigation or inquiry by any Governmental Authority with respect to any Government Contract or any Loan Party, a written statement describing such event with copies of such material amendments or new contracts, and an explanation of any actions being taken with respect thereto;

              (xix) EVENTS OF DEFAULT, ETC.: promptly upon, and within five Business Days after, Borrower obtaining knowledge (a) of any condition or event that constitutes an Event of Default or Potential Event of Default, or becoming aware that any Lender has given any notice (other than to Administrative Agent) or taken any other action with respect to a claimed Event of Default or Potential Event of Default, (b) that any Person has given any notice to Borrower or any of its Subsidiaries or taken any other action with respect to a claimed default or event or condition of the type referred to in subsection 8.2, (c) of any resignation or dismissal of Borrower's independent accountant, (d) of any Change of Control or other event requiring a prepayment of principal on the Subordinated Notes or any other Subordinated Indebtedness, (e) of any individual or series of related Asset Sales, issuances of Capital Stock or receipt of Net Insurance/Condemnation Proceeds aggregating in excess of $500,000, or (f) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, an Officer's Certificate specifying the nature and period of existence of such condition, event or change, or specifying the notice given or action taken by any such Person and the nature of such claimed Event of Default, Potential Event of Default, default, event or condition, and what action Borrower has taken, is taking and proposes to take with respect thereto;

              (xx) CORPORATE MATTERS: with reasonable promptness, written notice of (1) any amendment of the articles or certificate of incorporation or by-laws or other constituent documents of Borrower or any of its Subsidiaries, (2) any change in the composition of

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      the board of directors of Borrower or any of its Subsidiaries, and (3) any
      change in the executive Officers of Borrower or any of its Subsidiaries;

              (xxi) REVISIONS OR UPDATES TO SCHEDULES: should any of the information or disclosures provided on any of the Schedules originally attached to any of the Loan Documents become outdated or incorrect in any material respect, as part of the next quarterly Officers' Certificate required pursuant to subsection 6.1(iv), such revisions or updates to such Schedules as may be necessary or appropriate to update or correct such Schedules, PROVIDED that no such revisions or updates to any Schedules shall be deemed to have amended, modified or superseded such Schedules immediately prior to the submission of such revised or updated Schedules, or to have cured any breach of warranty or representation resulting from the inaccuracy or incompleteness of any such Schedules, unless and until the Requisite Lenders in their sole and absolute discretion, shall have accepted in writing such revisions or updates to such Schedules; and

              (xxii) OTHER INFORMATION: with reasonable promptness, such other information and data with respect to Borrower or any of its Subsidiaries as from time to time may be reasonably requested by any Lender.

      6.2     EXISTENCE, ETC.

              Except as permitted under subsection 7.7, Borrower will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect its existence and all rights and franchises material to its business; PROVIDED, HOWEVER that neither Borrower nor any of its Subsidiaries shall be required to preserve any such right or franchise if the Governing Body of Borrower or such Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of Borrower or such Subsidiary, as the case may be, and that the loss thereof is not disadvantageous in any material respect to Borrower, such Subsidiary or Lenders.

      6.3     PAYMENT OF TAXES AND CLAIMS; TAX.

              A. Borrower will, and will cause each of its Subsidiaries to, pay all taxes, assessments and other governmental charges imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty accrues thereon, and all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; PROVIDED that no such charge or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (i) such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor and (ii) in the case of a charge or claim which has or may become a Lien against any of the Collateral, such proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such charge or claim.

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              B.     Borrower will not, nor will it permit any of its
Subsidiaries to, file or consent to the filing of any consolidated income tax return with any Person (other than Holdings, Borrower or any of its Subsidiaries).

      6.4 MAINTENANCE OF PROPERTIES; INSURANCE; APPLICATION OF NET INSURANCE/CONDEMNATION PROCEEDS.

              A. MAINTENANCE OF PROPERTIES. Borrower will, and will cause each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material properties used or useful in the business of Borrower and its Subsidiaries (including all Intellectual Property) and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof.

              B. INSURANCE. Borrower will maintain or cause to be maintained, with financially sound and reputable insurers, such public liability insurance, third party property damage insurance, business interruption insurance and casualty insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of Borrower and its Subsidiaries as may customarily be carried or maintained under similar circumstances by corporations of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance, to the extent companies of similar size and in similar businesses self-insure), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for corporations similarly situated in the industry. Without limiting the generality of the foregoing, Borrower will maintain or cause to be maintained (i) flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the National Flood Insurance Program, in each case in compliance with any applicable regulations of the Board of Governors of the Federal Reserve System, and (ii) replacement value casualty insurance on the Collateral under such policies of insurance, with such insurance companies, in such amounts, with such deductibles, covering such risks and having other terms and conditions as are at all times satisfactory to Administrative Agent in its commercially reasonable judgment. Each such policy of insurance shall (a) name Administrative Agent for the benefit of Lenders as an additional insured thereunder as its interests may appear and (b) in the case of each business interruption and casualty insurance policy, contain a loss payable clause or endorsement, satisfactory in form and substance to Administrative Agent, that names Administrative Agent for the benefit of Lenders as the loss payee thereunder for any covered loss in excess of $500,000 and provides for at least 30 days prior written notice to Administrative Agent of any modification or cancellation of such policy.

              C.     APPLICATION OF NET INSURANCE/CONDEMNATION PROCEEDS.

              (i) BUSINESS INTERRUPTION INSURANCE. Upon receipt by Borrower or any of its Subsidiaries of any business interruption insurance proceeds constituting Net Insurance/Condemnation Proceeds, (a) so long as no Event of Default or Potential Event of Default shall have occurred and be continuing, Borrower or such Subsidiary may retain and apply such Net Insurance/Condemnation Proceeds for working capital purposes, and (b) if an Event of Default or Potential Event of Default shall have occurred and be continuing, Borrower shall apply an amount equal to such Net

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      Insurance/Condemnation Proceeds to prepay the Loans (and/or the Revolving
      Loan Commitments shall be reduced) as provided in subsection 2.4B.

              (ii) NET INSURANCE/CONDEMNATION PROCEEDS RECEIVED BY BORROWER. Upon receipt by Borrower or any of its Subsidiaries of any Net Insurance/Condemnation Proceeds other than from business interruption insurance, (a) so long as no Event of Default or Potential Event of Default shall have occurred and be continuing, if the Net Insurance/Condemnation Proceeds are less than $500,000, Borrower shall, or shall cause one or more of its Subsidiaries to, promptly and diligently apply such Net Insurance/Condemnation Proceeds to pay or reimburse the costs of repairing, restoring or replacing the assets in respect of which such Net Insurance/Condemnation Proceeds were received or, to the extent not so applied, to prepay the Loans (and/or the Revolving Loan Commitments shall be reduced) as provided in subsection 2.4B, and (b) if an Event of Default or Potential Event of Default shall have occurred and be continuing or the Net Insurance/Condemnation Proceeds are greater than or equal to $500,000, Borrower shall apply an amount equal to such Net Insurance/Condemnation Proceeds to prepay the Loans (and/or the Revolving Loan Commitments shall be reduced) as provided in subsection 2.4B.

              (iii) NET INSURANCE/CONDEMNATION PROCEEDS RECEIVED BY ADMINISTRATIVE AGENT. Upon receipt by Administrative Agent of any Net Insurance/Condemnation Proceeds as loss payee, (a) if the aggregate amount of Net Insurance/Condemnation Proceeds received (and reasonably expected to be received) by Administrative Agent in respect of any covered loss exceeds $500,000, or if and to the extent Borrower would have been required to apply such Net Insurance/Condemnation Proceeds (if it had received them directly) to prepay the Loans and/or reduce the Revolving Loan Commitments, Administrative Agent shall, and Borrower hereby authorizes Administrative Agent to, apply such Net Insurance/Condemnation Proceeds to prepay the Loans (and/or the Revolving Loan Commitments shall be reduced) as provided in subsection 2.4B, and (b) to the extent the foregoing clause (a) does not apply, Administrative Agent shall deliver such Net Insurance/Condemnation Proceeds to Borrower, and Borrower shall, or shall cause one or more of its Subsidiaries to, promptly apply such Net Insurance/Condemnation Proceeds to the costs of repairing, restoring, or replacing the assets in respect of which such Net Insurance/Condemnation Proceeds were received; PROVIDED, HOWEVER, that if at any time Administrative Agent reasonably determines (A) that Borrower or such Subsidiary is not proceeding diligently with such repair, restoration or replacement or (B) that such repair, restoration or replacement cannot be completed with the Net Insurance/Condemnation Proceeds then held by Administrative Agent for such purpose, together with funds otherwise available to Borrower for such purpose, or that such repair, restoration or replacement cannot be completed within 180 days after the receipt by Administrative Agent of such Net Insurance/Condemnation Proceeds, Administrative Agent shall, and Borrower hereby authorizes Administrative Agent to, apply such Net Insurance/Condemnation Proceeds to prepay the Loans (and/or the Revolving Loan Commitments shall be reduced) as provided in subsection 2.4B(iii)(b).

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      6.5     INSPECTION RIGHTS; AUDITS OF INVENTORY AND ACCOUNTS RECEIVABLE;
              LENDER MEETING.

              A. INSPECTION RIGHTS. Borrower shall, and shall cause each of its Subsidiaries to, permit any authorized representatives designated by Administrative Agent to visit and inspect any of the properties of Borrower or of any of its Subsidiaries, to inspect, copy and take extracts from its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants (provided that Borrower may, if it so chooses, be present at or participate in any such discussion), all upon reasonable notice and at such reasonable times during normal business hours and as often as may reasonably be requested. Any Lender, at such Lender's sole cost and expense, may accompany Administrative Agent on such visits and inspections.

              B. AUDITS OF INVENTORY AND ACCOUNTS RECEIVABLE. Borrower shall, and shall cause each of its Subsidiaries to, permit any authorized representatives designated by Administrative Agent to conduct one audit of all Inventory and accounts receivable of Loan Parties during each twelve-month period after the Closing Date, all upon reasonable notice and at such reasonable times during normal business hours as may reasonably be requested; PROVIDED that upon the occurrence and during the continuation of an Event of Default or a Potential Event of Default, authorized representatives designated by Administrative Agent shall be permitted to conduct additional audits of all such Inventory and accounts receivable.

              C. LENDER MEETING. Borrower will, upon the request of Administrative Agent or Requisite Lenders, participate in a meeting of Administrative Agent and Lenders once during each Fiscal Year to be held at Borrower's principal offices (or at such other location as may be agreed to by Borrower and Administrative Agent) at such time as may be agreed to by Borrower and Administrative Agent.

      6.6     COMPLIANCE WITH LAWS, ETC.

              Borrower shall comply, and shall cause each of its Subsidiaries and all other Persons on or occupying any Facilities to comply, with the requirements of all applicable laws, rules, regulations and orders of any Government Authority (including all Environmental Laws), noncompliance with which could reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.

      6.7     ENVIRONMENTAL MATTERS.

              A. ENVIRONMENTAL DISCLOSURE. Borrower will deliver to Administrative Agent and Lenders:

              (i) ENVIRONMENTAL AUDITS AND REPORTS. As soon as practicable following receipt thereof, copies of all environmental audits, investigations, analyses and reports of any kind or character, whether prepared by personnel of Borrower or any of its Subsidiaries or by independent consultants, governmental authorities or any other Persons, with respect to significant environmental matters at any Facility which, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect or with respect to any Environmental Claims which, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;

              (ii) NOTICE OF CERTAIN RELEASES, REMEDIAL ACTIONS, ETC. Promptly upon the occurrence thereof, written notice describing in reasonable detail (a) any Release required to be reported to any federal, state or local governmental or regulatory agency under any applicable Environmental Laws, (b) any remedial action taken by Borrower or any other Person in response to (1) any Hazardous Materials Activities the existence of which could reasonably be expected to result in one or more Environmental Claims having, individually or in the aggregate, a Material Adverse Effect, or
      (2) any Environmental Claims that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, and (c) Borrower's discovery of any occurrence or condition on any real property adjoining or in the vicinity of any Facility that could cause such Facility or any part thereof to be subject to any material restrictions on the ownership, occupancy, transferability or use thereof under any Environmental Laws.

              (iii) WRITTEN COMMUNICATIONS REGARDING ENVIRONMENTAL CLAIMS, RELEASES, ETC. As soon as practicable following the sending or receipt thereof by Borrower or any of its Subsidiaries, a copy of any and all written communications with respect to (a) any Environmental Claims that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, (b) any Release required to be reported to any federal, state or local governmental or regulatory agency, and (c) any request for information from any governmental agency that suggests such agency is investigating whether Borrower or any of its Subsidiaries may be potentially responsible for any Hazardous Materials Activity.

              (iv) NOTICE OF CERTAIN PROPOSED ACTIONS HAVING ENVIRONMENTAL IMPACT. Prompt written notice describing in reasonable detail (a) any proposed acquisition of stock, assets, or property by Borrower or any of its Subsidiaries that could reasonably be expected to (1) expose Borrower or any of its Subsidiaries to, or result in, Environmental Claims that could reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect or (2) affect the ability of Borrower or any of its Subsidiaries to maintain in full force and effect all material Governmental Authorizations required under any Environmental Laws for their respective operations and (b) any proposed action to be taken by Borrower or any of its Subsidiaries to modify current operations in a manner that could reasonably be expected to subject Borrower or any of its Subsidiaries to any material additional obligations or requirements under any Environmental Laws.

              B. BORROWER'S ACTIONS REGARDING HAZARDOUS MATERIALS ACTIVITIES, ENVIRONMENTAL CLAIMS AND VIOLATIONS OF ENVIRONMENTAL LAWS.

              (i) REMEDIAL ACTIONS RELATING TO HAZARDOUS MATERIALS ACTIVITIES. Borrower shall, in compliance with all applicable Environmental Laws, promptly undertake, and shall cause each of its Subsidiaries promptly to undertake, any and all investigations, studies, sampling, testing, abatement, cleanup, removal, remediation or other response actions necessary to remove, remediate, clean up or abate any Hazardous Materials Activity on, under or about any Facility that is in violation of any Environmental Laws or that presents a material risk of giving rise to an Environmental Claim. In the event Borrower or any of its Subsidiaries undertakes any such action with respect to any Hazardous Materials, Borrower or such Subsidiary shall conduct and complete such action in compliance with all applicable Environmental Laws and in accordance with the policies, orders and directives of all federal, state and local governmental authorities except when, and only to the extent that, Borrower's or such Subsidiary's liability with respect to such Hazardous Materials Activity is being diligently contested in good faith and by appropriate proceedings by Borrower or such Subsidiary.

              (ii) ACTIONS WITH RESPECT TO ENVIRONMENTAL CLAIMS AND VIOLATIONS OF ENVIRONMENTAL LAWS. Borrower shall promptly take, and shall cause each of its Subsidiaries promptly to take, any and all actions necessary to (i) cure any violation of applicable Environmental Laws by Borrower or its Subsidiaries and (ii) make an appropriate response to any Environmental Claim against Borrower or any of its Subsidiaries and discharge any obligations it may have to any Person thereunder where failure to do so could reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.

              C. ENVIRONMENTAL INVESTIGATIONS. Company agrees that Administrative Agent may, from time to time and in its reasonable discretion,
(i) retain, at Borrower's expense, an independent professional consultant to review any environmental audits, investigations, analyses and reports relating to Hazardous Materials prepared by or for Borrower and (ii) in the event (a) Administrative Agent reasonably believes that Borrower has breached any representation, warranty or covenant contained in subsection 5.6, 5.13, 6.6, 6.7 or that there has been a material violation of Environmental Laws at any Facility or by Borrower or any of its Subsidiaries at any other location or (b) an Event of Default has occurred and is continuing, conduct its own investigation of any Facility; PROVIDED that, in the case of any Facility no longer owned, leased, operated or used by Borrower or any of its Subsidiaries, Borrower shall only be obligated to use its best efforts to obtain permission for Administrative Agent's professional consultant to conduct an investigation of such Facility. For purposes of conducting such a review and/or investigation, Borrower hereby grants to Administrative Agent and its Administrative Agents, employees, consultants and contractors the right, upon not less than two Business Days' prior written notice, to enter into or onto any Facilities currently owned, leased, operated or used by Borrower or any of its Subsidiaries and to perform such tests on such property (including taking samples of soil, groundwater and suspected asbestos-containing materials) as are reasonably necessary in connection therewith. Any such investigation of any Facility shall be conducted, unless otherwise agreed to by Borrower and Administrative Agent, during normal business hours and, to the extent reasonably practicable, shall be conducted so as not to interfere with the ongoing operations at such Facility or to cause any damage or loss to any property at such Facility. Borrower and Administrative Agent hereby acknowledge and agree that any report of any investigation conducted at the request of Administrative Agent pursuant to this subsection 6.7C will be obtained and shall be used by Administrative Agent and Lenders for the purposes of Lenders' internal credit decisions, to monitor and police the Loans and to protect Lenders' security interests, if any, created by the Loan Documents. Administrative Agent agrees to deliver a copy of any such report to Borrower with the understanding that Borrower acknowledges and agrees that (x) it will indemnify and hold harmless Administrative Agent and each Lender from any costs, losses or liabilities relating to Borrower's use of or reliance on such report, (y) neither Administrative Agent nor any Lender makes any representation or warranty with respect to such report, and (z) by delivering such report to Borrower, neither Administrative Agent nor any Lender is requiring or recommending the implementation of any suggestions or recommendations contained in such report.

      6.8 EXECUTION OF SUBSIDIARY GUARANTY AND PERSONAL PROPERTY COLLATERAL DOCUMENTS AFTER THE CLOSING DATE.

              A. EXECUTION OF SUBSIDIARY GUARANTY AND PERSONAL PROPERTY COLLATERAL DOCUMENTS. If any Person organized under the laws of the United States or any State thereof or the District of Columbia becomes a domestic Subsidiary of Borrower after the date hereof, Borrower will promptly notify Administrative Agent of that fact and cause such domestic Subsidiary to execute and deliver to Administrative Agent a counterpart of the Subsidiary Guaranty and Security Agreement and to take all such further actions and execute all such further documents and instruments (including actions, documents and instruments comparable to those described in subsection 4.1M) as may be necessary or, in the opinion of Administrative Agent, desirable to create in favor of Administrative Agent, for the benefit of Lenders, a valid and perfected First Priority Lien (except for Liens permitted by subsection 7.2A) on all of the personal and mixed property assets of such domestic Subsidiary described in the applicable forms of Collateral Documents.

              B. FOREIGN SUBSIDIARIES. If any Person becomes a foreign Subsidiary of Borrower or any Subsidiary after the date hereof, Borrower will promptly notify Administrative Agent of that fact and, if such Subsidiary is directly or indirectly owned by Borrower or a domestic Subsidiary, cause such Subsidiary and the owner of such Subsidiary to execute and deliver to Administrative Agent such documents and instruments and take such further actions (including actions, documents and instruments comparable to those described in subsection 4.1M) as may be necessary, or in the reasonable opinion of Administrative Agent, desirable to create in favor of Administrative Agent, for the benefit of Lenders, a valid and perfected First Priority Lien on 65% of the voting Capital Stock and all of the non-voting Capital Stock of such foreign Subsidiary.

              C. SUBSIDIARY ORGANIZATIONAL DOCUMENTS, LEGAL OPINIONS, ETC. Borrower shall deliver to Administrative Agent, together with such Loan Documents, (i) certified copies of such Subsidiary's Organizational Documents, together with, if such Subsidiary is a domestic Subsidiary, a good standing certificate from the Secretary of State of the jurisdiction of its organization and each other state in which such Person is qualified to do business and, to the extent generally available, a certificate or other evidence of good standing as to payment of any applicable franchise or similar taxes from the appropriate taxing authority of each of such jurisdictions, each to be dated a recent date prior to their delivery to Administrative Agent, (ii) a certificate executed by the secretary or similar Officer of such Subsidiary as to (a) the fact that the attached resolutions of the Governing Body of such Subsidiary approving and authorizing the execution, delivery and performance of such Loan Documents are in full force and effect and have not been modified or amended and (b) the incumbency and signatures of the Officers of such Subsidiary executing such Loan Documents, and
(iii) a favorable opinion of counsel to such Subsidiary addressed to Administrative Agent and Lenders, in form and substance satisfactory to Administrative Agent and its counsel, as to (a) the due organization and good standing of such Subsidiary, (b) the due authorization, execution and delivery by such Subsidiary of such Loan Documents, (c) the enforceability of such Loan Documents against such Subsidiary and (d) such other matters (including matters relating to the creation and perfection of Liens in any Collateral pursuant to such Loan Documents) as Administrative Agent may reasonably request, all of the foregoing to be satisfactory in form and substance to Administrative Agent and its counsel.

              6.9    MATTERS RELATING TO ADDITIONAL REAL PROPERTY COLLATERAL.

              A. ADDITIONAL MORTGAGES, ETC. From and after the Closing Date, if (i) Borrower or any Subsidiary Guarantor acquires any fee interest in real property or any Material Leasehold Property or (ii) at the time any Person becomes a Subsidiary Guarantor, such Person owns or holds any fee interest in real property or any Material Leasehold Property, in either case excluding any such Real Property Asset the encumbrancing of which requires the consent of any applicable lessor or then-existing senior lienholder, where Borrower and its Subsidiaries have attempted in good faith, but are unable, to obtain such lessor's or senior lienholder's consent after use of their best efforts (any such non-excluded Real Property Asset described in the foregoing clause (i) or
(ii) being an "ADDITIONAL MORTGAGED PROPERTY"), Borrower or such Subsidiary Guarantor shall deliver to Administrative Agent, as soon as practicable after such Person acquires such Additional Mortgaged Property or becomes a Subsidiary Guarantor, as the case may be, a fully executed and notarized Mortgage (an "ADDITIONAL MORTGAGE"), in proper form for recording in all appropriate places in all applicable jurisdictions, encumbering the interest of such Loan Party in such Additional Mortgaged Property; and the following.

              (i) OPINIONS OF LOCAL COUNSEL. An opinion of counsel (which counsel shall be reasonably satisfactory to Administrative Agent) in each state in which an Additional Mortgaged Property is located with respect to the enforceability of the form(s) of Additional Mortgages to be recorded in such state and such other matters as Administrative Agent may reasonably request, in each case in form and substance reasonably satisfactory to Administrative Agent;

              (ii) LANDLORD CONSENTS AND ESTOPPELS; RECORDED LEASEHOLD INTERESTS. In the case of each Additional Mortgaged Property consisting of a Leasehold Property, (a) a Landlord Consent and Estoppel with respect thereto and (b) evidence that such Leasehold Property is a Recorded Leasehold Interest;

              (iii) TITLE INSURANCE. (a) form 1970 ALTA extended coverage mortgagee title insurance policies or unconditional commitments therefor (the "ADDITIONAL MORTGAGE POLICIES") issued by the Title Company with respect to the Additional Mortgaged Properties, in amounts not less than the respective amounts designated therein with respect to any particular Additional Mortgaged Properties, insuring fee simple title to, or a valid leasehold interest in, each such Additional Mortgaged Property vested in such Loan Party and assuring Administrative Agent that the applicable Additional Mortgages create valid and enforceable First Priority mortgage Liens on the respective Additional Mortgaged Properties encumbered thereby, which Additional Mortgage Policies (1) shall include the following endorsements to the extent available in the states where the Additional Mortgaged Properties are located: comprehensive, mechanics' lien, variable rate, street address, separate tax lot, survey, contiguity, zoning (ALTA 3.1), street access, usury, subdivision map act, revolving credit, tie-in, creditors' rights, doing business, first loss and last dollar and any other matters reasonably requested by Administrative Agent and (2) shall provide for affirmative insurance and such reinsurance as Administrative Agent may reasonably request, all of the foregoing in form and substance reasonably satisfactory to Administrative Agent; and (b) evidence satisfactory to Administrative Agent that such Loan Party has (i) delivered to the Title Company all certificates and affidavits required by the Title Company in connection with the issuance of the Additional Mortgage Policies and (ii) paid to the Title Company or to the appropriate governmental authorities all expenses and premiums of the Title Company in connection with the issuance of the Additional Mortgage Policies and all recording and stamp taxes (including mortgage recording and intangible taxes) payable in connection with recording the Additional Mortgages in the appropriate real estate records;

              (iv) TITLE REPORTS. With respect to each Additional Mortgaged Property, a title report issued by the Title Company with respect thereto, dated not more than 30 days prior to the Closing Date and satisfactory in form and substance to Administrative Agent;

              (v) COPIES OF DOCUMENTS RELATING TO TITLE EXCEPTIONS. Copies of all recorded documents listed as exceptions to title or otherwise referred to in the Additional Mortgage Policies or in the title reports delivered pursuant to subsection 6.9A(iv);

              (vi) SURVEYS. A current as-built survey for each of the Additional Mortgaged Properties prepared by a surveyor licensed or registered in the state where such Additional Mortgaged Property is located, which surveys must contain a certification from the surveyor in the form of EXHIBIT XIX attached hereto, which surveys must be sufficient to delete any standard printed survey exception contained in the applicable Title Policy and otherwise be in form and substance satisfactory to Administrative Agent; and

              (vii) MATTERS RELATING TO FLOOD HAZARD PROPERTIES. (a) Evidence, which may be in the form of a letter from an insurance broker or a municipal engineer, as to whether (1) any Additional Mortgaged Property is a Flood Hazard Property and (2) the community in which any such Flood Hazard Property is located is participating in the National Flood Insurance Program, (b) if there are any such Flood Hazard Properties, such Loan Party's written acknowledgement of receipt of written notification from Administrative Agent (1) as to the existence of each such Flood Hazard Property and (2) as to whether the community in which each such Flood Hazard Property is located is participating in the National Flood Insurance Program, and (c) if any such Flood Hazard Property is located in a community that participates in the National Flood Insurance

      Program, evidence that Borrower has obtained flood insurance in respect of such Flood Hazard Property to the extent required under the applicable regulations of the Board of Governors of the Federal Reserve System.

              B. REAL ESTATE APPRAISALS. Borrower shall, and shall cause each of its Subsidiaries to, permit an independent real estate appraiser satisfactory to Administrative Agent, upon reasonable notice, to visit and inspect any Additional Mortgaged Property for the purpose of preparing an appraisal of such Additional Mortgaged Property satisfying the requirements of any applicable laws and regulations (in each case to the extent required under such laws and regulations as determined by Administrative Agent in its discretion).

              C. CONFORMING LEASEHOLD INTERESTS. If Borrower or any of its Subsidiaries acquires any Material Leasehold Property, Borrower shall use its commercially reasonable efforts to, or shall use its commercially reasonable efforts to cause such Subsidiary to, cause such Material Leasehold Property to be a Conforming Leasehold Interest.

              D. POST-CLOSING DATE COLLATERAL ACCESS AGREEMENTS. On or before the date that is 60 days after the Closing Date, Borrower shall use its best efforts to obtain a Collateral Access Agreement from each of the landlords at the Real Property Assets described on Schedule 6.9D attached hereto, provided, however, Borrower shall not be required to make any additional payments to such landlords other than reasonable and customary processing fees and reimbursement of attorneys' fees, costs and expenses (the "POST-CLOSING DATE COLLATERAL ACCESS PROPERTIES").

      6.10    INTEREST RATE PROTECTION.

              At all times after the date that is 90 days after the Closing Date, Borrower shall maintain in effect one or more Interest Rate Agreements with respect to the Term Loans, each such Interest Rate Agreement to be for a term of at least 3 years and in form and substance reasonably satisfactory to Administrative Agent, which Interest Rate Agreements shall effectively limit that component of the interest costs to Borrower in respect of a LIBOR Loan that is based upon the rate obtained pursuant to clause (i) of the definition of Adjusted LIBOR with respect to an aggregate notional principal amount of not less than 50% of the aggregate principal amount of the Term Loans outstanding from time to time (based on the assumption that such notional principal amount was a LIBOR Loan with an Interest Period of three months) to a rate equal to not more than 12.0% per annum.

      6.11    DEPOSIT ACCOUNTS AND CASH MANAGEMENT SYSTEMS.

              Borrower shall, and shall cause each of its Subsidiaries to, use and maintain its Deposit Accounts and cash management systems in a manner reasonably satisfactory to Administrative Agent. Information regarding these Deposit Accounts, including (a) the name and address of the financial institutions maintaining the Deposit Accounts, and (b) the Deposit Account numbers, shall be set forth on SCHEDULE 6.11 annexed hereto. Borrower shall not permit any of such Deposit Accounts at any time to have a principal balance in excess of $250,000 unless Borrower or such Subsidiary, as the case may be, has
(i) delivered to

Administrative Agent an agreement, satisfactory in form and substance to Administrative Agent and executed by the financial institution at which such Deposit Account is maintained, pursuant to which such financial institution confirms and acknowledges Administrative Agent's security interest in, and sole dominion and control over, such Deposit Account and waives its rights to set-off with respect to amounts in such Deposit Account and (ii) taken all other steps necessary or, in the opinion of Administrative Agent, desirable to ensure that Administrative Agent will have sole dominion and control over such Deposit Account at all times while such agreement is in effect; PROVIDED that if Borrower or such Subsidiary is unable to obtain such agreement from such financial institution Borrower shall, or shall cause such Subsidiary to, within 30 days after receiving a written request by Administrative Agent to do so, transfer all amounts in the applicable Deposit Account to a Deposit Account maintained at a financial institution from which Borrower or such Subsidiary has obtained such an agreement. Borrower shall not permit the aggregate amount on deposit in all Deposit Accounts of Borrower and of its Subsidiaries (other than Deposit Accounts maintained with Administrative Agent or Deposit Accounts for which a deposit account control agreement described above has been executed and delivered) at any time to exceed $500,000.

      6.12    ASSIGNMENT OF CLAIMS ACT.

      Borrower shall, and shall cause each applicable Subsidiary to, execute any documents or instruments and take such steps or actions reasonably required by Administrative Agent so that all monies due or to become due under any Government Contract will be assigned to Administrative Agent, for the benefit of itself and Lenders, and notice given thereof in accordance with the requirements of the Assignment of Claims Act of 1940, as amended, or any other laws, rules or regulations relating to the assignment of any such contract and monies due or to become due. From and after the Closing Date, within five Business Days after Borrower enters into any Government Contract not listed on Schedule 5.8, Borrower shall deliver written to Administrative Agent written notice of such entry, together with a copy of the Government Contract (to the extent that Borrower is permitted under the terms thereof and applicable law to deliver a copy thereof), and an Instrument of Assignment, duly executed by Borrower. If and to the extent that any Government Contract is required by applicable laws to be novated, Borrower shall promptly submit all documents and information required by the applicable Government Authority in connection with such novation and thereafter use its commercially reasonable efforts to promptly cause any such Government Contract to be novated in accordance with applicable laws.

      6.13    QUALIFICATION OF BORROWER.

      On or before the date that is 180 days after the Closing Date, Borrower shall be qualified to do business and be in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing could not reasonably be expected to have a Material Adverse Effect.

      6.14    CONSENTS TO COLLATERAL ASSIGNMENTS.

      On or before the date that is 90 days after the Closing Date, Borrower shall use its commercially reasonable efforts to obtain consents to the collateral assignment of the contracts identified on part II of Schedule 5.8C, in form and substance reasonably satisfactory to Administrative Agent.

      6.15    SOLVENCY.

      Borrower shall at all times be Solvent and Borrower shall cause Borrower and its Subsidiaries, taken as a whole, to be at all times Solvent.

SECTION 7.    BORROWER'S NEGATIVE COVENANTS

              Borrower covenants and agrees that, so long as any of the Commitments hereunder shall remain in effect and until payment in full of all of the Loans and other Obligations and the cancellation or expiration of all Letters of Credit, unless Requisite Lenders shall otherwise give prior written consent, Borrower shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 7.

      7.1     INDEBTEDNESS.

              Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:

              (i) Borrower may become and remain liable with respect to the Obligations;

              (ii) Borrower and its Subsidiaries may become and remain liable with respect to Contingent Obligations permitted by subsection 7.4 and, upon any matured obligations actually arising pursuant thereto, the Indebtedness corresponding to the Contingent Obligations so extinguished;

              (iii) Borrower and its Subsidiaries may become and remain liable with respect to Indebtedness (including in respect of Capital Leases) incurred to provide all or a portion of the purchase price or cost of construction of an asset in an aggregate amount not to exceed $7,500,000 at any one time so long as (i) the principal amount of such Indebtedness when incurred shall not exceed the purchase price or the cost of construction of such asset, and (ii) no such Indebtedness shall be refinanced for a principal amount in excess of the principal balance outstanding thereon at the time of such refinancing;

              (iv) Borrower may become and remain liable with respect to unsecured Indebtedness to any of its wholly-owned domestic Subsidiaries, and any wholly-owned domestic Subsidiary of Borrower may become and remain liable with respect to unsecured Indebtedness to Borrower or any other wholly-owned domestic Subsidiary of Borrower; PROVIDED that (a) to the extent the principal amount of such Indebtedness in the aggregate is equal to or greater than $250,000, all such intercompany Indebtedness shall be evidenced by promissory notes, (b) all such intercompany Indebtedness owed by Borrower to any of its Subsidiaries shall be subordinated in right of payment to the payment in full of the Obligations pursuant to the terms of the applicable promissory notes or an intercompany subordination agreement, (c) any payment by any Subsidiary of Borrower under any guaranty of the Obligations shall result in a PRO TANTO reduction of the amount of any intercompany Indebtedness owed by such Subsidiary to Borrower or to any of its Subsidiaries for whose benefit such payment is made;

              (v) Borrower may remain liable with respect to the Subordinated Notes;

              (vi) Borrower and its Subsidiaries may remain liable with respect to Indebtedness outstanding as of the Closing Date as referenced in the financial statements delivered pursuant to subsection 4.1E (and set out more specifically in SCHEDULE 7.1 annexed hereto) and renewals, refinancings or extensions thereof in a principal amount not in excess of that outstanding as of the date of such renewal, refinancing or extensions;

              (vii) Borrower and its Subsidiaries may become and remain liable with respect to other Indebtedness in an aggregate principal amount not to exceed $500,000 at any time outstanding; and

              (viii) Borrower and its Subsidiaries may become and remain liable with respect to Indebtedness incurred in the ordinary course of business under documentary letters of credit for the purpose of goods or other merchandise (but not under standby, direct pay or other letters of credit) generally in an aggregate face amount not to exceed $500,000.

      7.2     LIENS AND RELATED MATTERS.

              A. PROHIBITION ON LIENS. Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of Borrower or any of its Subsidiaries, whether now owned or hereafter acquired, or any income or profits therefrom or proceeds thereof, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income or profits or proceeds under the UCC or under any similar recording or notice statute, except:

              (i)    Permitted Encumbrances;

              (ii)   Liens granted pursuant to the Collateral Documents;

              (iii)  Liens existing on the Closing Date and set forth on
      SCHEDULE 7.2A; provided that (a) no such Lien shall at any time be extended to cover property or assets other than the property or assets subject thereto on the Closing Date and (b) the principal amount of the Indebtedness secured by such Liens shall not be extended, renewed, refunded or refinanced; and

              (iv) Other Liens on assets acquired with the proceeds of Indebtedness permitted under subsection 7.1(iii) securing such Indebtedness; provided such Liens attach concurrently with or within ten days after the acquisition thereof and only to the asset acquired with the proceeds of such Indebtedness.

              B. EQUITABLE LIEN IN FAVOR OF LENDERS. If Borrower or any of its Subsidiaries shall create or assume any Lien upon any of its properties or assets, whether now owned or hereafter acquired, other than Liens excepted by the provisions of subsection 7.2A, Borrower or its Subsidiary shall make or cause to be made effective provision whereby the Obligations will be secured by such Lien equally and ratably with any and all other Indebtedness secured thereby as long as any such Indebtedness shall be so secured which provision shall not cure any default that may have occurred and which provision shall be made without prejudice to any rights of Administrative Agent or Lenders with respect to such default; PROVIDED that, notwithstanding the foregoing, this covenant shall not be construed as a consent by Requisite Lenders to the creation or assumption of any such Lien not permitted by the provisions of subsection 7.2A.

              C. NO FURTHER NEGATIVE PLEDGES. Neither Borrower nor any of its Subsidiaries shall enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired, except (i) with respect to specific property encumbered to secure payment of particular Indebtedness or to be sold pursuant to an executed agreement with respect to an Asset Sale permitted by the terms hereof and (ii) the prohibition contained in Section 6(C) of the Subordinated Note Agreement.

              D. NO RESTRICTIONS ON SUBSIDIARY DISTRIBUTIONS TO BORROWER OR OTHER SUBSIDIARIES. Borrower will not, and will not permit any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any such Subsidiary to (i) pay dividends or make any other distributions on any of such Subsidiary's Capital Stock owned by Borrower or any other Subsidiary of Borrower, (ii) repay or prepay any Indebtedness owed by such Subsidiary to Borrower or any other Subsidiary of Borrower (except as set forth in Sections 6B and 6M of the Subordinated Note Agreement as in effect on the date hereof),
(iii) make loans or advances to Borrower or any other Subsidiary of Borrower (except as set forth in Sections 6B and 6N of the Subordinated Note Agreement as in effect on the date hereof), or (iv) transfer any of its property or assets to Borrower or any other Subsidiary of Borrower, except as provided in this Agreement (except as set forth in Section 6D of the Subordinated Note Agreement as in effect on the date hereof).

      7.3     INVESTMENTS; JOINT VENTURES.

              Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, make or own any Investment in any Person, including any Joint Venture, or acquire, by purchase or otherwise, all or substantially all the business, property or fixed assets of, or Capital Stock or other ownership interest of any Person, or any division or line of business of any Person except:

              (i) Borrower and its Subsidiaries may make and own Investments in Cash Equivalents;

              (ii) Borrower and its Subsidiaries may continue to own the Investments owned by them as of the Closing Date in any Subsidiaries of Borrower and Borrower and its wholly-owned Subsidiaries may make and own additional equity Investments in their respective wholly-owned Subsidiaries;

              (iii) Borrower and its Subsidiaries may make intercompany loans to the extent permitted under subsection 7.1(iv);

              (iv) Borrower and its Subsidiaries may make Consolidated Capital Expenditures permitted by subsection 7.8;

              (v) Borrower and its Subsidiaries may make Investments in Accounts owing to Borrower or any of its Subsidiaries or any advances to suppliers, in each case if created, acquired or made in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

              (vi) Borrower and its Subsidiaries may make Investments consisting of loans and advances to Officers, directors, employees of Borrower and its Affiliates in an aggregate amount not to exceed $100,000 at any time outstanding;

              (vii) Borrower and its Subsidiaries may make Investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

              (viii) Borrower and its Subsidiaries may make Investments permitted under subsection 7.7; and

              (ix) Borrower and its Subsidiaries may make and own other Investments in an aggregate amount not to exceed at any time $100,000.

      7.4     CONTINGENT OBLIGATIONS.

              Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create or become or remain liable with respect to any Contingent Obligation, except:

              (i) Subsidiaries of Borrower may become and remain liable with respect to Contingent Obligations in respect of the Subsidiary Guaranty;

              (ii) Borrower may become and remain liable with respect to Contingent Obligations under Hedge Agreements required under subsection
      6.10 and under other Hedge Agreements with respect to Indebtedness entered into in the ordinary course of business in order to manage existing or anticipated interest rate, exchange rate or commodity price risks and not for speculative purposes in an aggregate notional amount not to exceed at any time $1,000,000;

              (iii) Borrower and its Subsidiaries may become and remain liable with respect to Contingent Obligations in respect of customary indemnification and purchase price adjustment obligations incurred in connection with Asset Sales or other sales of assets;

              (iv) Borrower and its Subsidiaries may become and remain liable with respect to Contingent Obligations in respect of any Indebtedness of Borrower or any of its Subsidiaries permitted by subsection 7.1;

              (v) Borrower and its Subsidiaries, as applicable, may remain liable with respect to Contingent Obligations described in SCHEDULE 7.4 annexed hereto;

              (vi) Subsidiary Guarantors may become and remain liable with respect to Contingent Obligations arising under their subordinated guaranties of the Subordinated Indebtedness; and

              (vii) Borrower and its Subsidiaries may become and remain liable with respect to other Contingent Obligations; PROVIDED that the maximum aggregate liability, contingent or otherwise, of Borrower and its Subsidiaries in respect of all such Contingent Obligations shall at no time exceed $500,000.

      7.5     RESTRICTED JUNIOR PAYMENTS.

              Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, declare, order, pay, make or set apart any sum for any Restricted Junior Payment; PROVIDED that Borrower may (i) make regularly scheduled payments of scheduled cash interest in an aggregate amount not to exceed in any Fiscal Year the amount set forth on SCHEDULE 7.5, PART A attached hereto in respect of any Subordinated Notes in accordance with the terms of, and only to the extent required by, and subject to the subordination provisions contained in, the indenture or other agreement pursuant to which such Subordinated Indebtedness was issued, as such indenture or other agreement may be amended from time to time to the extent permitted under subsection 7.14B,
(ii) PIK Interest in an aggregate amount not to exceed in any Fiscal Year the amount set forth on SCHEDULE 7.5, PART B in respect of any Subordinated Notes in accordance with the terms of, and only to the extent required by, and subject to the subordination provisions contained in, the indenture or other agreement pursuant to which such Subordinated Notes was issued, as such indenture or other agreement may be amended from time to time to the extent permitted under subsection 7.14B, (iii) so long as no Event of Default or Potential Event of Default shall have occurred and be continuing or would arise as a result of such Restricted Junior Payment, Borrower may make Restricted Junior Payments to Holdings to the extent necessary to permit Holdings to make tax advance payments as provided in Section 5.3 in the Amended and Restated Limited Liability Company Agreement of Holdings, as in effect on the date hereof, or (iv) purchases of any employee stock options from employees who have terminated their employment with Borrower or a Subsidiary or of Capital Stock in Holdings at fair market value in the ordinary course of business in an aggregate amount not to exceed $750,000 in any Fiscal

Year. For the avoidance of doubt, any increase in the "Preferred Redemption Value", as such term is defined in the Amended and Restated Limited Liability Company Operating Agreement of Holdings, shall not be considered a Restricted Junior Payment.

      7.6     FINANCIAL COVENANTS.

              A. MINIMUM INTEREST COVERAGE RATIO. Borrower shall not permit the ratio of (i) Consolidated EBITDA to (ii) Consolidated Interest Expense for any four consecutive Fiscal Quarter period ending during any of the periods set forth below to be less than the correlative ratio indicated:

                                                        MINIMUM INTEREST
                     PERIOD                              COVERAGE RATIO
                     ------                              --------------
3rd Fiscal Quarter, Fiscal Year 2001                       2.00:1.00
4th Fiscal Quarter, Fiscal Year 2001                       2.00:1.00

1st Fiscal Quarter, Fiscal Year 2002                       2.00:1.00
2nd Fiscal Quarter, Fiscal Year 2002                       2.00:1.00
3rd Fiscal Quarter, Fiscal Year 2002                       2.00:1.00
4th Fiscal Quarter, Fiscal Year 2002                       2.00:1.00

1st Fiscal Quarter, Fiscal Year 2003                       2.00:1.00
2nd Fiscal Quarter, Fiscal Year 2003                       2.00:1.00
3rd Fiscal Quarter, Fiscal Year 2003                       2.15:1.00
4th Fiscal Quarter, Fiscal Year 2003                       2.25:1.00

1st Fiscal Quarter, Fiscal Year 2004                       2.25:1.00
2nd Fiscal Quarter, Fiscal Year 2004                       2.25:1.00
3rd Fiscal Quarter, Fiscal Year 2004                       2.50:1.00
4th Fiscal Quarter, Fiscal Year 2004                       2.50:1.00

1st Fiscal Quarter, Fiscal Year 2005                       2.50:1.00
2nd Fiscal Quarter, Fiscal Year 2005                       2.50:1.00
3rd Fiscal Quarter, Fiscal Year 2005                       2.50:1.00
4th Fiscal Quarter, Fiscal Year 2005                       2.50:1.00

1st Fiscal Quarter, Fiscal Year 2006                       2.50:1.00
2nd Fiscal Quarter, Fiscal Year 2006                       2.50:1.00
3rd Fiscal Quarter, Fiscal Year 2006                       2.50:1.00
4th Fiscal Quarter, Fiscal Year 2006                       2.75:1:00
and each Fiscal Quarter thereafter

              B. MINIMUM FIXED CHARGE COVERAGE RATIO. Borrower shall not permit the ratio of (i) Consolidated EBITDA minus Maintenance Capital Expenditures to (ii) Consolidated Fixed Charges for any four consecutive Fiscal Quarter period ending during any of the periods set forth below to be less than the correlative ratio indicated:

                                                         MINIMUM FIXED
                     PERIOD                          CHARGE COVERAGE RATIO
                     ------                          ---------------------

3rd Fiscal Quarter, Fiscal Year 2001                       1.15:1.00
4th Fiscal Quarter, Fiscal Year 2001                       1.15:1.00

1st Fiscal Quarter, Fiscal Year 2002                       1.15:1.00
2nd Fiscal Quarter, Fiscal Year 2002                       1.15:1.00
3rd Fiscal Quarter, Fiscal Year 2002                       1.15:1.00
4th Fiscal Quarter, Fiscal Year 2002                       1.15:1.00

1st Fiscal Quarter, Fiscal Year 2003                       1.15:1.00
2nd Fiscal Quarter, Fiscal Year 2003                       1.15:1.00
3rd Fiscal Quarter, Fiscal Year 2003                       1.15:1.00
4th Fiscal Quarter, Fiscal Year 2003                       1.15:1.00

1st Fiscal Quarter, Fiscal Year 2004                       1.20:1.00
    and each Fiscal Quarter thereafter

              C. MAXIMUM CONSOLIDATED TOTAL LEVERAGE RATIO. Borrower shall not permit the Consolidated Total Leverage Ratio as of the last day of the most recently ended Fiscal Quarter ending during any of the periods set forth below to exceed the correlative ratio indicated:

                                             MAXIMUM CONSOLIDATED TOTAL LEVERAGE
                   PERIOD                                    RATIO
                   ------                                    -----

3rd Fiscal Quarter, Fiscal Year 2001                       4.90:1.00
4th Fiscal Quarter, Fiscal Year 2001                       4.90:1.00

1st Fiscal Quarter, Fiscal Year 2002                       4.90:1.00
2nd Fiscal Quarter, Fiscal Year 2002                       4.85:1.00
3rd Fiscal Quarter, Fiscal Year 2002                       4.85:1.00
4th Fiscal Quarter, Fiscal Year 2002                       4.85:1.00

1st Fiscal Quarter, Fiscal Year 2003                       4.75:1.00
2nd Fiscal Quarter, Fiscal Year 2003                       4.70:1.00
3rd Fiscal Quarter, Fiscal Year 2003                       4.50:1.00
4th Fiscal Quarter, Fiscal Year 2003                       4.25:1.00

1st Fiscal Quarter, Fiscal Year 2004                       4.25:1.00
2nd Fiscal Quarter, Fiscal Year 2004                       4.00:1.00
3rd Fiscal Quarter, Fiscal Year 2004                       4.00:1.00
4th Fiscal Quarter, Fiscal Year 2004                       3.75:1.00

1st Fiscal Quarter, Fiscal Year 2005                       3.75:1.00
2nd Fiscal Quarter, Fiscal Year 2005                       3.50:1.00
3rd Fiscal Quarter, Fiscal Year 2005                       3.50:1.00
4th Fiscal Quarter, Fiscal Year 2005                       3.25:1.00

1st Fiscal Quarter, Fiscal Year 2006                       3.25:1.00
2nd Fiscal Quarter, Fiscal Year 2006                       3.00:1.00
3rd Fiscal Quarter, Fiscal Year 2006                       3.00:1.00
4th Fiscal Quarter, Fiscal Year 2006                       2.75:1.00

1st Fiscal Quarter, Fiscal Year 2007                       2.75:1.00
2nd Fiscal Quarter, Fiscal Year 2007                       2.75:1.00

              D. MAXIMUM CONSOLIDATED SENIOR LEVERAGE RATIO. Borrower shall not permit the Consolidated Senior Leverage Ratio as of the last day of the most recently ended Fiscal Quarter ending during any of the periods set forth below to exceed the correlative ratio indicated:

                                            MAXIMUM CONSOLIDATED SENIOR LEVERAGE
                    PERIOD                                   RATIO
                    ------                                   -----

3rd Fiscal Quarter, Fiscal Year 2001                       3.00:1.00
4th Fiscal Quarter, Fiscal Year 2001                       3.00:1.00

1st Fiscal Quarter, Fiscal Year 2002                       3.00:1.00
2nd Fiscal Quarter, Fiscal Year 2002                       3.00:1.00
3rd Fiscal Quarter, Fiscal Year 2002                       3.00:1.00
4th Fiscal Quarter, Fiscal Year 2002                       3.00:1.00

1st Fiscal Quarter, Fiscal Year 2003                       2.85:1.00
2nd Fiscal Quarter, Fiscal Year 2003                       2.80:1.00
3rd Fiscal Quarter, Fiscal Year 2003                       2.50:1.00
4th Fiscal Quarter, Fiscal Year 2003                       2.25:1.00

1st Fiscal Quarter, Fiscal Year 2004                       2.25:1.00
2nd Fiscal Quarter, Fiscal Year 2004                       2.00:1.00
3rd Fiscal Quarter, Fiscal Year 2004                       2.00:1.00
4th Fiscal Quarter, Fiscal Year 2004                       1.75:1.00

1st Fiscal Quarter, Fiscal Year 2005                       1.75:1.00
    and each Fiscal Quarter thereafter

              E. MINIMUM CONSOLIDATED EBITDA. Borrower shall not permit Consolidated EBITDA for any period set forth below to be less than the correlative amount indicated:

                   PERIOD                      MINIMUM CONSOLIDATED EBITDA
                   ------                      ---------------------------

3rd Fiscal Quarter, Fiscal Year 2001                     $36,250,000
4th Fiscal Quarter, Fiscal Year 2001                     $36,250,000

1st Fiscal Quarter, Fiscal Year 2002                     $36,250,000
2nd Fiscal Quarter, Fiscal Year 2002                     $36,250,000
3rd Fiscal Quarter, Fiscal Year 2002                     $36,250,000
4th Fiscal Quarter, Fiscal Year 2002                     $36,250,000

1st Fiscal Quarter, Fiscal Year 2003                     $36,250,000
2nd Fiscal Quarter, Fiscal Year 2003                     $38,000,000
3rd Fiscal Quarter, Fiscal Year 2003                     $38,000,000
4th Fiscal Quarter, Fiscal Year 2003                     $40,000,000

1st Fiscal Quarter, Fiscal Year 2004                     $40,000,000
2nd Fiscal Quarter, Fiscal Year 2004                     $42,500,000
3rd Fiscal Quarter, Fiscal Year 2004                     $42,500,000
4th Fiscal Quarter, Fiscal Year 2004                     $43,500,000

1st Fiscal Quarter, Fiscal Year 2005                     $43,500,000
2nd Fiscal Quarter, Fiscal Year 2005                     $45,000,000
3rd Fiscal Quarter, Fiscal Year 2005                     $45,000,000
4th Fiscal Quarter, Fiscal Year 2005                     $45,000,000

1st Fiscal Quarter, Fiscal Year 2006                     $45,000,000
2nd Fiscal Quarter, Fiscal Year 2006                     $45,000,000
3rd Fiscal Quarter, Fiscal Year 2006                     $45,000,000
4th Fiscal Quarter, Fiscal Year 2006                     $45,000,000

1st Fiscal Quarter, Fiscal Year 2007                     $45,000,000
2nd Fiscal Quarter, Fiscal Year 2007                     $45,000,000

              F. MINIMUM CONSOLIDATED NET WORTH. Borrower shall not permit Consolidated Net Worth at any time to be less than the sum of (i) 90% of Consolidated Net

Worth on the Closing Date PLUS (ii) 80% of positive Consolidated Net Income on a cumulative basis since the Closing Date.

      7.7     RESTRICTION ON FUNDAMENTAL CHANGES; ASSET SALES.

              Borrower shall not, and shall not permit any of its Subsidiaries to, alter the corporate, capital or legal structure of Borrower or any of its Subsidiaries, or enter into any transaction of merger or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or sub-lease (as lessor or sublessor), transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, property or assets (including its notes or receivables and Capital Stock of a Subsidiary, whether newly issued or outstanding), whether now owned or hereafter acquired, or acquire by purchase or otherwise all or substantially all the business, property or fixed assets of, or stock or other evidence of beneficial ownership of, any Person or any division or line of business of any Person (other than purchases or other acquisitions of Inventory, materials and equipment in the ordinary course of Borrower's, or any of its Subsidiary's, business) except:

              (i) any Subsidiary of Borrower may be merged with or into Borrower or any wholly-owned Subsidiary Guarantor, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to Borrower or any wholly-owned Subsidiary Guarantor; PROVIDED that, (i) in the case of such a merger, Borrower or such wholly-owned Subsidiary Guarantor shall be the continuing or surviving Person and (ii) in the case of such a liquidation, winding up or dissolution, all of the assets of such wholly-owned Subsidiary Guarantor are transferred to Borrower or a Subsidiary Guarantor that is wholly owned, directly or indirectly, by Borrower or as otherwise expressly permitted under this Agreement;

              (ii) Borrower and its Subsidiaries may sell or otherwise dispose of assets in transactions that do not constitute Asset Sales; PROVIDED that the consideration received for such assets shall be in an amount at least equal to the fair market value thereof;

              (iii) Borrower and its Subsidiaries may dispose of obsolete, worn out or surplus property in the ordinary course of business;

              (iv) Borrower and its Subsidiaries may make Asset Sales to Persons who are not Affiliates of Borrower and its Subsidiaries of assets having a fair market value not in excess of $1,000,000 in any Fiscal Year; PROVIDED that (a) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof; (b) the sole consideration received shall be Cash; and (c) the proceeds of such Asset Sales shall be applied as required by subsection 2.4B(iii) or subsection 2.4D;

              (v) in order to resolve disputes that occur in the ordinary course of business, Borrower and its Subsidiaries may discount or otherwise compromise for less than the face value thereof, notes or accounts receivable;

              (vi) Borrower or a Subsidiary may sell or dispose of shares of Capital Stock of any of its Subsidiaries in order to qualify members of the Governing Body of the Subsidiary if required by applicable law; and

              (vii) Any Person may be merged with or into Borrower or any of its Subsidiaries if the acquisition of the Capital Stock of such Person by Borrower or such Subsidiary would have been permitted pursuant to subsection 7.3(ii) and 7.8; PROVIDED that (a) in the case of Borrower, Borrower shall be the continuing or surviving Person, (b) if a Subsidiary of Borrower is not the surviving or continuing Person, the surviving Person becomes a Subsidiary of Borrower and complies with the provisions of subsection 6.8 and 6.9 and (c) no Potential Event of Default or Event of Default shall have occurred or be continuing after giving effect thereto.

      7.8     CONSOLIDATED CAPITAL EXPENDITURES.

              Borrower shall not, and shall not permit its Subsidiaries to, make or incur Consolidated Capital Expenditures in an aggregate amount to exceed $21,000,000 (and in any calendar year, in an aggregate amount in excess of $7,500,000) prior to the date that the Loans are indefeasibly paid in full. Upon Administrative Agent's prior written request, Borrower shall provide any information reasonably requested by Administrative Agent regarding any such material capital expenditure.

      7.9     SALE OR DISCOUNT OF RECEIVABLES.

              Except as otherwise permitted in subsection 7.7(v), Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, sell with recourse, or discount or otherwise sell for less than the face value thereof, any of its notes or accounts receivable.

      7.10    TRANSACTIONS WITH SHAREHOLDERS AND AFFILIATES.

      A. Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any holder of 5% or more of any class of equity Securities of Borrower or with any Affiliate of Borrower or of any such holder, on terms that are less favorable to Borrower or that Subsidiary, as the case may be, than those that might be obtained at the time from Persons who are not such a holder or Affiliate; PROVIDED that the foregoing restriction shall not apply to (i) any transaction between Borrower and any of its wholly-owned domestic Subsidiaries that are Subsidiary Guarantors or between any of its wholly-owned domestic Subsidiaries that are Subsidiary Guarantors, (ii) reasonable and customary fees paid to members of the Governing Bodies of Borrower and its Subsidiaries, (iii) so long as no Potential Event of Default or Event of Default shall have occurred and be continuing or would arise as a result thereof, a monitoring fee paid by Borrower to Affiliates of

Veritas in an aggregate amount not to exceed $300,000 per year, (iv) payments made to Parent pursuant to Sections 2.5. 5.14(b) and 9.3 of the Combination Agreement and as otherwise provided in subsection 7.10B, or (v) payments made to Parent and certain Affiliates of Parent pursuant to the Ancillary Agreements (as such term is defined in the Combination Agreement).

      B. If any payments on account of Excluded A/R are received by Borrower, Borrower shall be permitted to make a payment to Parent in an amount up to the amount so received, in satisfaction of Borrower's obligations under
Section 5.14 of the Combination Agreement. All amounts received by Borrower on account of Excluded A/R shall not be applied against any of the Obligations and Borrower shall be permitted to make such payments to Parent notwithstanding the occurrence of an Event of Default or Potential Default and notwithstanding any covenant or agreement in any of the Loan Documents that might otherwise prevent, condition or limit such payments.

      7.11    SALES AND LEASE-BACKS

              Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease, whether an Operating Lease or a Capital Lease, of any property (whether real, personal or mixed), whether now owned or hereafter acquired in an aggregate amount in excess of $500,000, (i) that Borrower or any of its Subsidiaries has sold or transferred or is to sell or transfer to any other Person (other than Borrower or any of its Subsidiaries) or (ii) that Borrower or any of its Subsidiaries intends to use for substantially the same purpose as any other property that has been or is to be sold or transferred by Borrower or any of its Subsidiaries to any Person (other than Borrower or any of its Subsidiaries) in connection with such lease; PROVIDED that Borrower and its Subsidiaries may become and remain liable as lessee, guarantor or other surety with respect to any such lease if and to the extent that Borrower or any of its Subsidiaries would be permitted to enter into, and remain liable under, such lease to the extent that the transaction would be permitted under clauses (iii) and (vii) of subsection 7.1, assuming the sale and lease back transaction constituted Indebtedness in a principal amount equal to the gross proceeds of the sale.

      7.12    DISPOSAL OF SUBSIDIARY STOCK.

              Except for any sale of 100% of the Capital Stock of any of its Subsidiaries in compliance with the provisions of clauses (i), (iv), (vi) and
(vii) of subsection 7.7, Borrower shall not:

      (i) directly or indirectly sell, assign, pledge or otherwise encumber or dispose of any shares of Capital Stock of any of its Subsidiaries, except to qualify directors if required by applicable law; or

      (ii) permit any of its Subsidiaries directly or indirectly to sell, assign, pledge or otherwise encumber or dispose of any shares of Capital Stock of any of its Subsidiaries

      (including such Subsidiary), except to Borrower, another wholly-owned domestic Subsidiary of Borrower, or to qualify directors if required by applicable law.

      7.13    CONDUCT OF BUSINESS.

              From and after the Closing Date, Borrower shall not, and shall not permit any of its Subsidiaries to, engage in any business other than (i) the businesses engaged in by Borrower and its Subsidiaries on the Closing Date and similar or related businesses and (ii) such other lines of business as may be consented to by Requisite Lenders.

      7.14 AMENDMENTS OR WAIVERS OF CERTAIN AGREEMENTS; AMENDMENTS OF DOCUMENTS RELATING TO SUBORDINATED INDEBTEDNESS.

              A. AMENDMENTS OR WAIVERS OF CERTAIN AGREEMENTS. Neither Borrower nor any of its Subsidiaries will agree to any material amendment to, or waive any of its material rights under, the Related Agreements or any other agreement executed in connection therewith after the Closing Date without in each case obtaining the prior written consent of Requisite Lenders to such amendment or waiver.

              B. AMENDMENTS OF DOCUMENTS RELATING TO SUBORDINATED INDEBTEDNESS. Borrower shall not, and shall not permit any of its Subsidiaries to, amend or otherwise change the terms of any Subordinated Indebtedness, or make any payment consistent with an amendment thereof or change thereto, if the effect of such amendment or change is to increase the interest rate on such Subordinated Indebtedness, change (to earlier dates) any dates upon which payments of principal or interest are due thereon, change any event of default or condition to an event of default with respect thereto (other than to eliminate any such event of default or increase any grace period related thereto), change the redemption, prepayment or defeasance provisions thereof, change the subordination provisions thereof (or of any guaranty thereof), or change any collateral therefor (other than to release such collateral), or if the effect of such amendment or change, together with all other amendments or changes made, is to increase materially the obligations of the obligor thereunder or to confer any additional rights on the holders of such Subordinated Indebtedness (or a trustee or other representative on their behalf) which would be adverse to Borrower or Lenders.

      7.15    FISCAL YEAR; TAX ELECTION.

              Borrower shall not change its Fiscal Year-end from December 31 unless Administrative Agent and Borrower have agreed to such amendments to the computation of any financial ratio or requirement set forth in any Loan Document that would be affected by such change in Fiscal Year-end that are necessary to preserve the original intent of such financial ratios and requirements (subject to the approval of Requisite Lenders); provided, however, that Borrower shall have the one-time right prior to the date that the Loans are indefeasibly paid in full to change its Fiscal Year-end to the last day of a calendar quarter without the consent of Administrative Agent and without the need for agreement to any such amendments. Borrower shall not make an election to be characterized as a corporation for U.S. federal income tax purposes.

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SECTION 8.    EVENTS OF DEFAULT

              If any of the following conditions or events ("EVENTS OF DEFAULT") shall occur:

      8.1     FAILURE TO MAKE PAYMENTS WHEN DUE.

              Failure by Borrower to pay any installment of principal of any Loan when due, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise; failure by Borrower to pay when due any amount payable to an Issuing Lender in reimbursement of any drawing under a Letter of Credit; or failure by Borrower to pay any interest on any Loan or any fee or any other amount due under this Agreement within three Business Days after the date due; or

      8.2     DEFAULT IN OTHER INDEBTEDNESS.

              (i) Failure of Holdings, Borrower or any of its Subsidiaries to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness (other than Indebtedness referred to in subsection 8.1) or Contingent Obligations with an aggregate principal amount of $250,000 or more, in each case beyond the end of any grace period provided therefor (not to exceed 30 days); or

              (ii) breach or default by Holdings, Borrower or any of its Subsidiaries with respect to any other material term of (a) one or more items of Indebtedness or Contingent Obligations in the individual or aggregate principal amount referred to in clause (i) above or (b) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness or Contingent Obligation(s), if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness or Contingent Obligation(s) (or a trustee on behalf of such holder or holders) to cause, that Indebtedness or Contingent Obligation(s) to become or be declared due and payable prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be (upon the giving or receiving of notice, lapse of time, both, or otherwise); or

      8.3     BREACH OF CERTAIN COVENANTS.

              Failure of Borrower to perform or comply with any term or condition contained in subsections 2.5 or 6.1(xix) or 6.2 or Section 7 of this Agreement; or

      8.4     BREACH OF WARRANTY.

              Any representation, warranty, certification or other statement made by Holdings, Borrower or any of its Subsidiaries in any Loan Document or in any statement or certificate at any time given by Holdings, Borrower or any of its Subsidiaries in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect on the date as of which made; or

      8.5     OTHER DEFAULTS UNDER LOAN DOCUMENTS.

              Any Loan Party shall default in the performance of or compliance with any term contained in this Agreement or any of the other Loan Documents, other than any such term referred to in any other subsection of this Section 8, and such default shall not have been remedied or waived within 30 days after the earlier of (i) an Officer of Borrower or such Loan Party becoming aware of such default or (ii) receipt by Borrower and such Loan Party of notice from Administrative Agent or any Lender of such default; or

      8.6     INVOLUNTARY BANKRUPTCY; APPOINTMENT OF RECEIVER, ETC.

              (i) A court having jurisdiction in the premises shall enter a decree or order for relief in respect of Holdings, Borrower or any of its Subsidiaries in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or

              (ii) an involuntary case shall be commenced against Holdings, Borrower or any of its Subsidiaries under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Holdings, Borrower or any of its Subsidiaries, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of Holdings, Borrower or any of its Subsidiaries for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of Holdings, Borrower or any of its Subsidiaries, and any such event described in this clause (ii) shall continue for 60 days unless dismissed, bonded or discharged; or

      8.7     VOLUNTARY BANKRUPTCY; APPOINTMENT OF RECEIVER, ETC.

              (i) Holdings, Borrower or any of its Subsidiaries shall have an order for relief entered with respect to it or commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or Holdings, Borrower or any of its Subsidiaries shall make any assignment for the benefit of creditors; or

              (ii) Holdings, Borrower or any of its Subsidiaries shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the Governing Body of Holdings, Borrower or any of its Subsidiaries (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to in clause (i) above or this clause (ii); or

      8.8     JUDGMENTS AND ATTACHMENTS.

              Any money judgment, writ or warrant of attachment or similar process involving in the aggregate at any time an amount in excess of $500,000 (in a case not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against Holdings, Borrower or any of its Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of 30 days (or in any event later than five days prior to the date of any proposed sale thereunder); or

      8.9     DISSOLUTION.

              Any order, judgment or decree shall be entered against Holdings, Borrower or any of its Subsidiaries decreeing the dissolution or split up of Holdings, Borrower or that Subsidiary and such order shall remain undischarged or unstayed for a period in excess of 30 days; or

      8.10    EMPLOYEE BENEFIT PLANS.

              There shall occur one or more ERISA Events which individually or in the aggregate results in or might reasonably be expected to result in liability of Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates in excess of $5,000,000 during the term of this Agreement; or there shall exist an amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA), individually or in the aggregate for all Pension Plans (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities), which exceeds $5,000,000; or

      8.11    CHANGE IN CONTROL.

              A Change in Control shall have occurred; or

      8.12 INVALIDITY OF GUARANTIES; FAILURE OF SECURITY; REPUDIATION OF OBLIGATIONS.

              At any time after the execution and delivery thereof, (i) any Guaranty for any reason, other than the satisfaction in full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void, (ii) any Collateral Document shall cease to be in full force and effect (other than by reason of a release of Collateral thereunder in accordance with the terms hereof or thereof, the satisfaction in full of the Obligations or any other termination of such Collateral Document in accordance with the terms hereof or thereof) or shall be declared null and void, or Administrative Agent shall not have or shall cease to have a valid and perfected First Priority Lien (except for Liens permitted by subsection 7.2A) in any Collateral purported to be covered thereby, in each case for any reason other than the failure of Administrative Agent or any Lender to take any commercially reasonable action solely within its control, or (iii) any Loan Party shall contest the validity or enforceability of any Loan Document in writing or deny in writing that it has any further liability, including with respect to future advances by Lenders, under any Loan Document to which it is a party; or

      8.13    CONDUCT OF BUSINESS BY HOLDINGS.

              Holdings shall (i) engage in any business other than entering into and performing its obligations under and in accordance with the Loan Documents and Related Agreements to which it is a party or (ii) own any assets other than Borrower Membership Interests; or

      8.14    GOVERNMENT CONTRACTS AND MATERIAL CONTRACTS.

      A. (i) There shall be a material default under any material Government Contract or other Material Contract; (ii) a notice of termination shall have been issued under any material Government Contract or other Material Contract; or (iii) a cure notice issued under any material Government Contract or other Material Contract shall remain uncured beyond (x) the expiration of the time period available to Borrower or other Loan Party, as applicable, pursuant to such material Government Contract or other Material Contract and/or such cure notice (as the case may be), to cure the noticed default, or (y) the date on which the other contracting party is entitled to exercise its rights and remedies under the material Government Contract or other Material Contract as a consequence of such default; or

      B. (i) Borrower or any of its Subsidiaries is disbarred or suspended from contracting with any Governmental Authority; (ii) a notice of debarment or suspension has been issued to or received by Borrower or any of its Subsidiaries; or (iii) an investigation or inquiry by any Governmental Authority relating to any Loan Party and involving fraud, deception or willful misconduct shall have been commenced in connection with any material Government Contract or other Material Contract or any Loan Party's activities which, if adversely determined, could reasonable be expected to result in the termination of such material Government Contract or other Material Contract or, with respect to any Loan Party's activities, could reasonably be expected to have a Material Adverse Effect; or

      8.15    UNINSURED DAMAGE.

              Any uninsured damage to or losses, theft or destruction of any of the assets of Borrower or any of its Subsidiaries occurs in excess of $750,000 in the aggregate; or

      8.16    FAILURE TO CONSUMMATE THE TRANSACTIONS.

              The Transactions shall not be consummated in accordance with this Agreement and the applicable Related Agreements prior to or concurrently with the making of the initial Loans, or the Transactions shall be unwound, reversed or otherwise rescinded in whole or in part for any reason; or

      8.17    SUBORDINATED INDEBTEDNESS.

      There shall occur any default under any Subordinated Indebtedness, or there shall occur any event that requires Holdings or any of its Subsidiaries to purchase, redeem or otherwise acquire or offer to purchase, redeem or otherwise acquire all or any portion of any Subordinated Indebtedness; or Holdings or any of its Subsidiaries shall for any reasons purchase, redeem or otherwise acquire or offer to purchase, redeem or otherwise acquire, or make any other payments in respect of, all or any portion of any Subordinated Indebtedness, except to the extent expressly permitted by subsection 7.5;

THEN (i) upon the occurrence of any Event of Default described in subsection 8.6 or 8.7, each of (a) the unpaid principal amount of and accrued interest on the Loans, (b) an amount equal to the maximum amount that may at any time be drawn under all Letters of Credit then outstanding (whether or not any beneficiary under any such Letter of Credit shall have presented, or shall be entitled at such time to present, the drafts or other documents or certificates required to draw under such Letter of Credit), and (c) all other Obligations shall automatically become immediately due and payable, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by Borrower, and the obligation of each Lender to make any Loan, the obligation of Administrative Agent to issue any Letter of Credit and the right of any Lender to issue any Letter of Credit hereunder shall thereupon terminate, and (ii) upon the occurrence and during the continuation of any other Event of Default, Administrative Agent shall, upon the written request or with the written consent of Requisite Lenders, by written notice to Borrower, declare all or any portion of the amounts described in clauses (a) through (c) above to be, and the same shall forthwith become, immediately due and payable, and the obligation of each Lender to make any Loan, the obligation of Administrative Agent to issue any Letter of Credit and the right of any Lender to issue any Letter of Credit hereunder shall thereupon terminate; PROVIDED that the foregoing shall not affect in any way the obligations of Lenders under subsection 3.3C(i) or the obligations of Lenders to purchase assignments of any unpaid Swing Line Loans as provided in subsection 2.1A(iv).

              Any amounts described in clause (b) above, when received by Administrative Agent, shall be held by Administrative Agent pursuant to the terms of the Security Agreement and shall be applied as therein provided.

              Notwithstanding anything contained in the second preceding paragraph, if at any time within 60 days after an acceleration of the Loans pursuant to clause (ii) of such paragraph Borrower shall pay all arrears of interest and all payments on account of principal which shall have become due otherwise than as a result of such acceleration (with interest on principal and, to the extent permitted by law, on overdue interest, at the rates specified in this Agreement) and all Events of Default and Potential Events of Default (other than non-payment of the principal of and accrued interest on the Loans, in each case which is due and payable solely by virtue of acceleration) shall be remedied or waived pursuant to subsection 10.6, then Requisite Lenders, by written notice to Borrower, may at their option rescind and annul such acceleration and its consequences; but such action shall not affect any subsequent Event of Default or Potential Event of Default or impair any right consequent thereon. The provisions of this paragraph are intended merely to bind Lenders to a decision which may be made at the election of Requisite Lenders and are not intended, directly or indirectly, to benefit Borrower, and such provisions shall not at any time be construed so as to grant Borrower the right to require Lenders to rescind or annul any acceleration hereunder or to preclude Administrative Agent or Lenders from exercising any of the rights or remedies available to them under any of the Loan Documents, even if the conditions set forth in this paragraph are met.

SECTION 9.    ADMINISTRATIVE AGENT

      9.1     APPOINTMENT.

      A. APPOINTMENT OF ADMINISTRATIVE AGENT. CIBC is hereby appointed Administrative Agent hereunder and under the other Loan Documents and each Lender hereby authorizes Administrative Agent to act as its administrative agent in accordance with the terms of this Agreement and the other Loan Documents. Administrative Agent agrees to act upon the express conditions contained in this Agreement and the other Loan Documents, as applicable. The provisions of this
Section 9 are solely for the benefit of Administrative Agent and Lenders and no Loan Party shall have any rights as a third party beneficiary of any of the provisions thereof. In performing its functions and duties under this Agreement, Administrative Agent shall act solely as an Administrative Agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Holdings, Borrower or any of its Subsidiaries.

      B. APPOINTMENT OF SUPPLEMENTAL COLLATERAL AGENTS. It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as Administrative Agent or trustee in such jurisdiction. It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case Administrative Agent deems that by reason of any present or future law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, it may be necessary that Administrative Agent appoint an additional individual or institution as a separate trustee, co-trustee, collateral agent or collateral co-administrative agent (any such additional individual or institution being referred to herein individually as a "SUPPLEMENTAL COLLATERAL AGENT" and collectively as "SUPPLEMENTAL COLLATERAL AGENTS").

              If Administrative Agent appoints a Supplemental Collateral Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to Administrative Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Collateral Agent to the extent, and only to the extent, necessary to enable such Supplemental Collateral Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Collateral Agent shall run to and be enforceable by either Administrative Agent or such Supplemental Collateral Agent, and (ii) the provisions of this Section 9 and of subsections 10.2 and 10.3 that refer to Administrative Agent shall inure to the benefit of such Supplemental Collateral Agent and all references therein to Administrative Agent shall be deemed to be references to Administrative Agent and/or such Supplemental Collateral Agent, as the context may require.

              Should any instrument in writing from Borrower or any other Loan Party be required by any Supplemental Collateral Agent so appointed by Administrative Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, Borrower shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by Administrative Agent. In case any Supplemental Collateral Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Collateral Agent, to the extent permitted by law, shall vest in and be exercised by Administrative Agent until the appointment of a new Supplemental Collateral Agent.

      9.2     POWERS AND DUTIES; GENERAL IMMUNITY.

      A. POWERS; DUTIES SPECIFIED. Each Lender irrevocably authorizes Administrative Agent to take such action on such Lender's behalf and to exercise such powers, rights and remedies hereunder and under the other Loan Documents as are specifically delegated or granted to Administrative Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. Administrative Agent shall have only those duties and responsibilities that are expressly specified in this Agreement and the other Loan Documents. Administrative Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. Administrative Agent shall not have, by reason of this Agreement or any of the other Loan Documents, a fiduciary relationship in respect of any Lender; and nothing in this Agreement or any of the other Loan Documents, expressed or implied, is intended to or shall be so construed as to impose upon Administrative Agent any obligations in respect of this Agreement or any of the other Loan Documents except as expressly set forth herein or therein.

      B. NO RESPONSIBILITY FOR CERTAIN MATTERS. Administrative Agent shall not be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of this Agreement or any other Loan Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by Administrative Agent to Lenders or by or on behalf of Borrower to Administrative Agent or any Lender in connection with the Loan Documents and the transactions contemplated thereby or for the financial condition or business affairs of Borrower or any other Person liable for the payment of any Obligations, nor shall Administrative Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Loan Documents or as to the use of the proceeds of the Loans the use of the Letters of Credit or as to the existence or possible existence of any Event of Default or Potential Event of Default. Anything contained in this Agreement to the contrary notwithstanding, Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans or the Letter of Credit Usage or the component amounts thereof.

      C. EXCULPATORY PROVISIONS. Neither Administrative Agent nor any of its officers, directors, employees or agents shall be liable to Lenders for any action taken or omitted by Administrative Agent under or in connection with any of the Loan Documents except to the extent caused by Administrative Agent's gross negligence or willful misconduct. Administrative Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection with this Agreement or any of the other Loan Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until Administrative Agent shall have received instructions in respect thereof from Requisite Lenders (or such other Lenders as may be required to give such instructions under subsection 10.6) and, upon receipt of such instructions from Requisite Lenders (or such other Lenders, as the case may be), Administrative Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions. Without prejudice to the generality of the foregoing, (i) Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Borrower and its Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against Administrative Agent as a result of Administrative Agent acting or (where so instructed) refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of Requisite Lenders (or such other Lenders as may be required to give such instructions under subsection 10.6).

      D. ADMINISTRATIVE AGENT ENTITLED TO ACT AS LENDER. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, Administrative Agent in its individual capacity as a Lender hereunder. With respect to its participation in the Loans and the Letters of Credit, Administrative Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not performing the duties and functions delegated to it hereunder, and the term "Lender" or "Lenders" or any similar term shall, unless the context clearly otherwise indicates, include Administrative Agent in its individual capacity. Administrative Agent and its Affiliates may accept deposits from, lend money to and generally engage in any kind of banking, trust, financial advisory or other business with Borrower or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from Borrower for services in connection with this Agreement and otherwise without having to account for the same to Lenders.

      9.3 REPRESENTATIONS AND WARRANTIES; NO RESPONSIBILITY FOR APPRAISAL OF CREDITWORTHINESS.

              Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of Borrower and its Subsidiaries in connection with the making of the Loans hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of Borrower and its Subsidiaries. Administrative Agent shall not have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and Administrative Agent shall not have any

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responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.

      9.4     RIGHT TO INDEMNITY.

              Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify Administrative Agent, to the extent that Administrative Agent shall not have been reimbursed by Borrower, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against Administrative Agent in exercising its powers, rights and remedies or performing its duties hereunder or under the other Loan Documents or otherwise in its capacity as Administrative Agent in any way relating to or arising out of this Agreement or the other Loan Documents; PROVIDED that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Administrative Agent's gross negligence or willful misconduct. If any indemnity furnished to Administrative Agent for any purpose shall, in the opinion of Administrative Agent, be insufficient or become impaired, Administrative Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished.

      9.5     SUCCESSOR ADMINISTRATIVE AGENT AND SUCCESSOR SWING LINE LENDER.

      A. SUCCESSOR ADMINISTRATIVE AGENT. Administrative Agent may resign at any time by giving 30 days' prior written notice thereof to Lenders and Borrower, and Administrative Agent may be removed at any time with or without cause by an instrument or concurrent instruments in writing delivered to Borrower and Administrative Agent and signed by Requisite Lenders. Upon any such notice of resignation or any such removal, Requisite Lenders shall have the right, upon five Business Days' notice to Borrower, to appoint a successor Administrative Agent. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Administrative Agent and the retiring or removed Administrative Agent shall be discharged from its duties and obligations under this Agreement. After any retiring or removed Administrative Agent's resignation or removal hereunder as Administrative Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

      B. SUCCESSOR SWING LINE LENDER. Swing Line Lender may resign at any time by giving 30 days' prior written notice thereof to Administrative Agent, Lenders and Borrower, and Swing Line Lender may be removed at any time with or without cause by an instrument or concurrent instruments in writing delivered to Borrower and Administrative Agent and signed by Requisite Lenders. In such event
(i) Borrower shall prepay any outstanding Swing Line Loans made by the retiring or removed Swing Line Lender in its capacity as Swing Line Lender, (ii) upon such prepayment, the retiring or removed Swing Line Lender shall surrender the Swing Line Note held by it to Borrower for cancellation, and (iii) Borrower shall issue a new Swing

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Line Note to the successor Swing Line Lender substantially in the form of
EXHIBIT VIII annexed hereto, in the principal amount of the Swing Line Loan Commitment then in effect and with other appropriate insertions.

      9.6     COLLATERAL DOCUMENTS AND GUARANTIES.

              Each Lender hereby further authorizes Administrative Agent, on behalf of and for the benefit of Lenders, to enter into each Collateral Document as secured party and to be Administrative Agent for and representative of Lenders under each of the Guaranties, and each Lender agrees to be bound by the terms of each Collateral Document and each of the Guaranties; PROVIDED that Administrative Agent shall not (i) enter into or consent to any material amendment, modification, termination or waiver of any provision contained in any Collateral Document or any of the Guaranties or (ii) release any Collateral or Subsidiary Guarantor (except as otherwise expressly permitted or required pursuant to the terms of this Agreement or the applicable Collateral Document), in each case without the prior consent of Requisite Lenders (or, if required pursuant to subsection 10.6, all Lenders); PROVIDED FURTHER, HOWEVER, that, without further written consent or authorization from Lenders, Administrative Agent may execute any documents or instruments necessary to (a) release any Lien encumbering any item of Collateral that is the subject of a sale or other disposition of assets permitted by this Agreement or to which Requisite Lenders have otherwise consented, or (b) release any Subsidiary Guarantor from the Subsidiary Guaranty if all of the Capital Stock of such Subsidiary Guarantor is sold to any Person (other than an Affiliate of Borrower) pursuant to a sale or other disposition permitted hereunder or to which Requisite Lenders have otherwise consented. Anything contained in any of the Loan Documents to the contrary notwithstanding, Borrower, Administrative Agent and each Lender hereby agree that (X) no Lender shall have any right individually to realize upon any of the Collateral under any Collateral Document or to enforce any Guaranty, it being understood and agreed that all powers, rights and remedies under the Collateral Documents and the Guaranties may be exercised solely by Administrative Agent for the benefit of Lenders in accordance with the terms thereof, and (Y) in the event of a foreclosure by Administrative Agent on any of the Collateral pursuant to a public or private sale, Administrative Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and Administrative Agent, as Administrative Agent for and representative of Lenders (but not any Lender or Lenders in its or their respective individual capacities unless Requisite Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any Collateral payable by Administrative Agent at such sale.

      9.7     ADMINISTRATIVE AGENT MAY FILE PROOFS OF CLAIM.

              In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to Holdings, Borrower or any of the Subsidiaries of Holdings or Borrower, Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

              (i) to file and prove a claim for the whole amount of principal and interest owing and unpaid in respect of the Loans and any other Obligations that are owing and unpaid and to file such other papers or documents as may be necessary or advisable in order to have the claims of Lenders and Agents (including any claim for the reasonable compensation, expenses, disbursements and advances of Lenders and Agents and their agents and counsel and all other amounts due Lenders and Agents under subsections 2.3 and 10.2) allowed in such judicial proceeding; and

              (ii) to collect and receive any moneys or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Administrative Agent and, if Administrative Agent shall consent to the making of such payments directly to Lenders, to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Agents and their agents and counsel, and any other amounts due Agents under subsections 2.3 and 10.2.

              Nothing herein contained shall be deemed to authorize Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lenders or to authorize Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

SECTION 10.   MISCELLANEOUS

      10.1    ASSIGNMENTS AND PARTICIPATIONS IN LOANS AND LETTERS OF CREDIT.

      A. GENERAL. Subject to subsections 10.1B and 10.1C, each Lender shall have the right at any time to (i) sell, assign or transfer to any Eligible Assignee, or (ii) sell participations to any Person in, all or any part of its Commitments or any Loan or Loans made by it or its Letters of Credit or participations therein or any other interest herein or in any other Obligations owed to it; PROVIDED that no such sale, assignment, transfer or participation shall, without the consent of Borrower, require Borrower to file a registration statement with the Securities and Exchange Commission or apply to qualify such sale, assignment, transfer or participation under the securities laws of any state; PROVIDED, FURTHER, that no such sale, assignment or transfer described in clause (i) above shall be effective unless and until an Assignment Agreement effecting such sale, assignment or transfer shall have been accepted by Administrative Agent and recorded in the Register as provided in subsection 10.1B(ii); PROVIDED, FURTHER, that no such sale, assignment or transfer of any Letter of Credit or any participation therein may be made separately from a sale, assignment, transfer or participation of a corresponding interest in the Revolving Loan Commitment and the Revolving Loans of the Lender effecting such sale, assignment, transfer or participation; and PROVIDED, FURTHER, that, anything contained herein to the

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contrary notwithstanding, the Swing Line Loan Commitment and the Swing Line
Loans of Swing Line Lender may not be sold, assigned or transferred as described in clause (i) above to any Person other than a successor Swing Line Lender to the extent contemplated by subsection 9.5. Except as otherwise provided in this subsection 10.1, no Lender shall, as between Borrower and such Lender, be relieved of any of its obligations hereunder as a result of any sale, assignment or transfer of, or any granting of participations in, all or any part of its Commitments or the Loans, or participations therein, or the other Obligations owed to such Lender, and such Lender shall remain solely responsible for the performance of such Obligations, and Borrower shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement.

      B.      ASSIGNMENTS.

              (i) AMOUNTS AND TERMS OF ASSIGNMENTS. Each Commitment or Loan may (a) be assigned in any amount to another Lender, or to an Affiliate or Approved Fund of the assigning Lender or another Lender, with the giving of notice to Borrower and Administrative Agent or (b) be assigned in an aggregate amount of not less than $1,000,000 (or such lesser amount as shall constitute the aggregate amount of the Commitments or Loans of the assigning Lender) to any other Eligible Assignee treating any two or more Approved Funds with the same investment advisor as a single Eligible Assignee with the consent of Borrower (unless a Potential Event of Default or an Event of Default has occurred and is continuing) and Administrative Agent (which consent of Borrower and Administrative Agent shall not be unreasonably withheld or delayed); provided that each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement. To the extent of any such assignment in accordance with either clause (a) or (b) above, the assigning Lender shall be relieved of its obligations with respect to its Commitments or Loans or the portion thereof so assigned. The parties to each such assignment shall execute and deliver to Administrative Agent, for its acceptance and recording in the Register, an Assignment Agreement, together with a processing and recordation fee of $3,500 (provided that (i) no such processing and recordation fee shall be payable if the assignee is an Affiliate of the assignor or a Person under common management with the assignor, and (ii) only one such fee shall be required in connection with a simultaneous assignment to a group of Approved Funds with the same investment advisor) and such forms (including an administrative questionnaire if the Eligible Assignee is not a Lender), certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver to Administrative Agent pursuant to subsection 2.7B(iii)(a). Upon such execution, delivery, acceptance and recordation, from and after the effective date specified in such Assignment Agreement, (y) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment Agreement, shall have the rights and obligations of a Lender hereunder, and (z) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment Agreement, relinquish its rights (other than any rights which survive the termination of this Agreement under subsection 10.9B) and be released from its obligations under this Agreement (and, in the case of an Assignment Agreement covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto; PROVIDED that, anything contained in any of the Loan Documents to the contrary notwithstanding, if such Lender is the Issuing Lender with respect to any outstanding Letters of Credit such Lender shall continue to have all rights and obligations of an Issuing Lender with respect to such Letters of Credit until the cancellation or expiration of such Letters of Credit and the reimbursement of any amounts drawn thereunder). The Commitments hereunder shall be modified to reflect the Commitment of such assignee and any remaining Commitment of such assigning Lender and, if any such assignment occurs after the issuance of any Notes hereunder, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable Notes, if any, to Administrative Agent for cancellation, and thereupon new Notes shall, if so requested by the assignee and/or the assigning Lender in accordance with subsection 2.1D, be issued to the assignee and/or to the assigning Lender, substantially in the form of
      EXHIBIT V, EXHIBIT VI or EXHIBIT VII annexed hereto, as the case may be, with appropriate insertions, to reflect the new Commitments and/or outstanding Revolving Loans and/or outstanding Term Loans, as the case may be, of the assignee and/or the assigning Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection 10.1B shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection 10.1C.

              (ii) ACCEPTANCE BY ADMINISTRATIVE AGENT; RECORDATION IN REGISTER. Upon its receipt of an Assignment Agreement executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with the processing and recordation fee (if so required) referred to in subsection 10.1B(i) and any forms, certificates or other evidence with respect to United States federal income tax withholding matters that such assignee may be required to deliver to Administrative Agent pursuant to subsection 2.7B(iii)(a), Administrative Agent shall, if Administrative Agent (and if necessary, Borrower) has consented to the assignment evidenced thereby (in each case to the extent such consent is required pursuant to subsection 10.1B(i)), (a) accept such Assignment Agreement by executing a counterpart thereof as provided therein (which acceptance shall evidence any required consent of Administrative Agent to such assignment), (b) record the information contained therein in the Register, and (c) give prompt notice thereof to Borrower. Administrative Agent shall maintain a copy of each Assignment Agreement delivered to and accepted by it as provided in this subsection 10.1B(ii).

      C. PARTICIPATIONS. Any Lender may, without the consent of, or notice to, Borrower or Administrative Agent, sell participations to one or more banks or other entities (a "PARTICIPANT") in all or a portion of such Lender's rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); PROVIDED that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) Borrower, Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; PROVIDED that such agreement or instrument may provide that such Lender will not, without the consent of such Participant, agree to any amendment, modification or waiver that affects such Participant if such amendment, modification or waiver requires the unanimous written consent of all Lenders pursuant to subsection 10.6. Subject to subsection 10.1D, Borrower agrees that each Participant shall be entitled to the benefits of subsections 2.6D, 2.7, and
3.6 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection 10.1B; PROVIDED, HOWEVER, that in no event shall Borrower be obligated to make any payment with respect to such subsections which is greater than the amount that Borrower would have paid to the Lender had no such participation been sold. To the extent permitted by law, if any amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement.

      D. NO GREATER PAYMENTS TO PARTICIPANTS. A Participant shall not be entitled to receive any greater payment under subsections 2.6D, 2.7, and 3.6 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Borrower's prior written consent. A Participant that would be a Non-US Lender if it were a Lender shall not be entitled to the benefits of subsection 2.7 unless Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of Borrower, to comply with subsection 2.7B(iii) as though it were a Lender.

      E. ASSIGNMENTS TO SECURED PARTIES AND TRUSTEES. In addition to the assignments and participations permitted under the foregoing provisions of this subsection 10.1, (a) any Lender may assign and pledge all or any portion of its Loans, the other Obligations owed to such Lender, and its Notes to any creditor, including any Federal Reserve Bank, as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any operating circular issued by such Federal Reserve Bank; PROVIDED that (i) no Lender shall, as between Borrower and such Lender, be relieved of any of its obligations hereunder as a result of any such assignment and pledge and (ii) in no event shall such creditor be considered to be a "Lender" or be entitled to require the assigning Lender to take or omit to take any action hereunder, (b) any Lender which is a Fund may pledge its Notes to its trustee for the benefit of its investors.

      F. INFORMATION. Each Lender may furnish any information concerning Borrower and its Subsidiaries in the possession of that Lender from time to time to assignees and participants (including prospective assignees and participants), subject to subsection 10.19.

      G. REPRESENTATIONS OF LENDERS. Each Lender listed on the signature pages hereof hereby represents and warrants (i) that it is an Eligible Assignee described in clause (A) of the definition thereof; (ii) that it has experience and expertise in the making of loans such as the Loans; and (iii) that it will make its Loans for its own account in the ordinary course of its business and without a present view to distribution of such Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this subsection 10.1, the disposition of such Loans or any interests therein shall at all times remain within its exclusive control). Each Lender that becomes a party hereto pursuant to an Assignment Agreement shall be deemed to agree that the representations and warranties of such Lender contained in such Assignment Agreement are incorporated herein by this reference.

      10.2    EXPENSES.

              Whether or not the transactions contemplated hereby shall be consummated, Borrower agrees to pay promptly (i) all the actual and reasonable costs and expenses of preparation of the Loan Documents and any consents, amendments, waivers or other modifications thereto; (ii) all the costs of furnishing all opinions by counsel for Borrower (including any opinions requested by Lenders as to any legal matters arising hereunder) and of Borrower's performance of and compliance with all agreements and conditions on its part to be performed or complied with under this Agreement and the other Loan Documents including with respect to confirming compliance with environmental, insurance and solvency requirements; (iii) the reasonable fees, expenses and disbursements of counsel to Administrative Agent in connection with the negotiation, preparation, execution and administration of the Loan Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by Borrower; (iv) all the actual costs and reasonable expenses of creating and perfecting Liens in favor of Administrative Agent on behalf of Lenders pursuant to any Collateral Document, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, title insurance premiums, and reasonable fees, expenses and disbursements of counsel to Administrative Agent and of counsel providing any opinions that Administrative Agent or Requisite Lenders may request in respect of the Collateral Documents or the Liens created pursuant thereto; (v) all the actual costs and reasonable expenses (including the reasonable fees, expenses and disbursements of any auditors, accountants or appraisers and any environmental or other consultants, advisors and agents employed or retained by Administrative Agent or its counsel) of obtaining and reviewing any environmental audits or reports provided for as a result of its due diligence or 6.7B and any audits or reports provided for under subsection 4.1M or 6.5B with respect to Inventory and accounts receivable of Borrower and its Subsidiaries; (vi) the custody or preservation of any of the Collateral; (vii) all other actual and reasonable costs and expenses incurred by Administrative Agent in connection with the syndication of the Commitments and the negotiation, preparation and execution of the Loan Documents and any consents, amendments, waivers or other modifications thereto and the transactions contemplated thereby; and (viii) after the occurrence of an Event of Default, all costs and expenses, including reasonable attorneys' fees (including allocated costs of internal counsel) and costs of settlement, incurred by Administrative Agent and each Lender in enforcing any Obligations of or in collecting any payments due from any Loan Party hereunder or under the other Loan Documents by reason of such Event of Default (including in connection with the sale of, collection from, or other realization upon any of the Collateral or the enforcement of the

Subsidiary Guaranty) or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a "work-out" or pursuant to any insolvency or bankruptcy proceedings.

      10.3    INDEMNITY.

              In addition to the payment of expenses pursuant to subsection 10.2, whether or not the transactions contemplated hereby shall be consummated, Borrower agrees to defend (subject to Indemnitees' selection of counsel), indemnify, pay and hold harmless Administrative Agent and Lenders, and the officers, directors, employees, counsel, agents, representatives, advisors and affiliates of Administrative Agent and Lenders (collectively called the "INDEMNITEES"), from and against any and all Indemnified Liabilities (as hereinafter defined); PROVIDED that Borrower shall not have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise solely from the gross negligence or willful misconduct of that Indemnitee as determined by a final judgment of a court of competent jurisdiction.

              As used herein, "INDEMNIFIED LIABILITIES" means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, actions, judgments, suits, claims (including Environmental Claims), costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any Hazardous Materials Activity), expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (i) this Agreement or the other Loan Documents or the Related Agreements or the transactions contemplated hereby or thereby (including Lenders' agreement to make the Loans hereunder or the use or intended use of the proceeds thereof or the issuance of Letters of Credit hereunder or the use or intended use of any thereof, or any enforcement of any of the Loan Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Subsidiary Guaranty), (ii) the statements contained in the commitment letter delivered by any Lender to Borrower or Administrative Agent with respect thereto, or (iii) any Environmental Claim or any Hazardous Materials Activity relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of Borrower or any of its Subsidiaries.

              To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this subsection 10.3 may be unenforceable in whole or in part because they are violative of any law or public policy, Borrower shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.

      10.4    SET-OFF; SECURITY INTEREST IN DEPOSIT ACCOUNTS.

              In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default each Lender is hereby authorized by Borrower at any time or from time to time, without notice to Borrower or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits or other amounts held by any Lender for the credit or account of Borrower (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by that Lender to or for the credit or the account of Borrower against and on account of the obligations and liabilities of Borrower to that Lender under this Agreement, the Letters of Credit and participations therein and the other Loan Documents, including all claims of any nature or description arising out of or connected with this Agreement, the Letters of Credit and participations therein or any other Loan Document, irrespective of whether or not (i) that Lender shall have made any demand hereunder or (ii) the principal of or the interest on the Loans or any amounts in respect of the Letters of Credit or any other amounts due hereunder or under any of the other Loan Documents shall have become due and payable pursuant to Section 8 and although said obligations and liabilities, or any of them, may be contingent or unmatured. Borrower hereby further grants to Administrative Agent and each Lender a security interest in all deposits and accounts maintained with Administrative Agent or such Lender as security for the Obligations.

      10.5    RATABLE SHARING.

              Lenders hereby agree among themselves that if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Loans made and applied in accordance with the terms of this Agreement), by realization upon security, through the exercise of any right of set-off or banker's lien, by counterclaim or cross action or by the enforcement of any right under the Loan Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, amounts payable in respect of Letters of Credit, fees and other amounts then due and owing to that Lender hereunder or under the other Loan Documents (collectively, the "AGGREGATE AMOUNTS DUE" to such Lender) that is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (i) notify Administrative Agent and each other Lender of the receipt of such payment and
(ii) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them hereunder; PROVIDED that if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of Borrower or otherwise (and whether by litigation, demand, settlement or otherwise), those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest. Borrower expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker's lien, set-off or counterclaim with respect to any and all monies owing by Borrower to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder.

      10.6    AMENDMENTS AND WAIVERS.

              No amendment, modification, termination or waiver of any provision of this Agreement or of the Notes or of any of the other Loan Documents, and no consent to any departure by Borrower herefrom or therefrom, shall in any event be effective without the written concurrence of Requisite Lenders; unless otherwise provided elsewhere in this Agreement; provided that in addition:

              (a) any such amendment, modification, termination, waiver or consent which:

              (i) postpones the date or reduces the amount of any scheduled payment of principal of any of the Loans;

              (ii) postpones the date on which any interest or any fees are payable or reduces the amount of any interest or any fees payable hereunder;

              (iii) changes in any manner the definition of "Pro Rata Share", the definition of "Requisite Lenders";

              (iv) changes in any manner any provision of this Agreement which, by its terms, expressly requires the approval or concurrence of all Lenders;

              (v) releases any Lien granted in favor of Administrative Agent with respect to all or substantially all of the Collateral;

              (vi) releases all or substantially all of the Subsidiary Guarantors from their obligations under the Subsidiary Guaranty, in each case other than in accordance with the terms of the Loan Documents;

              (vii) changes in any manner the provisions contained in subsection 8.1 or this subsection 10.6; or

              (viii) releases Holdings from its obligations under the Holdings Guaranty or the Security Agreement other than in accordance with the terms of the Loan Documents;

              shall be effective only if evidenced by the written concurrence of all Lenders.

              In addition,

              (b) no amendment, modification, termination or waiver of any provision of any Note shall be effective without the written concurrence of the Lender that is the holder of that Note;

              (c) no amendment, modification, termination or waiver of any provision of subsection 2.1A(i)-2.1A(iii) or of any other provision of this Agreement relating to the Term Loan Commitments or the Revolving Loan Commitments shall increase the Commitments of any Lender over the amount thereof then in effect without the consent of Requisite Lenders and such Lender (it being understood that amendments, modifications or waivers of conditions precedent, representations and warranties, covenants or Events of Default or of a mandatory reduction in the Commitments shall not constitute an increase of the Commitment of any Lender, and that an increase in the available portion of any Commitment of any Lender shall not constitute an increase in the Commitment of such Lender);

              (d) no amendment, modification, termination or waiver of any provision of subsection 2.1A(iv) or of any other provision of this Agreement relating to the Swing Line Loan Commitment or the Swing Line Loans shall be effective without the written concurrence of Swing Line Lender; and

              (e) no amendment, modification, termination or waiver of any provision of Section 9 or of any other provision of this Agreement that, by its terms, expressly requires the approval or concurrence of Administrative Agent shall be effective without the written concurrence of Administrative Agent.

              Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of that Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on Borrower in any case shall entitle Borrower to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this subsection 10.6 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by Borrower, on Borrower. Notwithstanding anything contained herein to the contrary, as among Lenders and Administrative Agent in connection with the exercise of remedies under any of Loan Documents, the written concurrence of Requisite Lenders shall be required for Administrative Agent to execute proxy rights in the election of the board of directors of any Loan Party owning real property or to acquire any ownership interest in real property of any Loan Party.

      10.7    INDEPENDENCE OF COVENANTS.

              All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of an Event of Default or Potential Event of Default if such action is taken or condition exists.

      10.8    NOTICES; EFFECTIVENESS OF SIGNATURES.

              Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, telexed or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service, upon receipt of telefacsimile or telex, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed; PROVIDED that notices to Administrative Agent shall not be effective until received. For the purposes hereof, the address of each party hereto shall be as set forth under such party's name on the signature pages hereof or (i) as to Borrower and Administrative Agent, such other address as shall be designated by such Person in a written notice delivered to the other parties hereto and (ii) as to each other party, such other address as shall be designated by such party in a written notice delivered to Administrative Agent. A courtesy copy of any notice delivered to Borrower or any other Loan Party will be delivered to Winston & Strawn, 200 Park Avenue, New York, New York 10166,
Attention: Benjamin M. Polk, Esq., Facsimile No. (212) 294-4700 and Wachtell Lipton Rosen & Katz, 51 West 52nd Street, New York, New York 10019, Attention:
Adam O. Emmerich, Esq., Facsimile No. (212) 403-2000; provided, however, Administrative Agent and Lenders shall no liability for any failure to deliver a courtesy copy to Mr. Polk or Mr. Emmerich and any failure to deliver such notice to Mr. Polk or Mr. Emmerich shall not affect the validity or effectiveness of any notice delivered to Borrower or any other Loan Party in accordance with the terms of this Agreement.

      10.9    SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS.

              A. All representations, warranties and agreements made herein shall survive the execution and delivery of this Agreement and the making of the Loans and the issuance of the Letters of Credit hereunder.

              B. Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements of Borrower set forth in subsections 2.6D, 2.7, 3.5A, 3.6, 10.2, 10.3, 10.4, 10.17, and 10.18 and the agreements of Lenders set forth in subsections 9.2C, 9.4, 10.5 and 10.18 shall survive the payment of the Loans, the cancellation or expiration of the Letters of Credit and the reimbursement of any amounts drawn thereunder, and the termination of this Agreement.

      10.10   FAILURE OR INDULGENCE NOT WAIVER; REMEDIES CUMULATIVE.

              No failure or delay on the part of Administrative Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Loan Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. All rights and remedies existing under this Agreement and the other Loan Documents are cumulative to, and not exclusive of, any rights or remedies otherwise available.

      10.11   MARSHALLING; PAYMENTS SET ASIDE.

              Neither Administrative Agent nor any Lender shall be under any obligation to marshal any assets in favor of Borrower or any other party or against or in payment of any or all of the Obligations. To the extent that Borrower makes a payment or payments to Administrative Agent or Lenders (or to Administrative Agent for the benefit of Lenders), or Administrative Agent or Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause (whether by litigation, demand, settlement or otherwise), then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

      10.12   SEVERABILITY.

              In case any provision in or obligation under this Agreement or the Notes shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

      10.13   OBLIGATIONS SEVERAL; INDEPENDENT NATURE OF LENDERS' RIGHTS.

              The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitments of any other Lender hereunder. Nothing contained herein or in any other Loan Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders, or Lenders and Borrower, as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out of this Agreement and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

      10.14   HEADINGS.

              Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

      10.15   APPLICABLE LAW.

              THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE

OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

      10.16   SUCCESSORS AND ASSIGNS.

              The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, Affiliates of Administrative Agent and Affiliates of Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

      10.17   CONSENT TO JURISDICTION AND SERVICE OF PROCESS.

              ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY OBLIGATIONS THEREUNDER, MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, BORROWER, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY

              (I) ACCEPTS GENERALLY AND UNCONDITIONALLY THE NONEXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS;

              (II)   WAIVES ANY DEFENSE OF FORUM NON CONVENIENS;

              (III) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO BORROWER AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SUBSECTION 10.8;

              (IV) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (III) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER BORROWER IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT;

              (V) AGREES THAT LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST BORROWER IN THE COURTS OF ANY OTHER JURISDICTION; AND

              (VI) AGREES THAT THE PROVISIONS OF THIS SUBSECTION 10.17 RELATING TO JURISDICTION AND VENUE SHALL BE BINDING AND ENFORCEABLE TO THE FULLEST EXTENT PERMISSIBLE UNDER NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1402 OR OTHERWISE.

      10.18   WAIVER OF JURY TRIAL.

              EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. The scope of this waiver is intended to be all-encompassing of all disputes that may be filed in any court and that relate to the subject matter of this transaction, including contract claims, tort claims, breach of duty claims and all other common law and statutory claims. Each party hereto acknowledges that this waiver is a material inducement to enter into a business relationship, that each has already relied on this waiver in entering into this Agreement, and that each will continue to rely on this waiver in their related future dealings. Each party hereto further warrants and represents that it has reviewed this waiver with its legal counsel and that it knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SUBSECTION 10.18 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

      10.19   CONFIDENTIALITY.

              Each Lender shall hold all non-public information obtained pursuant to the requirements of this Agreement that has been identified in writing as confidential by Borrower in accordance with such Lender's customary procedures for handling confidential information of this nature and in accordance with safe and sound banking practices, it being understood and agreed by Borrower that in any event a Lender may make disclosures (a) to its and its Affiliates' directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential), (b) to the extent requested by any Government Authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this subsection 10.19, to (i) any Eligible Assignee of or participant in, or any prospective Eligible Assignee of or

Participant in, any of its rights or obligations under this Agreement or (ii) any direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty's or prospective counterparty's professional advisor) to any credit derivative transaction relating to obligations of Borrower, (g) with the consent of Borrower, (h) to the extent such information
(i) becomes publicly available other than as a result of a breach of this subsection 10.19, or (ii) becomes available to Administrative Agent or any Lender on a nonconfidential basis from a source other than Borrower, or (i) to the National Association of Insurance Commissioners or any other similar organization or any nationally recognized rating agency that requires access to information about a Lender's or its Affiliates' investment portfolio in connection with ratings issued with respect to such Lender or its Affiliates; PROVIDED that, unless specifically prohibited by applicable law or court order, each Lender shall notify Borrower of any request by any Government Authority or representative thereof (other than any such request in connection with any examination of the financial condition of such Lender by such Government Authority) for disclosure of any such non-public information prior to disclosure of such information; and PROVIDED, FURTHER, that in no event shall any Lender be obligated or required to return any materials furnished by Borrower or any of its Subsidiaries. Notwithstanding anything contained herein to the contrary, Borrower understands and agrees that Administrative Agent and each of the institutions identified as "Lead Arranger," "Co-Lead Arranger," "Documentation Agent" or "Co-Syndication Agent" on the title page to this Agreement may make customary disclosures for advertising and "league table" purposes.

      10.20   LEAD ARRANGER, BOOKRUNNER, DOCUMENTATION AGENT AND SYNDICATION
              AGENT.

              None of the institutions identified as "Lead Arranger," "Co-Lead Arranger," "Documentation Agent" or "Co-Syndication Agent" on the title page to this Agreement shall have any obligations, liabilities or duties under this Agreement other than those applicable to a Lender (but only if such institution is a Lender) as such, and no such institution shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any such institution in deciding to enter into this Agreement or in taking or not taking any action hereunder.

      10.21   COUNTERPARTS; EFFECTIVENESS.

              This Agreement and any amendments, waivers, consents or supplements hereto or in connection herewith may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by Borrower and Administrative Agent of written or telephonic notification of such execution and authorization of delivery thereof.

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                  [Remainder of page intentionally left blank]

              IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

                            BORROWER:

                            RAYTHEON AEROSPACE LLC,
                            a Delaware limited liability company

                            By: /s/ Robert B. McKeon
                                --------------------------------
                                      Authorized Signatory

                            Notice Address:
                                   Raytheon Aerospace LLC
                                   c/o The Veritas Capital Fund, L.P.
                                   660 Madison Avenue
                                   New York, New York 10021
                                   Attention: Robert B. McKeon
                                   Facsimile Number: (212) 668-9411

                            With a courtesy copy to:
                                   Winston & Strawn
                                   200 Park Avenue
                                   New York, New York 10166
                                   Attention: Benjamin M. Polk, Esq.
                                   Facsimile Number: (212) 294-4700

                                   and

                                   Wachtell Lipton Rosen and Katz
                                   51 West 52nd Street
                                   New York, New York 10019
                                   Attention: Adam O. Emmerich, Esq.
                                   Facsimile Number: (212) 403-2000

                            ADMINISTRATIVE AGENT:

                            CANADIAN IMPERIAL BANK OF COMMERCE, as
                            Administrative Agent

                            By: /s/ Dean J. Decker
                                ------------------
                                    Dean J. Decker
                                    Managing Director
                                    CIBC World Markets Corp., AS AGENT

                            Notice Address:

                            CANADIAN IMPERIAL BANK OF COMMERCE
                            425 Lexington Avenue
                            New York, New York 10017
                            Attn.: Agency Services Dept.
                            Facsimile No.: (212) 856-3763

                            With a Copy to:

                            CIBC WORLD MARKETS CORP.
                            350 South Grand Avenue, Suite 2600
                            Los Angeles, California 90071
                            Facsimile No.: (213) 617-0157

                            LEAD ARRANGER:

                            CIBC WORLD MARKETS CORP., as
                            Lead Arranger

                            By: /s/ Dean J. Decker
                                ------------------
                                    Dean J. Decker
                                    Managing Director

                            Notice Address:

                            CIBC WORLD MARKETS CORP.
                            350 South Grand Avenue, Suite 2600
                            Los Angeles, California 90071
                            Facsimile No.: (213) 617-0157

                            With a Copy to:

                            CANADIAN IMPERIAL BANK OF COMMERCE
                            425 Lexington Avenue
                            New York, New York 10017
                            Attn.: Agency Services Dept.
                            Facsimile No.: (212) 856-3763

                            LENDERS:

                            CIBC INC., as a Lender

                            By: /s/ Dean J. Decker
                                ------------------
                                    Dean J. Decker
                                    Managing Director
                                    CIBC World Markets Corp., AS AGENT

                            Notice Address:

                            CIBC INC.
                            425 Lexington Avenue
                            New York, New York 10017
                            Attn.: Agency Services Dept.
                            Facsimile No.: (212) 856-3763

                            With a Copy to:

                            CIBC WORLD MARKETS CORP.
                            350 South Grand Avenue, Suite 2600
                            Los Angeles, California 90071
                            Facsimile No.: (213) 617-0157

                            TRUSTMARK NATIONAL BANK, as a Swing Line
                            Lender

                            By: /s/ John M. Wise
                                ----------------
                            Name:   John M. Wise
                            Title:  Assistant Vice President

                            Notice Address:

                            Trustmark National Bank
                            248 East Capitol Street, 2nd Floor
                            Jackson, Mississippi 39205
                            Attention: John Wise
                            Facsimile Number: (601) 354-5030

                            HELLER FINANCIAL, INC., as Co-Syndication Agent

                            By: /s/ Casey Zmijeski
                                ------------------
                            Name:   Casey Zmijeski
                            Title:  Vice President

                            Notice Address:

                            Heller Financial, Inc.
                            622 Third Avenue
                            New York, New York 10017
                            Attention:
                            Facsimile Number: (212) 880-2960

                            GENERAL ELECTRIC CAPITAL CORPORATION,
                            as Documentation Agent

                            By: /s/ Robert A. Pierce
                                --------------------
                            Name:   Robert A. Pierce
                            Title:  Duly Authorized Signatory

                            Notice Address:

                            General Electric Capital Corporation
                            10 S. LaSalle St., Suite 2700
                            Chicago, IL 60603
                            Attention: Raytheon Aerospace Account Manager Facsimile Number: (312) 419-5992

                            CREDIT LYONNAIS NEW YORK BRANCH, as Co-
                            Syndication Agent

                            By: /s/ Michael Regan
                                -----------------
                            Name:   Michael Regan
                            Title:  Vice President

                            Notice Address:

                            Credit Lyonnais New York Branch 1301
                            Avenue of the Americas, 12th Floor
                            New York, New York 10019-6022
                            Attention:
                            Facsimile Number: (212) 261-3375

                            BANK OF TOKYO-MITSUBISHI TRUST
                            COMPANY, as Lender

                            By: /s/ Karen Brinkman
                                ------------------
                            Name:   Karen Brinkman
                            Title:  Vice President

                            Notice Address:

                            Bank of Tokyo-Mitsubishi
                            1251 Avenue of Americas
                            New York, New York 10020
                            Attention: Chris Droussitis
                            Facsimile Number: (212) 782-4981